                      [Progressive Bancshares, Inc. Letterhead]



                           SPECIAL MEETING OF SHAREHOLDERS

                              A MERGER PROPOSAL -- YOUR
                                VOTE IS VERY IMPORTANT

The Board of Directors of Progressive Bancshares, Inc. ("PBI") has unanimously approved a merger with National City Bancshares, Inc. ("NCBE"), a $2.0 billion multi-bank holding company headquartered in Evansville, Indiana.

YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF PBI, ITS SHAREHOLDERS, THE COMMUNITIES IT SERVES AND OTHER CONSTITUENCIES. THE BOARD OF DIRECTORS THEREFORE UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AGREEMENT. A VOTE OF THE NCBE SHAREHOLDERS IS NOT REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT.

PBI is calling a Special Meeting of shareholders at which you will be asked to approve the merger agreement. The affirmative vote of the holders of 66 2/3% of the outstanding shares of PBI common stock is required.

If the merger is completed, holders of PBI will receive 179.8462 shares of NCBE common stock for each share of PBI common stock. The issuance of NCBE common stock in the merger is expected to be tax-free for federal income tax purposes.

The date, time and place of the Special Meeting:

     November 27, 1998
     11:00 a.m.
     The Progressive Bank, National Association
     1999 Richmond Road, Suite 1
     Lexington, Kentucky


The attached Proxy Statement/Prospectus provides you with detailed information about the proposed merger. In addition, you may obtain other information about NCBE from documents filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

Whether or not you plan to attend the Special Meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy without indicating how you wish to vote, your proxy will count as a vote in favor of the approval and adoption of the merger agreement. If you fail to return your proxy, the effect will be a vote against approval and adoption of the merger agreement. YOUR VOTE IS VERY IMPORTANT.

ON BEHALF OF THE BOARD OF DIRECTORS OF PBI, I URGE YOU TO VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.



GEORGE D. MARTIN
Chairman of the Board of Directors

                 TO THE SHAREHOLDERS OF PROGRESSIVE BANCSHARES, INC.

                      NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                      To Be Held

                               Friday, November 27, 1998
                      The Progressive Bank, National Association
                             1999 Richmond Road, Suite 1
                                 Lexington, Kentucky

The Board of Directors of Progressive Bancshares, Inc. ("PBI") asks you to attend a Special Meeting of PBI's shareholders. The Special Meeting will be held at the offices of The Progressive Bank, National Association, 1999 Richmond Road, Suite 1, Lexington, Kentucky. At the Special Meeting, PBI's shareholders will vote on the following:

     1. PROPOSED MERGER. Shareholders will be asked to approve the Agreement and Plan of Merger dated July 14, 1998 (the "Merger Agreement"), that provides for the merger of PBI with National City Bancshares, Inc. ("NCBE"). In the merger, PBI shareholders will receive 179.8462 shares of NCBE common stock for each share of PBI common stock. The Merger Agreement is attached as Appendix A to the accompanying Proxy Statement/Prospectus; and

     2. OTHER BUSINESS. Shareholders will also consider and vote on any other matters that properly come before the Special Meeting or any adjournments or postponements.

     You are entitled to notice of and to vote at the Special Meeting (or any adjournments or postponements of it) if you were a PBI shareholder at the close of business on October 1, 1998.

                                        By Order of the Board of Directors,



                                        Ellis L. Hefner, Secretary

October 28, 1998
Lexington, Kentucky


     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     THE PROXY STATEMENT/PROSPECTUS DESCRIBES YOUR RIGHTS TO DISSENT FROM THE MERGER AND THE PROCEDURES YOU MUST FOLLOW TO EXERCISE THOSE RIGHTS.

     WE INVITE YOU TO ATTEND THE SPECIAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON, WHICH WILL REVOKE YOUR SIGNED PROXY. YOU MAY ALSO REVOKE YOUR PROXY AT ANY TIME BEFORE THE VOTING THEREOF AT THE SPECIAL MEETING.

     PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME.

                             PROGRESSIVE BANCSHARES, INC.

                         PROXY STATEMENT FOR SPECIAL MEETING
                              OF SHAREHOLDERS TO BE HELD
                                 NOVEMBER 27, 1998

                         -----------------------------------

                            NATIONAL CITY BANCSHARES, INC.

                                      PROSPECTUS
                       FOR UP TO 976,744 SHARES OF COMMON STOCK

     National City Bancshares, Inc. ("NCBE") proposes to acquire Progressive Bancshares, Inc. ("PBI") through the merger of PBI into NCBE.

     The parties cannot complete the merger unless PBI's shareholders approve the Agreement and Plan of Merger. PBI shareholders will vote on the Agreement and Plan of Merger at a Special Meeting of Shareholders of PBI on November 27, 1998. This Proxy Statement/Prospectus is being furnished to
PBI shareholders in connection with the Board of Directors of PBI's solicitation of proxies for use at the Special Meeting.

     If PBI and NCBE merge, PBI shareholders will receive 179.8462 shares of NCBE's common stock for each share of PBI common stock. This Proxy Statement/Prospectus is also a Prospectus of NCBE relating to the shares of common stock NCBE will issue in the merger.

     NCBE's common stock trades on the Nasdaq National Market Tier of the Nasdaq Stock Market under the symbol "NCBE".

     THE "RISK FACTORS" SECTION OF THIS PROXY STATEMENT/PROSPECTUS (BEGINNING ON PAGE 7) LISTS SOME OF THE FACTORS YOU SHOULD CONSIDER IN EVALUATING THE MERGER.


Neither the Securities and Exchange Commission nor any state securities regulators have approved the NCBE common stock to be issued in the merger or determined if this Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

    Proxy Statement/Prospectus dated October 28, 1998, and first mailed to shareholders on October 28, 1998.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT NCBE THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THE INCORPORATED INFORMATION IS AVAILABLE WITHOUT CHARGE TO PBI SHAREHOLDERS UPON WRITTEN OR ORAL REQUEST. REQUESTS SHOULD BE DIRECTED AS FOLLOWS:

                       NATIONAL CITY BANCSHARES, INC.
                       P.O. BOX 868
                       EVANSVILLE, INDIANA 47705-0868
                       ATTN:  STEPHEN C. BYELICK, JR.
                       PH.:  812-464-9864

TO OBTAIN TIMELY DELIVERY, PLEASE REQUEST THE INFORMATION NO LATER THAN NOVEMBER 20, 1998.

                                  TABLE OF CONTENTS

                                                                         PAGE

QUESTIONS AND ANSWERS ABOUT
     THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
     Risks Associated with Acquisitions. . . . . . . . . . . . . . . .    7
     Impact of Interest Rate Changes . . . . . . . . . . . . . . . . .    7
     Credit Risk and Loan Concentration. . . . . . . . . . . . . . . .    7
     Regulatory Risks. . . . . . . . . . . . . . . . . . . . . . . . .    8
     Exposure to Local Economic Conditions . . . . . . . . . . . . . .    8
     Competition . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
     Status of NCBE as a Bank Holding Company. . . . . . . . . . . . .    8

FORWARD-LOOKING STATEMENTS . . . . . . . . . . . . . . . . . . . . . .    9

SPECIAL MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
     Date, Time, Place and Purpose . . . . . . . . . . . . . . . . . .    9
     Record Date . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
     Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . .    9
     Voting and Revocation of Proxies. . . . . . . . . . . . . . . . .    9
     Solicitation of Proxies . . . . . . . . . . . . . . . . . . . . .   10

THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
     Background of the Merger. . . . . . . . . . . . . . . . . . . . .   11
     NCBE's Reasons for the Merger . . . . . . . . . . . . . . . . . .   11
     PBI's Reasons for the Merger. . . . . . . . . . . . . . . . . . .   11
     Fairness Opinion. . . . . . . . . . . . . . . . . . . . . . . . .   12
     Recommendation of PBI's Board of Directors. . . . . . . . . . . .   13
     Closing and Effective Time. . . . . . . . . . . . . . . . . . . .   13
     Conversion of PBI Common. . . . . . . . . . . . . . . . . . . . .   14
     Procedures for Exchange of Certificates . . . . . . . . . . . . .   14
     Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . .   15
     Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . .   15
     Representations and Warranties. . . . . . . . . . . . . . . . . .   17
     Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
     Conditions to the Merger. . . . . . . . . . . . . . . . . . . . .   19
     Termination and Waiver. . . . . . . . . . . . . . . . . . . . . .   19
     No Solicitation; Fees and Expenses. . . . . . . . . . . . . . . .   19
     Certain Federal Income Tax Consequences . . . . . . . . . . . . .   20
     Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . .   21
     Resale of NCBE Common . . . . . . . . . . . . . . . . . . . . . .   22
     Interests of Certain Persons in the Merger. . . . . . . . . . . .   23

SELECTED FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . . . . .   24

PRO FORMA CONDENSED CONSOLIDATED
     FINANCIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . .   25

COMPARATIVE STOCK PRICES AND
     DIVIDENDS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

INFORMATION CONCERNING NCBE. . . . . . . . . . . . . . . . . . . . . .   34
     Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
     Recent Developments . . . . . . . . . . . . . . . . . . . . . . .   34
     Year 2000 Issue . . . . . . . . . . . . . . . . . . . . . . . . .   36
     Security Ownership of Certain Beneficial
          Owners and Management. . . . . . . . . . . . . . . . . . . .   37

INFORMATION CONCERNING
PROGRESSIVE BANCSHARES, INC. . . . . . . . . . . . . . . . . . . . . .   38
     Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
     Selected Financial Data of PBI. . . . . . . . . . . . . . . . . .   39
     Management's Discussion and Analysis of
          Financial Condition and Results of
          Operations . . . . . . . . . . . . . . . . . . . . . . . . .   40
     Security Ownership of Certain Beneficial
          Owners and Management. . . . . . . . . . . . . . . . . . . .   53

DESCRIPTION OF NCBE CAPITAL STOCK. . . . . . . . . . . . . . . . . . .   54
     Authorized Shares . . . . . . . . . . . . . . . . . . . . . . . .   54
     NCBE Common . . . . . . . . . . . . . . . . . . . . . . . . . . .   54

     NCBE Preferred. . . . . . . . . . . . . . . . . . . . . . . . . .   54
     Certain Provisions of Articles of
          Incorporation and By-Laws. . . . . . . . . . . . . . . . . .   54
     Certain Provisions of the IBCL. . . . . . . . . . . . . . . . . .   55
     Transfer Agent. . . . . . . . . . . . . . . . . . . . . . . . . .   55

COMPARISON OF SHAREHOLDER RIGHTS . . . . . . . . . . . . . . . . . . .   55
     Classified Board of Directors . . . . . . . . . . . . . . . . . .   55
     Business Combinations Not Involving
          an Interested Shareholder. . . . . . . . . . . . . . . . . .   55
     Business Combinations Involving
          an Interested Shareholder. . . . . . . . . . . . . . . . . .   56
     Removal of Directors. . . . . . . . . . . . . . . . . . . . . . .   56
     Amendments to Articles of Incorporation . . . . . . . . . . . . .   57
     Voting Rights . . . . . . . . . . . . . . . . . . . . . . . . . .   57
     Special Meetings of Shareholders. . . . . . . . . . . . . . . . .   57
     Control Share Acquisitions. . . . . . . . . . . . . . . . . . . .   57
     Indemnification . . . . . . . . . . . . . . . . . . . . . . . . .   58
     Limitation of Liability of Directors. . . . . . . . . . . . . . .   59
     Authorization of Preferred Shares . . . . . . . . . . . . . . . .   59

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59

WHERE YOU CAN FIND MORE INFORMATION  . . . . . . . . . . . . . . . . .   60

INDEX TO PBI FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . .   F-1


APPENDIX A -
     Agreement and Plan of Merger dated as of
     July 14, 1998 between National City
     Bancshares, Inc. and Progressive
     Bancshares, Inc.. . . . . . . . . . . . . . . . . . . . . . . . .   A-1
APPENDIX B -
     Fairness Opinion of Chartwell Capital, Ltd. . . . . . . . . . . .   B-1
APPENDIX C -
     Excerpts of the Kentucky Business
     Corporation Act (Dissenters' Rights). . . . . . . . . . . . . . .   C-1

                 QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   WHAT WILL PBI SHAREHOLDERS RECEIVE IN THE MERGER?

A: In the merger, NCBE will issue 179.8462 shares of its common stock for each outstanding share of PBI common stock.

     The actual value of the shares of NCBE common stock to be issued in the merger cannot be determined at this time since it will depend on trading prices reported prior to the time the merger is closed. The last reported sales price on October 21, 1998 for NCBE common stock as reported by the Nasdaq Stock Market was $40.00. If the merger was closed on October 21, 1998, the value of 179.8462 shares of NCBE common stock would have been $7,193.85.

Q:   WHY IS PBI PROPOSING TO MERGE WITH NCBE?

A: PBI's Board has unanimously concluded that the proposed merger with NCBE is in the best interests of PBI, its shareholders, the communities it serves and other constituencies. In reaching its conclusion, the PBI Board considered the factors set forth below. To review the reasons in greater detail, see page 11.

     This conclusion is based upon a number of factors, including, but not limited to: the financial terms of the merger, the opinion of Chartwell Capital, Ltd. ("Chartwell") as to the fairness of the merger consideration, the compatibility of the operating philosophies and cultures of NCBE and PBI, the increased opportunities for the employees of PBI offered by the affiliation with a larger company, the greater liquidity for shareholders offered by a publicly traded company, general industry conditions, the current pricing available for banking transactions, and the tax consequences of the proposed transaction to PBI shareholders.

     Chartwell, PBI's financial advisor, has issued its opinion that the merger is fair to PBI's shareholders from a financial point of view.

Q:   WHAT ARE THE TAX CONSEQUENCES TO PBI SHAREHOLDERS?

A: The merger is intended to qualify as a tax-free reorganization for federal income tax purposes. No gain or loss will be recognized by PBI shareholders upon receipt of shares of NCBE common stock. To review the tax consequences in greater detail, see page 20.

Q:   WHAT DO I NEED TO DO NOW?

A: Just mail your signed proxy in the enclosed return envelope as soon as possible, so that your shares may be represented at the special PBI shareholders' meeting. The PBI Board unanimously recommends that you vote FOR approval and adoption of the merger agreement.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, NCBE will send you written instructions for exchanging your share certificates.

Q:   WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A: Neither PBI nor NCBE expects any changes in dividend policies before the merger. After the merger, the NCBE annualized dividend rate is expected to be $0.80 per share. After the merger, PBI shareholders will no longer receive the tax distributions they have received as shareholders of an "S Corporation."

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working towards completing the merger as quickly as possible. In addition to the approval of PBI shareholders, we must also obtain regulatory approvals. We hope to complete the merger by November 30, 1998.

                                       SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 60. WE HAVE INCLUDED PAGE REFERENCES IN PARENTHESES TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS PRESENTED IN THIS SUMMARY.

PARTIES TO THE MERGER

NATIONAL CITY BANCSHARES, INC.
227 MAIN STREET
EVANSVILLE, INDIANA 47708
(812) 464-9677

     National City Bancshares, Inc. is an Indiana corporation that owned, as of August 31, 1998, 15 financial institution subsidiaries. These subsidiaries provide a wide range of banking services in the tri-state area of Indiana, Kentucky and Illinois. As of June 30, 1998 (and as restated to give effect to acquisitions accounted for as poolings of interests and consummated through August 31, 1998), NCBE had total consolidated assets of $1.8 billion, total loans of $1.3 billion, total deposits of $1.4 billion and total shareholders' equity of $187.1 million.

PROGRESSIVE BANCSHARES, INC.
1999 RICHMOND ROAD, SUITE 1
LEXINGTON, KENTUCKY  40502
(606) 266-6571

     Progressive Bancshares, Inc. is a Kentucky corporation that owns The Progressive Bank, National Association. As of June 30, 1998, PBI had total consolidated assets of $143.3 million, net loans of $114.2 million, total deposits of $123.7 million, and total shareholders' equity of $11.4 million. The Bank has four banking offices with offices in Lexington, Lawrenceburg and Owingsville, Kentucky.

SPECIAL MEETING OF PBI SHAREHOLDERS

MEETING INFORMATION (See page 9).

     The Special Meeting of PBI shareholders will be held at the office of the Bank located at 1999 Richmond Road, Suite 1, Lexington, Kentucky on November 27, 1998, at 11:00 a.m., local time, to vote to approve and adopt the merger agreement. The affirmative vote of the holders of 66 2/3% of the issued and outstanding shares of PBI common stock is required to approve and adopt the merger agreement. On the record date, there were 5,431 shares of PBI common stock outstanding.

     If you owned shares of PBI common stock as of the close of business on October 1, 1998, the record date, you are entitled to vote. You will have one vote for each share you owned on the record date.

SECURITY OWNERSHIP OF MANAGEMENT

     As of the close of business on the record date, the directors and executive officers of PBI and their affiliates beneficially owned 3,895 shares of PBI common stock, or 71.7%, of all outstanding shares entitled to vote on the merger. As of the close of business on the record date, the directors and executive officers of NCBE and their affiliates did not beneficially own any shares of PBI common stock.

                                SUMMARY OF THE MERGER

     THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A TO THIS PROXY
STATEMENT/PROSPECTUS. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT, AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

OPINION OF FINANCIAL ADVISOR TO PBI (See page 12).

     Chartwell Capital Ltd. ("Chartwell"), PBI's financial advisor, has delivered to the PBI Board of Directors a written opinion dated the date of this Proxy Statement/Prospectus, to the effect that, as of such date and based upon the procedures and subject to the assumptions made, matters considered and limitations and qualifications described therein, the merger consideration is fair to the PBI shareholders from a financial point of view. The full text of the written opinion of Chartwell is attached as Appendix B to this Proxy Statement/Prospectus and

PBI shareholders are urged to read carefully the opinion in its entirety.

RECOMMENDATION OF PBI BOARD OF DIRECTORS (See page 13).

     The PBI Board of Directors believes that the merger is in the best interests of PBI shareholders and unanimously recommends that PBI shareholders vote FOR approval of the merger agreement.

REGULATORY APPROVALS (See page 15).

     The merger is subject to approval by banking regulatory authorities. Regulatory approvals are expected to be received prior to the Special Meeting.

DISSENTERS' RIGHTS  (See page 15).

     Under Kentucky law, PBI shareholders can demand the fair value of their PBI shares if they deliver a written demand for payment before the vote is taken and do not vote in favor of the merger agreement. Appendix C contains the applicable portions of Kentucky law.

CONDITIONS TO THE MERGER (See page 19).

     PBI and NCBE will not complete the merger unless:

     -  PBI shareholders and regulatory authorities approve it;

     -  No legal restrictions prohibit it; and

     - NCBE's legal counsel provides a satisfactory opinion concerning the tax treatment of the merger.

     NCBE will not have to complete the merger unless:

     -  PBI's representations in the merger agreement remain accurate;

     -  PBI's and the Bank's financial condition do not change materially;

     -  NCBE can account for the merger as a "pooling of interests;"

     - PBI has obtained a tax ruling as to its status as an "S Corporation" for 1997; and

     - NCBE has received an opinion from PBI's counsel as to certain legal matters.

     PBI will not have to complete the merger unless:

     -  NCBE's representations in the merger agreement remain accurate;

     -  NCBE's financial condition does not change materially; and

     - PBI has received an opinion from NCBE's counsel as to certain legal matters.

TERMINATION OF THE MERGER AGREEMENT (See page 19).

     The merger agreement may be terminated and the merger abandoned before or after PBI shareholders approve the merger agreement:

     -  by mutual consent of PBI and NCBE;

     - by PBI if the "Average Value" of the NCBE common stock falls below $30.00 for ten consecutive days;

     - by PBI if PBI or its Board of Directors accepts or approves a "Competing Transaction";

     - by PBI, if any of the conditions to its obligation to consummate the merger have not been satisfied by February 28, 1999; or

     - by NCBE, if any of the conditions to its obligation to consummate the merger have not been satisfied by February 28, 1999.

REIMBURSEMENT OF EXPENSES (See page 19).

     In the merger agreement, PBI agreed not to seek any "Competing Transaction" for an acquisition of PBI or the Bank except where required by fiduciary duties of PBI's Board of Directors.

     A "Competing Transaction" includes any of the following:

     - an offer by another person (other than NCBE or the shareholders of PBI) to acquire 50% or more of PBI's or the Bank's common stock;

     - a proposal for a merger, consolidation, share exchange, business combination or similar transaction involving PBI or the Bank; or

     - a proposal for a sale, lease, exchange, transfer, or other disposition of 50% or more of the assets of PBI.

     If the merger agreement is terminated under certain circumstances in connection with a competing transaction, PBI will reimburse NCBE's expenses incurred in the merger up to $150,000.

FEDERAL INCOME TAX CONSEQUENCES  (See page 20).

     The merger is intended to qualify as a tax-free reorganization for federal income tax purposes. No gain or loss will be recognized by PBI shareholders upon receipt of shares of NCBE common stock.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU.

ACCOUNTING TREATMENT  (See page 21).

     NCBE expects to account for the merger as a "pooling of interests." This means that NCBE will carry forward PBI's assets, liabilities and income in NCBE's consolidated financial statements and that no goodwill will be recognized in the transaction.


                                   STOCK PRICE DATA
                                    (See page 32).

     The following table sets forth as of July 13, 1998 (the last trading day before the public announcement of the proposed acquisition), the last sale price per share for the NCBE common stock, and the pro forma equivalent for a share of PBI common stock. There is no public trading market for the PBI common stock.


                                                               Pro Forma
                                                                  PBI
                                  NCBE          PBI             Common
                                 Common       Common             Stock
                                  Stock        Stock          Equivalent
                                 ------       ------          ----------
Price Per Share
(as of July 13, 1998)             $40 1/2      N/A             $7,283.77*


___________
*    Assumes that each share of PBI common stock is converted into
     179.8462 shares of NCBE common stock.


                           COMPARISON OF SHAREHOLDER RIGHTS
                                    (See page 55).

     The rights of holders of NCBE common stock are governed by Indiana law and by the Articles of Incorporation and By-laws of NCBE which differ, in several respects, from Kentucky law and the Articles of Incorporation and By-laws of PBI. Some of the material differences include: shareholder votes required for approving certain business combinations, removing directors, and amending Articles of Incorporation; the circumstances under which a shareholder may dissent from corporate action and receive fair value for his or her shares; and certain statutory takeover provisions.

                              RISK FACTORS RELATING TO
                                  NCBE COMMON STOCK
                                    (See page 7).

     An investment in NCBE common stock involves risks, including those described in this document.

              SUMMARY COMPARATIVE HISTORICAL AND COMBINED PER SHARE DATA

          The following summary tables present selected comparative per share data on (i) a historical basis for NCBE and PBI, (ii) a pro forma combined basis per share of NCBE common stock, giving effect to the Merger and (A) as of June 30, 1998, the Other Pooling Acquisitions (defined as acquisitions pending as of August 31, 1998 which are expected to be accounted for as poolings of interests, see "INFORMATION CONCERNING NCBE--Recent Developments") and (B) for all prior periods, the Other Pooling Acquisitions,
(iii) an equivalent pro forma basis per share of PBI Common, giving effect to the Merger only, and (iv) an equivalent pro forma basis per share, giving effect to the Merger and the Other Pooling Acquisitions. As further described in "INFORMATION CONCERNING NCBE--Recent Developments", from January 1, 1998 through August 31, 1998, NCBE has acquired the Mayfield Branch and Bank of Illinois in Mt. Vernon in transactions accounted for as purchases (the "Purchase Transactions") and Illinois One Bank, National Association, Trigg County Farmers Bank, Community First Bank of Kentucky and Community First Bank, N.A. in transactions accounted for as poolings of interests (the "Completed Pooling Acquisitions"). The Purchase Transactions are not individually or in the aggregate considered material to NCBE from a financial statement presentation standpoint, and the pro forma data do not include the Purchase Transactions (except to the extent they are reflected in NCBE's six month information). The historical data for NCBE have been restated to include the results of the Completed Pooling Acquisitions. The data presented are not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the Merger or the Other Pooling Acquisitions had been consummated prior to the periods indicated. The data presented should be read in conjunction with the more detailed information and financial statements included herein or incorporated by reference in this Proxy Statement/Prospectus and with the unaudited pro forma financial statements included elsewhere in this Proxy Statement/Prospectus. See "WHERE YOU CAN FIND MORE INFORMATION," "SELECTED FINANCIAL DATA," "INFORMATION CONCERNING PBI" and "INDEX TO PBI FINANCIAL STATEMENTS."



                                              SIX MONTHS ENDED
                                                   JUNE 30,                YEAR ENDED DECEMBER 31,
                                              ----------------             -----------------------
                                        1998          1997           1997               1996             1995
                                        ----          ----           ----               ----             ----
NET INCOME PER COMMON SHARE:
     NCBE:
          Basic                         $0.92         $0.90          $1.76             $1.57            $1.36
          Diluted                        0.91          0.89           1.74              1.56             1.36
     PBI:
          Basic                        168.55        152.86         323.01            277.56           234.79
          Diluted                      168.55        152.86         323.01            277.56           234.79
     NCBE pro forma (Other Pooling
          Acquisitions and PBI):
          Basic                          0.88          0.92           1.73              1.54             1.34
          Diluted                        0.87          0.91           1.71              1.54             1.34
     PBI equivalent pro forma
          (NCBE only) (1):
          Basic                        165.46        161.86         316.53            282.36           244.59
          Diluted                      163.66        160.06         312.93            280.56           244.59
     PBI equivalent pro forma
          (Other Pooling Acquisitions
          and NCBE) (1):
          Basic                        158.26        165.46         311.13            276.96           240.99
          Diluted                      156.47        163.66         307.54            276.96           240.99
DIVIDENDS PER COMMON SHARE:
     NCBE                                0.33          0.29           0.59              0.55             0.35
     PBI (2)                           199.62        147.61         264.15            109.99            36.00
     PBI equivalent pro forma(1)        59.35         52.16         106.71            110.48            82.73


                                              June 30,           December 31,
                                               1998                  1997
                                              --------           ------------
BOOK VALUE PER COMMON SHARE:
     NCBE                                      $13.85                $13.34
     PBI                                     2,097.68              2,044.50
     NCBE pro forma (Other Pooling
          Acquisitions and PBI)                 13.97                 13.45
     PBI equivalent pro forma
          (NCBE only) (1)                    2,490.86              2,399.15
     PBI equivalent pro forma (Other
          Pooling Acquisitions and NCBE)(1)  2,512.45              2,418.93

     (1) Equivalent pro forma per share data represents the pro forma per share data for NCBE multiplied by 179.8462, the number of shares of NCBE common stock to be issued in the merger for each share of PBI common stock.

     (2) Beginning in the second quarter of 1997, distributions paid by PBI have included amounts representing estimated liability for taxes as a result of PBI's status as an S Corporation. The portion of the distributions paid for estimated tax liabilities for the quarters indicated were as follows: 6/30/97 -- $73.95; 9/30/97 -- $42.88;
          3/31/98 -- $42.51; 6/30/98 -- $83.45; and 9/30/98 -- $43.00.

                                     RISK FACTORS

     IN CONSIDERING WHETHER TO APPROVE THE MERGER AGREEMENT, PBI SHAREHOLDERS SHOULD CAREFULLY CONSIDER, TOGETHER WITH THE OTHER INFORMATION CONTAINED AND INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, THE FOLLOWING RISK FACTORS. CERTAIN CAPITALIZED TERMS USED IN THIS SECTION ARE DEFINED IN OTHER SECTIONS OF THIS PROXY STATEMENT/PROSPECTUS.

RISKS ASSOCIATED WITH ACQUISITIONS

     NCBE has grown significantly as a result of acquisitions. Since January 1, 1995, NCBE has completed numerous acquisitions of financial institutions or their branches. As the banking industry continues to consolidate, NCBE expects to pursue other acquisitions. NCBE is currently a party to definitive agreements relating to four separate pending acquisitions. See "INFORMATION CONCERNING NCBE--Recent Developments." NCBE's pending acquisitions are subject to various conditions, including shareholder and regulatory approval. No assurance can be given that the pending acquisitions will be consummated.

     The future profitability of NCBE will depend upon management's ability to improve the profitability of acquired institutions and to realize expected operational synergies. Acquisitions involve numerous risks, including difficulties in assimilating operations of the acquired company, diversion of management's attention from other business concerns, risks of entering new geographic markets, loss of key employees of the acquired company and assumption of undisclosed liabilities. Future acquisitions may result in dilutive issuances of equity securities, the incurrence of additional debt and the amortization of expenses related to goodwill and intangible assets, any of which could have a material adverse effect on NCBE. In addition, as consolidation of the banking industry continues, the competition for suitable acquisition candidates will increase. NCBE competes with other banking companies for acquisition opportunities and many of these competitors have greater financial resources and acquisition experience than NCBE.

IMPACT OF INTEREST RATE CHANGES

     NCBE derives its results of operations from its subsidiaries' operations and depends principally on net interest income, which is the difference between interest earned on loans and investments and interest expense paid on deposits and other borrowings.

     Like other financial institutions, NCBE's interest income and interest expense are affected by general, regional and local economic conditions and by the policies of regulatory authorities, including the monetary policies of the Federal Reserve Board. While management has taken measures intended to manage the risks of operating in a changing interest rate environment, there can be no assurance that such measures will effectively avoid undue interest rate risk.

CREDIT RISK AND LOAN CONCENTRATION

     As a lender, NCBE is exposed to the risk that its customers will be unable to repay their loans according to their terms and that the collateral securing the payment of their such loans (if any) may not be sufficient to assure repayment. Credit losses could have a material adverse effect on NCBE's operating results.

     As of June 30, 1998, NCBE's total loan portfolio was approximately $1.3 billion or 70.2% of its total assets. The three components of the loan portfolio are real estate loans, $717 million or 55.2% of total loans, commercial and industrial loans, $408 million or 31.4% of total loans, and consumer loans, $175 million or 13.4% of total loans. NCBE's credit risk with respect to its consumer installment loan portfolio and commercial loan portfolio relates principally to the general creditworthiness of individuals and businesses within its local market area. NCBE's credit risk with respect to its real estate mortgage and construction loan portfolio relates principally to the general creditworthiness of individuals and the value of real estate serving as security for the repayment of the loans.

REGULATORY RISKS

     The banking industry is heavily regulated. These regulations are primarily intended to protect depositors and the FDIC, not NCBE shareholders or other creditors. Regulations affecting financial institutions are undergoing continuous change, and the ultimate effect of such changes cannot be predicted. Regulations and laws affecting NCBE and its subsidiaries may be modified at any time, and new legislation affecting financial institutions may be proposed and enacted. There is no assurance that such modifications or new laws will not materially and adversely affect the business, condition or operations of NCBE and its subsidiaries.

EXPOSURE TO LOCAL ECONOMIC CONDITIONS

     The success of NCBE and its subsidiaries depends to a certain extent upon the general economic conditions of the local geographic markets they serve. Unlike larger banks which are more geographically diversified, NCBE's subsidiaries provide financial and banking services to customers in the tri-state area of Indiana, Kentucky and Illinois surrounding Evansville, Indiana. No assurance can be given concerning the economic conditions that will exist in such markets.

COMPETITION

     NCBE's subsidiaries face substantial competition for deposit, credit and trust relationships, as well as other sources of funding in the communities they serve. Competing providers include other national and state banks, thrifts and trust companies, insurance companies, mortgage banking operations, credit unions, finance companies, money market funds and other financial and nonfinancial companies which may offer products functionally equivalent to those offered by NCBE's subsidiaries. Competing providers may have greater financial resources than NCBE and offer services within and outside the market areas served by NCBE's subsidiaries.

RISKS RELATING TO YEAR 2000 ISSUE

     Many existing computer programs were designed to use only two digits to identify a year in the date field without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000. NCBE is committed to a plan for achieving compliance with the risks created by the "Year 2000" problem. Management believes that the expenditures required to bring NCBE systems into compliance will not have a materially adverse effect on NCBE's financial condition or future performance. However, the Year 2000 problem is pervasive and complex and can potentially effect any computer process. In addition, the efforts of NCBE and its subsidiaries with respect to Year 2000 compliance are subject to examination by banking regulatory agencies. An adverse rating could result in the delay or deferral of regulatory applications seeking approval of acquisitions or such approvals may only be given subject to additional conditions. See "INFORMATION CONCERNING NCBE--Year 2000 Issue."

STATUS OF NCBE AS A BANK HOLDING COMPANY

     NCBE is a legal entity separate and distinct from its subsidiaries, although the principal source of NCBE's cash revenues is dividends from its subsidiaries. The right of NCBE to participate in the assets of any subsidiary upon the subsidiary's liquidation, reorganization or otherwise will be subject to the claims of the subsidiary's creditors, which will take priority except to the extent that NCBE may itself be a creditor with a recognized claim. NCBE's principal source of funds is dividends received from its banking subsidiaries. Regulations limit the amount of dividends without prior approval. During 1998, the subsidiaries may pay approximately $3.3 million plus any 1998 net profits to NCBE without prior regulatory approval.

                              FORWARD-LOOKING STATEMENTS

     This document, and the documents that have been incorporated herein by reference (see, "WHERE YOU CAN FIND MORE INFORMATION" on page 60), include forward-looking statements about NCBE that are subject to risks and uncertainties. Forward-looking statements include the information concerning future results of operations of NCBE after the Merger, set forth under "QUESTIONS AND ANSWERS ABOUT THE MERGER," "SUMMARY," "RISK FACTORS" and those preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates" or similar expressions. For those statements, NCBE claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     NCBE and PBI participate in the financial services industry, which is characterized by competition and consolidation. You should understand that the factors discussed under "RISK FACTORS" on page 7, in addition to those discussed elsewhere in this document and the documents which are incorporated by reference, could affect the future financial results of NCBE and could cause actual results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this document.

                                   SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE

     This Proxy Statement/Prospectus is being furnished to holders of the common stock, without par value, of PBI ("PBI Common") in connection with the solicitation of proxies by the Board of Directors of PBI for use at the Special Meeting to be held at the office of the Bank located at 1999 Richmond Road, Suite 1, Lexington, Kentucky, on November 27, 1998, at 11:00 a.m.,
local time, and at any adjournment or postponement thereof.   At the Special
Meeting, the shareholders of PBI will be asked to consider and vote upon the approval and adoption of the Agreement and Plan of Merger dated July 14, 1998 (the "Merger Agreement") with National City Bancshares, Inc. ("NCBE") relating to the merger (the "Merger") of PBI with and into NCBE.

RECORD DATE

     The Board of Directors of PBI has fixed October 1, 1998, as the record date for determining the shareholders of PBI entitled to receive notice of and to vote at the Special Meeting (the "Record Date"). As of the close of business on the Record Date, there were 5,431 shares of PBI Common issued and outstanding. Only holders of PBI Common of record at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. No shares of PBI Common can be voted at the Special Meeting, unless the record holder is present in person or represented by proxy at the Special Meeting.

VOTE REQUIRED

     The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of PBI Common entitled to vote on the Record Date, or 2,716 shares, is necessary to constitute a quorum at the Special Meeting. The affirmative vote of the holders of at least 66 2/3% of the issued and outstanding shares of PBI Common, or 3,621 shares, is required to approve the Merger Agreement and the transactions contemplated thereby. Each holder of PBI Common is entitled to one vote per share of PBI Common held at the close of business on the Record Date.

VOTING AND REVOCATION OF PROXIES

     Proxies for use at the Special Meeting accompany this Proxy Statement/Prospectus. A shareholder may use his or her proxy if he or she is unable to attend the Special Meeting in person or wishes to have his or her shares voted by proxy even if he or she does attend the Special Meeting. Shares of PBI Common represented by a proxy properly signed and returned to PBI no later than the time of the Special Meeting, unless subsequently revoked, will be voted at the

Special Meeting in accordance with instructions thereon. If a proxy is properly signed and returned without voting instructions, any shares of PBI Common represented by such proxy will be voted FOR approval of the Merger Agreement and the transactions contemplated thereby, including the Merger. Any proxy given pursuant to this solicitation may be revoked at any time before the voting on the matters to be considered at the Special Meeting by filing with the Secretary of PBI a written revocation or a duly executed proxy bearing a later date. All written notices of revocation and other communications with respect to revocation of PBI proxies should be addressed to Progressive Bancshares, Inc., P.O. Box 28, Lexington, Kentucky
40588-0028, Attention: Corporate Secretary. A holder of PBI Common who previously signed and returned a proxy and who elects to attend the Special Meeting and to vote in person may withdraw his or her proxy at any time before it is exercised by giving notice of such revocation to the Secretary of PBI at the Special Meeting and voting in person by ballot at the Special Meeting; however, attendance at the Special Meeting will not in and of itself constitute a revocation of the proxy.

     PBI intends to count holders of shares of PBI Common present in person at the Special Meeting but not voting, and holders of shares of PBI Common for which PBI has received proxies but with respect to which holders of shares have abstained, as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers may give a proxy to vote the shares they hold in street name for customers who are the beneficial owners of such shares only if they receive specific instructions from such customers. Since the affirmative vote of the holders of 66 2/3% of the issued and outstanding shares of PBI Common entitled to vote at the close of business on the Record Date is required to approve and adopt the Merger Agreement, abstentions and shares of PBI Common that are not voted or for which customers have not given specific voting instructions will have the effect of a vote against the Merger Agreement.

     If sufficient proxies are not obtained to approve the Merger Agreement, the persons named as proxies in the enclosed form of proxy intend to propose and vote for one or more adjournments or postponements of the Special Meeting to permit further solicitation of proxies voting in favor of the Merger Agreement. No proxy that is voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any such adjournment or postponement.

SOLICITATION OF PROXIES

     In addition to solicitation of proxies from shareholders of PBI Common by use of the mail, proxies also may be solicited personally or by telephone by directors, officers and employees of PBI, who will not be specifically compensated for such services.

     NCBE has agreed to bear the entire cost of printing this Proxy Statement/Prospectus and all filing fees paid to the Securities and Exchange Commission (the "SEC") and other regulatory filing fees incurred in connection with the Merger.

                                      THE MERGER

GENERAL

     This section of the Proxy Statement/Prospectus describes certain aspects of the proposed Merger, including the principal provisions of the Merger Agreement. The following information is qualified in its entirety by reference to the other information contained elsewhere in this Proxy Statement/Prospectus, including the Appendices hereto and the documents incorporated herein by reference. A copy of the Merger Agreement (excluding the Disclosure Schedule thereto) is attached hereto as Appendix A and is incorporated by reference in this Proxy Statement/Prospectus. Please refer to the Merger Agreement for a complete description of the terms of the Merger. Shareholders of PBI are urged to read carefully the Merger Agreement in its entirety.

BACKGROUND OF THE MERGER

     In late 1997 and early 1998, management of PBI had preliminary discussions with a large super-regional financial institution regarding a possible combination with PBI, which discussions were terminated in February of 1998 because of pricing and other consideration.

     On March 27, 1998, George D. Martin, Ellis L. Hefner and Samuel T. Adams met with Robert D. Vance, the Chairman of the Board of Community First Financial, Inc., a bank holding company which had recently entered into a merger agreement with NCBE, to explore possible opportunities for combining NCBE and PBI. Various general terms were discussed at this meeting to include likely pricing, operating philosophies and other general issues.

     On April 14, 1998, Messrs. Martin, Hefner and Adams, along with John V. Boardman, met with Michael F. Elliott and Robert A. Keil, the Chairman of the Board and President, respectively, of NCBE and Mr. Vance to discuss the terms of a possible transaction between NCBE and PBI.

     On April 20, 1998, PBI engaged Chartwell Capital, Ltd. as financial adviser to assist PBI with negotiating a possible combination with NCBE and one other similarly sized financial institution. A representative of Chartwell had discussions with the similarly sized financial institution and determined that they were not interested in pursuing a combination with PBI at that time because of other considerations.

     On April 28, 1998, Messrs. Martin and Boardman visited NCBE's headquarters in Evansville, Indiana and also visited an affiliate bank of NCBE to better understand NCBE's operating philosophy and culture.

     On May 13, 1998, representatives of PBI and Chartwell performed a due diligence review of NCBE's books and records at NCBE's corporate office in Evansville.

     On May 18, 1998, a representative of Chartwell presented a merger analysis of the NCBE merger proposed to the Board of Directors of PBI.

     On June 10, 1998, the PBI Board met to review a draft of the merger agreement. Representatives of PBI's counsel were present at this meeting and discussed the draft merger agreement in detail with the PBI Board. The PBI Board also received the written opinion of Chartwell as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of PBI in the merger. The PBI Board of Directors then adopted the merger agreement.

     On July 13, 1998, the PBI Board of Directors adopted and approved certain changes to the merger agreement which had been previously approved.
A representative of Chartwell informed the PBI Board that the proposed changes would not affect its fairness opinion previously rendered on June 10, 1998.

     On July 14, 1998, the Merger Agreement was executed and delivered on behalf of NCBE and PBI.

NCBE'S REASONS FOR THE MERGER

     In reaching its decision to approve the Merger Agreement, the Board of Directors of NCBE considered the following factors, without assigning relative weights to them: the consistency of the acquisition with NCBE's long-term goal to grow through acquisitions of financials institutions in NCBE's primary markets; the Merger Consideration to be paid relative to NCBE's valuation of PBI and consideration paid in other, recent, similar, reported transactions; and information concerning the business, financial condition, results of operations and prospects for PBI.

PBI'S REASONS FOR THE MERGER

     In reaching its decision to approve the Merger Agreement, the Board of Directors of PBI consulted with its legal and financial advisors and with PBI's senior executives. The Board considered a number of factors in reaching its decision, including the factors listed below that it deemed material, but did not assign any specific weight or priority to the factors it considered.

     Among the factors considered by the Board of Directors of PBI in recommending to PBI shareholders the approval of the Merger Agreement were:
(i) the financial terms of the Merger, (ii) the opinion of Chartwell as to the fairness of the merger consideration, (iii) the operating philosophies and cultures of NCBE and PBI, (iv) the increased opportunities for the employees of PBI offered by the affiliation with a larger company, (v) the effect of the combination on the customers and the communities PBI serves,
(vi) the liquidity for shareholders offered by a publicly traded company,
(vii) industry conditions generally and the current pricing available for banking transactions, and (viii) the tax consequences of the proposed transaction to PBI shareholders.

FAIRNESS OPINION

     PBI retained Chartwell to act as PBI's financial advisor in connection with the Merger and related matters based upon Chartwell's qualifications, experience and reputation. At a meeting of the PBI Board of Directors on June 8, 1998, at which the terms of the proposed merger were discussed and considered, Chartwell rendered a written opinion to the PBI Board of Directors that, as of the date of such opinion, based on and subject to the assumptions, limitations and qualifications set forth in such opinion, the Merger Consideration (as hereafter defined) was fair to the holders of PBI Common from a financial point of view. Chartwell has confirmed its June 8, 1998 opinion by delivery of a written opinion to the PBI Board of Directors dated the date of this Proxy Statement/Prospectus stating that, as of the date hereof and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Merger Consideration is fair to the holders of PBI Common from a financial point of view.

     The full text of Chartwell's opinion dated the date hereof is included as Appendix B to this Proxy Statement/Prospectus. PBI shareholders are urged to read the Chartwell opinion in its entirety for assumptions made, procedures followed, matters considered, and limits of the review undertaken by Chartwell. The summary of the Chartwell opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

     Chartwell's opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to the holders of PBI Common and does not constitute a recommendation to any holder of PBI Common as to how such holder should vote with respect to the Merger Agreement. Chartwell's opinion is based on the economic, market, financial and other conditions as they existed on, and on the information made available to Chartwell as of the date of the opinion. Although subsequent developments may effect Chartwell's opinion, Chartwell is not obligated to update, revise or reaffirm its opinion. Chartwell's opinion does not address the relative merits of the Merger and the other business strategies considered by PBI's Board of Directors, nor does it address the Board's decision to proceed with the Merger.

     Chartwell, a member of the National Association of Securities Dealers, Inc. ("NASD"), provides specialized investment banking and financial advisory services to financial institutions and other clients. For its financial advisory services provided to PBI, Chartwell will receive a fee which is estimated to be $250,000 as of the date of this Proxy Statement/Prospectus, of which $225,000 is contingent upon the consummation of the Merger. In addition, PBI has agreed to reimburse Chartwell for all reasonable out of pocket expenses as well as indemnify Chartwell for certain liabilities arising out of rendering its opinion which may include certain liabilities arising under the federal securities laws.

     In arriving at its opinion, Chartwell, among other things, performed a review and analysis of (a) the Merger Agreement, (b) certain business and financial information relating to NCBE and PBI, (c) certain contribution analysis to the merged company, (d) certain financial analysis and ranking of NCBE with other regional banking institutions, (e) certain financial analysis of NCBE's prior mergers and acquisitions, (f) certain comparative merger and acquisition data for recent bank and thrift acquisitions announced in Indiana, Illinois, Ohio and Kentucky, including comparative transaction data on a nationwide basis, (g) certain discussions with other financial institutions that expressed an interest in the acquisition of PBI, (h) certain financial analysis of the potential acquisition value of NCBE, (i) certain discounted earnings analysis for PBI and (j) certain discussions with the managements of PBI and NCBE. Chartwell performed such other analysis and considered such other factors as it deemed appropriate.

     In conducting its review and rendering its opinion, Chartwell relied without independent verification upon the accuracy and completeness of all the financial and other information reviewed by Chartwell or conveyed to Chartwell in discussions with the senior management of PBI or NCBE for purposes of this opinion. With respect to financial forecasts, Chartwell assumed that such forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of PBI and NCBE.

     Chartwell is not an expert in the evaluation of loan portfolios or allowances for loan and real estate-owned losses, and, the management of PBI did not request that Chartwell conduct, nor did Chartwell conduct, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of PBI or NCBE, nor was Chartwell provided with any such evaluations or appraisals, including loan or lease portfolios or the allowance for losses with respect thereto, and Chartwell has assumed, with PBI's consent, that such allowances for PBI and NCBE are in the aggregate adequate to cover such losses.

     In rendering its opinion, Chartwell was advised by PBI and NCBE and Chartwell assumed that there were no other factors that would delay or subject to adverse conditions any necessary regulatory or governmental approval for the Merger, and that all conditions to the Merger will be satisfied and not waived. Chartwell further assumed that the Merger will qualify for treatment as a tax-free reorganization and be accounted for as a pooling of interests. Chartwell is not expressing any opinion as to the prices at which NCBE Common will trade subsequent to the Merger.

     The summary set forth above describes the material analysis performed by Chartwell and presented to the PBI Board of Directors on June 8, 1998, in connection with the preparation of its opinion and does not purport to be a complete description of such analysis. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each analysis conducted by Chartwell was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. Chartwell did not form a conclusion as to whether any individual analysis considered in isolation supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Chartwell considered the results of all analysis taken as a whole. Chartwell did not place particular reliance or weight on any individual analysis, but instead concluded that its analysis taken as a whole supported its determination. Accordingly Chartwell believes that its analysis must be considered as a whole and that selecting portions of its analysis, without considering all factors and analysis, would create an incomplete view of the process underlying the analysis by which Chartwell reached its opinion.

RECOMMENDATION OF PBI'S BOARD OF DIRECTORS

     For the reasons described above, the Board of Directors of PBI believes that the affiliation through the Merger of PBI with NCBE is in the best interest of PBI, its shareholders, the communities it serves and other constituencies.

     THE PBI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF PBI COMMON VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

     Certain members of the management and Board of Directors of PBI have interests in the Merger in addition to their interests as shareholders of PBI. See "-- Interests of Certain Persons in the Merger."

CLOSING AND EFFECTIVE TIME

     The Merger Agreement provides that, unless otherwise agreed and assuming all conditions have been satisfied or waived, the closing of the Merger (the "Closing") will be held on the date fixed by agreement of NCBE and PBI as soon as practicable following the date on which all required approvals are received and any required waiting periods have expired.

     If the Merger Agreement is approved by the requisite vote of PBI shareholders, all other conditions of the Merger Agreement are satisfied or waived and the Closing is held, the Merger will become effective at the date and time (the "Effective Time") specified in the Articles of Merger that are required to be filed with the Offices of the Secretaries of State of Kentucky and Indiana. It is presently contemplated that the Effective Time will occur during the fourth quarter of 1998. The Merger Agreement may be terminated by either party if, among other things, the Closing does not occur on or before February 28, 1999. See "--Termination and Waiver."

CONVERSION OF PBI COMMON

     As a result of the Merger, each share of PBI Common issued and outstanding immediately before the Effective Time, other than shares whose holders have properly exercised their dissenters' rights under Kentucky law, will be converted into the right to receive 179.8462 shares of NCBE Common.

     No fractional shares of NCBE Common will be issued in the Merger. PBI shareholders will receive cash in lieu of fractional interests in a share of NCBE Common equal to the product of the fractional interest and the "Average NCBE Value" which is defined as the average of the means between the highest and lowest per share trading prices for NCBE Common as reported by the Nasdaq National Market for the ten (10) consecutive trading days on which NCBE Common is traded ended on the third trading day prior to the Closing. The shares of NCBE Common to be issued in the Merger and cash paid in lieu of fractional interests are referred to as the "Merger Consideration."

PROCEDURES FOR EXCHANGE OF CERTIFICATES

     The conversion of PBI Common into the right to receive the Merger Consideration will occur by operation of law at the Effective Time. After the Effective Time, certificates that represented shares of PBI Common before the Effective Time will be deemed, for all corporate purposes other than the payment of dividends and other distributions on such shares, to evidence ownership of and entitlement to receive such shares of NCBE Common. Within five (5) business days after the Effective Time, an exchange agent appointed by NCBE (the "Exchange Agent"), will send a transmittal letter and instructions to each record holder of certificates for PBI Common whose shares were converted into the right to receive the Merger Consideration, advising such holder of the number of shares of NCBE Common such holder is entitled to receive pursuant to the Merger, the amount of cash such holder is due in lieu of any fractional share of NCBE Common, and the procedures for surrendering PBI stock certificates in exchange for a certificate for the number of whole shares of NCBE Common, and a check for the cash amount (if any) such holder is entitled to receive in lieu of a fractional share. The letter of transmittal will also specify that delivery will be effected, and risk of loss and title to the certificates for PBI Common will pass, only upon proper delivery of the certificates for PBI Common to the Exchange Agent. The letter of transmittal will be in such form and have such other provisions as the Merger Agreement contains and as NCBE may reasonably specify. After the receipt by the Exchange Agent of a holder's certificates for PBI Common, together with a duly executed letter of transmittal and any other required documents, the Exchange Agent will deliver to such holder the Merger Consideration such holder is entitled to receive under the Merger Agreement. SHAREHOLDERS OF PBI ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND RELATED INSTRUCTIONS. Unless and until a shareholder delivers his or her certificates for PBI Common to the Exchange Agent, together with a duly executed letter of transmittal and any other required documents, dividends or other distributions on the shares of NCBE Common issuable to the shareholder and any cash payments for fractional shares that would otherwise be payable will not be delivered to the shareholder. In such a case, cash payment for fractional shares and any dividends or other distributions on such shares of NCBE Common with a record date following the Effective Time will be paid to the shareholder only upon surrender of the certificates for PBI Common, together with a duly executed letter of transmittal and any other required documents. No interest on any such cash payment or dividends will accrue or be paid.

     If a shareholder has lost his or her certificate for PBI Common, the Exchange Agent will issue the Merger Consideration payable on the shares represented by the lost certificate only upon receipt of an affidavit as to such loss, and an indemnity agreement, if required by NCBE.

REGULATORY APPROVALS

     NCBE agreed, in the Merger Agreement, to file all regulatory applications to obtain the requisite regulatory approvals for the Merger. The Merger cannot proceed in the absence of such regulatory approvals.

     The Merger is subject to approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The BHC Act provides that the Federal Reserve Board may not approve any transaction (i) that would result in a monopoly, or that would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) the effect of which in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or that in any other manner would be in restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In conducting its review of any application for approval, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the company or companies and the banks concerned, and the convenience and needs of the communities to be served. Under the BHC Act as interpreted by the Federal Reserve Board and the courts, the Federal Reserve Board may deny any application if it determines that the financial or managerial resources of the acquiring bank holding company are inadequate.

     The Merger is also subject to approval by the Kentucky Department of Financial Institutions ("KDFI") under the following criteria: (i) the terms of the acquisition are in accordance with the laws of the state; (ii) the financial condition, or the competence, experience and integrity of the acquiring company or its principals are such as will not jeopardize the financial stability of the acquired bank or bank holding company; (iii) the public convenience and advantage will be served by the acquisition; and (iv) no federal regulatory authority whose approval is required has disapproved the transaction because it would result in a monopoly or substantially lessen competition. The Commissioner of the KDFI will approve the Merger within 90 days of submission of a complete application if he finds the forgoing criteria have been satisfied.

     Applications have been filed with the Federal Reserve Bank of St. Louis and the KDFI. The Federal Reserve Board and the KDFI are expected to act on the applications prior to the Special Meeting; however, approval cannot be assured.

     The Merger may not be consummated until 30 days following Federal Reserve Board approval, during which time the Department of Justice ("DOJ") may challenge the Merger on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the DOJ, the waiting period may be reduced to no less than fifteen days. The commencement of an antitrust action by the DOJ would stay the effectiveness of Federal Reserve Board approval of the Merger unless a court specifically orders otherwise. In reviewing the Merger, the DOJ could analyze the effect of the Merger on competition differently than the Federal Reserve Board and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the competitive effects of the Merger.

DISSENTERS' RIGHTS

     The rights of PBI shareholders who choose to dissent from the Merger are governed by the provisions of the Kentucky Business Corporation Act (the "KBCA"). A copy of the provisions of the KCBA governing dissenters' rights (KRS 271B.13-010 to 271B.13-280) is attached hereto as Appendix C.

     Any shareholder who wishes to assert dissenters' rights must deliver to PBI a written notice indicating that shareholder's intent to demand payment for his or her shares if the Merger is effectuated. This notice should be addressed to Progressive Bancshares, Inc., 1999 Richmond Road, Suite 1, Lexington, Kentucky 40502. The shareholder's notice must be delivered to PBI before the vote is taken at the Special Meeting and the shareholder must not vote in favor of the proposed Merger. Shareholders who wish to exercise dissenters' rights must exercise them as to all shares they beneficially own.
 Shareholders who own shares beneficially but not of record must, in addition to the other requirements described herein, submit to PBI the consent of the record holder of such shares no later than the time dissenters' rights are asserted. Any shareholder who fails to deliver the shareholder's notice or votes in favor of the Merger will not be entitled to payment for his shares as a dissenting shareholder under the KBCA.

     If the Merger is approved at the special meeting, PBI will deliver a written dissenters' notice to all shareholders who satisfied the requirements set forth above. This dissenters' notice must be sent no later than 10 days after approval of the Merger by shareholders and must (i) state where demand for payment should be sent and where and when certificates for certificated shares should be deposited; (ii) inform holders of uncertificated shares of the extent of transfer restrictions imposed upon such shares after the demand for payment is received; (iii) supply a form for demanding payment for shares that includes the date of the first announcement to the news media or to shareholders of the terms of the proposed Merger, which occurred on July 14, 1998 with respect to the Merger, and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date; (iv) establish a date by which PBI must receive a demand for payment, which date shall be no less than 30 nor more than 60 days after the dissenters' notice is delivered; and (v) be accompanied by a copy of the provisions of the KBCA pertaining to dissenters' rights. A dissenting shareholder must demand payment, certify whether beneficial ownership of his shares was acquired before the date set forth in the dissenters' notice and deposit his certificates in accordance with the terms of such notice. Any shareholder who demands payment and deposits shares in accordance with the terms of the dissenters' notice shall retain all other rights as a shareholder until the rights are canceled or modified by consummation of the Merger. Any shareholder who fails to demand payment or deposit shares as required by the dissenters' notice by the respective dates set forth therein will not be entitled to payment for his shares under the dissenters' statute, but shall be entitled to receive the Merger Consideration.

     If a dissenting shareholder was the beneficial owner of his shares on or before the date of the first announcement to news media or to shareholders of the terms of the proposed merger (a "Pre-announcement Shareholder"), which occurred on July 14, 1998 with respect to the Merger, the KBCA requires PBI to pay such shareholder the amount PBI estimates to be the fair value of his shares plus accrued interest. Payment shall be made as soon as the Merger is consummated and must be accompanied by year-end and interim financial statements of PBI, a statement of PBI's estimate of the fair value of the shares, an explanation of how interest was calculated, a statement of the dissenting shareholder's right to demand payment, and a copy of the provisions of the KBCA pertaining to dissenters' rights. If a dissenting shareholder was not the beneficial owner of his shares prior to the date of the first announcement to the news media or to shareholders of the proposed Merger (a "Post-announcement Shareholder"), PBI may elect to withhold payment of the fair value of the dissenting shareholder's shares. To the extent such payment is withheld, PBI is required to estimate the fair value of the dissenting shareholder's rights plus interest and offer to pay this amount to each Post-announcement Shareholder who agrees to accept it in full satisfaction of his demand. The offer must be accompanied by a statement of PBI's estimate of value, an explanation of how interest was calculated and a statement of the dissenting shareholder's right to demand payment under the KBCA.

     The KBCA provides that a dissenting shareholder may notify PBI in writing of his estimate of the fair value of his shares and interest due and demand payment of the amount of such estimate (less any payment already made by PBI), or reject PBI's offer (if a Post-announcement Shareholder) and demand payment of the fair value of his shares if (i) the dissenter believes the amount paid or offered is less than the fair value of his shares, or if the interest due is incorrectly calculated, (ii) PBI fails to pay Pre-announcement Shareholders within 60 days after the date set for demanding payment, or (iii) if the proposed Merger is not consummated, PBI fails to return the deposited certificates or release transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment. In order to exercise these rights, a dissenter must notify PBI in writing within 30 days after PBI made or offered payment for the dissenter's shares.

     If a demand for payment by a dissenting shareholder remains unsettled within 60 days after PBI's receipt of the demand for payment, PBI must commence a proceeding in the circuit court of Fayette County, Kentucky and petition the court to determine the fair value of the shares and accrued interest. If such a proceeding is not commenced within the 60-day period, PBI must pay each dissenting shareholder whose demand remains unsettled the amount demanded. All dissenting shareholders whose demands remain unsettled must be made parties to the proceeding and must be served with a copy of the petition. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. In any such proceeding, each dissenting shareholder made a party is entitled to a judgment in the amount of the difference between the fair value found by the court and the amount paid by PBI plus interest on such difference, in the case of a Pre-announcement Shareholder; or the fair value, plus accrued interest, of the dissenting shareholder's shares for which PBI elected to withhold payment in the case of a Post-announcement Shareholder. The court in an appraisal proceeding will determine and assess the costs of the proceeding, including the compensation and expenses of court-appointed appraisers, against PBI, except the court may assess costs against dissenters to the extent the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment. The court may also assess fees and expenses of attorneys and experts for the parties against PBI if the court finds that PBI did not substantially comply with the requirements of the KBCA regarding dissenters' rights, or against any party if the court finds that such party acted arbitrarily, vexatiously or not in good faith. The KBCA also makes provision for compensation of attorneys for any dissenting shareholder whose services benefitted other dissenting shareholders similarly situated to be paid out of the amounts awarded the dissenting shareholders who were benefitted, if not assessed against PBI.

     If the holders of more than approximately 9% of the outstanding shares of PBI Common properly exercise their dissenters' rights, the Merger would not qualify as a pooling of interests for accounting and financial reporting purposes, which qualification is a condition to the obligation of NCBE to proceed with the Merger. See "-- Accounting Treatment."

     THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF THE KBCA RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS OF PBI, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE EXCERPTS FROM THE KBCA INCLUDED HEREIN AS APPENDIX C.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various customary representations and warranties of the parties. The representations and warranties made by NCBE relate to, among other things: (i) the organization and corporate power of NCBE, the authorization, execution and delivery of the Merger Agreement and the Merger Agreement's noncontravention of charter documents, material agreements, laws and regulations; (ii) the absence of any requirement to obtain the approval of NCBE's shareholders in connection with the Merger;
(iii) capitalization; (iv) the delivery and accuracy of reports filed by NCBE with the SEC under the Exchange Act; (v) the conformity of financial statements in such reports to generally accepted accounting principles ("GAAP"); (vi) the absence of any undisclosed material liabilities and any material adverse change in NCBE's financial condition, results of operations or business; (vii) the absence of any litigation, claim, investigation, or other proceeding which, if adversely determined, would have a material adverse effect; (viii) the authorization and nonassessability of the shares of NCBE Common to be issued in the Merger; (ix) the absence of any circumstances that would prevent the Merger from qualifying as a pooling of interests for accounting purposes; and (x) the absence of any untrue statements or omissions of material fact on the part of NCBE in the Merger Agreement and related documents.

     The representations and warranties made by PBI relate to, among other things: (i) the organization and corporate power of PBI, the capitalization of PBI, the organization of the Bank, and the capitalization of the Bank; (ii) the authorization, execution and delivery of the Merger Agreement and the Merger Agreement's noncontravention of charter documents of PBI and the Bank;
(iii) ownership and organization of subsidiaries; (iv) delivery of financial statements of PBI and the conformity of such financial statements to GAAP;
(v) the filing of tax returns and payment of taxes; (vi) contracts, commitments or other agreements in excess of $50,000 to which PBI or the Bank is a party;

(vii) ownership of real estate; (viii) the absence of any material adverse change in the business, financial condition, properties, results of operations or capitalization of PBI or the Bank; (ix) the absence of any litigation, claim, investigation or other proceeding which, if adversely determined, would have a material adverse effect on the business or financial condition of PBI or the Bank and the absence of any investigations, actions or other legal proceedings involving any director, officer or employee of PBI or the Bank; (x) insurance; (xi) substantial compliance with applicable laws and regulations; (xii) the absence of any obligation to pay broker's or finder's fees in connection with the Merger except to Chartwell; (xiii) compliance of employee benefit plans with applicable laws, rules and regulations; (xiv) labor-related matters; (xv) environmental-related conditions or events; (xvi) the absence of enforcement actions and other regulatory-related matters; (xvii) the absence of any circumstances that would prevent the Merger from qualifying as a pooling of interests for accounting purposes; and (xviii) the absence of any untrue statements or omissions of material fact on the part of PBI in the Merger Agreement and related documents.

COVENANTS

     The Merger Agreement contains covenants that the parties will take or refrain from taking certain actions prior to the Effective Time. As to NCBE, these covenants include, among other things, agreements to: (i) file, at its sole expense, and prepare all regulatory applications required to consummate the Merger and keep PBI informed of the status of such applications; (ii) file a Registration Statement on Form S-4 with the SEC relating to the shares of NCBE Common to be issued in the Merger; (iii) use its best efforts to list the shares of NCBE Common to be issued in the Merger on the Nasdaq National Market; (iv) provide PBI with access during regular business hours to books and records relating to NCBE's assets, properties, operations and liabilities; and (v) use its best efforts after the Effective Time to expand its Board of Directors and elect George D. Martin as a director of NCBE (see "-- Interests of Certain Persons in the Merger").

     The covenants made by PBI include, among other things, agreements by PBI and the Bank to: (i) conduct their business in the ordinary course, not default in any obligations under material contracts, maintain insurance and existing business organization and relationships; and comply with applicable laws; (ii) notify NCBE of any event that may have a material adverse effect on the financial condition, operations, business or assets of PBI and the Bank or would interfere with PBI's ability to satisfy any conditions to its obligation to consummate the Merger; (iii) not incur any obligation or liability other than in the ordinary course of business, amend any material contract, acquire any interest in another entity, sell or dispose of real property, expand or enhance its data processing system, make any loan, commitment or line of credit to a single borrower in excess of $1,000,000, make any capital expenditures except for repairs, renewals or replacements in excess of $50,000 individually or $100,000 in the aggregate, issue, sell, pledge or redeem any capital stock of PBI or the Bank, pay cash dividends on the PBI Common in excess of the amounts specified in the Merger Agreement (however, holders of PBI Common may receive cash dividends attributable either to PBI or NCBE, not both, for the quarter in which the Effective Time occurs), amend the articles of incorporation or by-laws or similar documents of PBI or the Bank, enter into or amend any employment agreement, pay any extraordinary bonus, establish any general increase in salaries, compromise or settle a tax claim, open a new office, close any existing office, or knowingly take any action that would adversely affect the ability to account for the Merger as a pooling of interests; (iv) not modify its practices relating to loans to directors, officers and employees; (v) not knowingly violate any laws, regulations, judgments or orders; (vi) maintain all books and records in accordance with GAAP; (vii) provide NCBE with access during regular business hours to books and records relating to PBI's and the Bank's assets, properties, operations and liabilities; (viii) provide NCBE with copies of certain reports to the Board of Directors of PBI or the Bank and monthly financial statements and confer with NCBE on the general status of ongoing operations; (ix) notify NCBE of any material change in operations or certain complaints, investigations or threatened litigation; (x) furnish NCBE with the information in PBI's possession that is required for any regulatory applications in connection with the Merger; (xi) obtain and deliver to NCBE at least 31 days prior to the Closing, an agreement from each person who may reasonably be deemed an "affiliate" of PBI for purposes of Rule 145 under the Securities Act, an agreement regarding compliance with Rule 145 and restricting transfers of NCBE Common following the Merger; (xii) cause a special meeting of PBI shareholders to be held and recommend approval of the Merger Agreement and the Merger; (xiii) file a final "S Corporation" tax return; (xiv) dissolve Progressive Mortgage Company; and (xv) terminate the Stockholder Agreement dated October 16, 1998.

CONDITIONS TO THE MERGER

     In addition to the approval of PBI shareholders, the obligations of both parties to consummate the Merger are subject to the satisfaction or waiver of certain other conditions, including, among others: (i) that all required regulatory approvals have been obtained; (ii) that no action or proceeding has been commenced to restrain the Merger; (iii) the absence of any notice from any governmental agency indicating that the Merger would violate any law; (iv) the effectiveness of the Registration Statement and the absence of a stop order with respect thereto; and (v) the receipt of an opinion of Baker & Daniels to the effect that the Merger will constitute a tax-free reorganization.

     The obligation of NCBE to consummate the Merger is further conditioned on the following: (i) the continued accuracy in all material respects of the representations and warranties of PBI in the Merger Agreement, the performance or satisfaction in all material respects of all covenants to be performed by PBI under the Merger Agreement, and the absence of any material adverse change prior to Closing in the business, assets, properties, financial condition or results of operations of PBI or the Bank; (ii) the receipt of opinions of counsel to PBI as to certain matters relating to PBI and the Merger; (iii) the determination by NCBE that the Merger may be accounted for as a pooling of interests; and (iv) the receipt of a ruling from the IRS satisfactory to NCBE to the effect that PBI will be treated as an "S Corporation" for its taxable year ended December 31, 1997.

     The obligation of PBI to consummate the Merger is further conditioned on the following: (i) the continued accuracy in all material respects of the representations and warranties of NCBE in the Merger Agreement, the performance or satisfaction in all material respects of all covenants to be performed by NCBE under the Merger Agreement and the absence of any material adverse change prior to the Closing in the business assets, properties, financial conditions of NCBE and its subsidiaries, taken as a whole; (ii) the receipt of opinions of counsel to NCBE as to certain matters relating to NCBE and the Merger; and (iii) the receipt, as of the date of mailing this Proxy Statement/Prospectus of an opinion from its financial advisor to effect that the Merger Consideration is fair, from a financial viewpoint, to the PBI shareholders.

TERMINATION AND WAIVER

     The Merger Agreement may be terminated and the Merger abandoned prior to the Effective Time, before or after approval of the Merger Agreement by the PBI shareholders: (i) by mutual consent of PBI and NCBE; (ii) by PBI if the Average NCBE Value falls below $30.00 for any ten consecutive trading days;
(iii) by NCBE, if any of the conditions to its obligation to consummate the Merger have not been satisfied by February 28, 1999; or (iv) by PBI, if any of the conditions to its obligation to consummate the Merger have not been satisfied by February 28, 1999.

     PBI and NCBE may, by written instrument, amend or modify the Merger Agreement in whole or in part, or waive compliance with any of the covenants or conditions of the Merger Agreement, before or after approval of the Merger Agreement by the PBI shareholders, to the extent authorized by applicable law.

NO SOLICITATION; FEES AND EXPENSES

     The Merger Agreement prohibits PBI, the Bank and their officers, directors and representatives, from soliciting or authorizing the solicitation of inquiries or proposals from third parties regarding an acquisition of PBI, the Bank, or all or substantially all of their assets, unless PBI's Board of Directors has reasonably determined, based on the written advice of counsel, that the failure to do so would breach its fiduciary duties. The foregoing prohibition also extends to conducting discussions or negotiations with third parties or furnishing confidential information to any person relating to an acquisition proposal. PBI is required to communicate to NCBE the terms of any such proposal.

     Except as described below or as otherwise expressly provided in the Merger Agreement, each party is to pay its own fees and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated therein.

     Upon the occurrence of a Triggering Event, PBI is required to reimburse NCBE for all out-of-pocket expenses incurred by NCBE in connection with the transactions contemplated by the Merger Agreement up to a maximum of $150,000. "Triggering Event" means the termination of the Merger Agreement for any reason other than certain specified conditions to the Merger and the occurrence of any of the following events within one year: (i) PBI enters into an agreement with a third party for a Competing Transaction; (ii) the recommendation of a Competing Transaction by the PBI Board of Directors; or
(iii) the withdrawal or modification of the recommendation of the Merger Agreement by the PBI Board of Directors following the announcement of a Competing Transaction. "Competing Transaction" means any of the following (other than the transactions contemplated by the Merger Agreement or conducted by current shareholders of PBI): (i) an offer for 50% or more of the outstanding capital stock of PBI or the Bank; (ii) a proposal for a merger, consolidation, share exchange, business combination or similar transaction involving PBI or the Bank; or (iii) a proposal for the sale, lease, exchange or other disposition of 50% or more of PBI's assets.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material federal income tax consequences of the Merger to certain PBI shareholders and does not purport to be a complete analysis or listing of all potential tax considerations or consequences relevant to a decision whether to vote for the approval of the Merger Agreement. The discussion does not address all aspects of federal income taxation that may be applicable to PBI shareholders in light of their status or personal investment circumstances, nor does it address the federal income tax consequences of the Merger that are applicable to PBI shareholders subject to special federal income tax treatment including, without limitation, foreign persons, insurance companies, tax-exempt entities, retirement plans, dealers in securities, persons who acquired their PBI Common pursuant to the exercise of employee stock options or otherwise as compensation. In addition, the discussion does not address the effect of any applicable state, local or foreign tax laws, or the effect of any federal tax laws other than those pertaining to the federal income tax. As a result, each PBI shareholder is urged to consult his or her own tax advisor to determine the specific tax consequences of the Merger to such shareholder. The discussion assumes that shares of PBI Common are held as capital assets (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")) at the Effective Time.

     It is a condition to the Merger that as of the Closing the parties receive an opinion from Baker & Daniels, counsel to NCBE ("Counsel"), to the effect that, assuming the Merger occurs in accordance with the Merger Agreement, the Merger will constitute a reorganization for federal income tax purposes under Section 368(a) of the Code, with the following federal income tax consequences:

          (i) PBI shareholders will recognize no gain or loss as a result of the exchange of their PBI Common solely for shares of NCBE Common pursuant to the Merger, except with respect to cash received in lieu of fractional share interests, if any, as discussed below.

          (ii) The aggregate adjusted tax basis of the shares of NCBE Common received by each PBI shareholder in the Merger (including any fractional share of NCBE Common deemed to be received, as described in paragraph (iv) below) will be equal to the aggregate adjusted tax basis of the shares of PBI Common surrendered.

          (iii) The holding period of the shares of NCBE Common received by each PBI shareholder in the Merger (including any fractional share of NCBE Common deemed to be received, as described in paragraph (iv) below) will include the holding period of the shares of PBI Common exchanged therefor.

          (iv) An PBI shareholder who receives cash in lieu of a fractional share of NCBE Common will be treated as if the fractional share had been received by such shareholder in the Merger and then redeemed by NCBE in return for the cash amount. The receipt of such cash will cause the recipient to recognize capital gain or loss equal to the difference between the amount of cash received and the portion of such holder's adjusted tax basis in the shares of NCBE Common allocable to the fractional share.

          (v) Cash received by PBI shareholders exercising dissenters' rights will be treated as (a) a distribution in full payment of such shares, resulting in capital gain or loss, or (b) ordinary income, as the case may be, depending upon such shareholder's individual situation.

     Counsel's opinion will be subject to certain conditions and customary assumptions and will rely upon various representations made by NCBE, PBI and certain shareholders of PBI. If any of these representations or assumptions is inaccurate, the tax consequences of the Merger could differ from those described herein. Counsel's opinion will also be based upon the Code, regulations proposed or promulgated thereunder, judicial precedent relating thereto, and current administrative rulings and practice, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. An opinion of counsel, unlike a private letter ruling from the Internal Revenue Service ("Service"), has no binding effect. The Service could take a position contrary to Counsel's opinion and, if the matter were litigated, a court could reach a decision contrary to the opinion. Neither NCBE nor PBI has requested an advance ruling as to the federal income tax consequences of the Merger, and the Service is not expected to issue such a ruling.

     Based upon the advice of Counsel, the parties believe that the Merger will qualify as a reorganization for federal income tax purposes.
Accordingly, the material federal income tax consequences to a holder of PBI Common will be as described in (i) through (v) above.

     THE FOREGOING IS A GENERAL SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS OF PBI WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. EACH SHAREHOLDER OF PBI SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

     PBI has been treated for federal and state income tax purposes as an S Corporation under Subchapter S of the Code since 1997. As an S Corporation, PBI's shareholders, rather than PBI, have been taxed directly on the earnings of PBI and the Bank for federal and certain state income tax purposes, whether or not such earnings were distributed. As of the Effective Time, PBI will terminate its status as an S Corporation and the Bank will thereafter be subject to federal and state income taxes at applicable C Corporation rates.

     PBI's quarterly distributions to its shareholders include amounts representing the shareholders estimated liability for income taxes as a result of PBI's S Corporation status. At closing, PBI will estimate the amount of 1998 S Corporation earnings taxable to existing shareholders and make a distribution to PBI shareholders for the amount beyond the 1998 distributions already paid. The amount of the distribution will be dependant upon actual year to date earnings and the timing of the closing date.

ACCOUNTING TREATMENT

     The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under the pooling of interests method of accounting, the assets and liabilities of NCBE and PBI will be carried forward after the Effective Time into the consolidated financial statements of NCBE at their recorded amounts, the consolidated income of NCBE will include income of NCBE and PBI for the entire fiscal year in which the Merger occurs, the separately reported income of NCBE and PBI for prior periods will be combined and restated as consolidated income of NCBE, and no goodwill will be recognized.

     The Merger Agreement provides that NCBE must determine that the Merger will qualify as a pooling of interests as a condition to NCBE's obligation to consummate the Merger. If this condition is not met, the Merger would not be consummated unless the condition was waived by NCBE. As of the date of this Proxy Statement/Prospectus, NCBE and PBI are not aware of any existing facts or circumstances which would preclude the Merger from qualifying as a pooling of interests.

     The unaudited pro forma financial information contained in this Proxy Statement/Prospectus has been prepared using the pooling of interests accounting method to account for the Merger.

     In connection with the termination of PBI's status as an S Corporation, PBI is required by Statement of Financial Accounting Standards No. 109 to record a net deferred tax asset. This net asset is the tax effect of differences in the accounting and tax treatment of certain of PBI's assets and liabilities and the amount of which at June 30, 1998 is approximately $250,000. The asset will be recorded at the time of closing and will result in a corresponding one time credit to earnings for the same amount.

RESALE OF NCBE COMMON

     The shares of NCBE Common issuable pursuant to the Merger will be freely transferable under the Securities Act except for shares issued to any PBI shareholder who may be deemed to be an "affiliate" of NCBE for purposes of Rule 144 under the Securities Act or an "affiliate" of PBI for purposes of Rule 145 under the Securities Act. Persons who may be deemed to be affiliates of PBI or NCBE generally include individuals who, or entities which, control, are controlled by or are under common control with PBI or NCBE and will include directors and certain officers of PBI and NCBE and may include principal shareholders of PBI and NCBE, if any.

     Rules 144 and 145 under the Securities Act will restrict the sale of NCBE Common received in the Merger by affiliates and certain of their family members and related interests. Generally, during the first year following the Effective Time, those persons who are affiliates of PBI at the time of the Special Meeting, provided they are not affiliates of NCBE at or following the Effective Time, may publicly resell any NCBE Common received by them in the Merger, subject to certain limitations as to, among other things, the amount of NCBE Common sold by them in any three-month period and as to the manner of sale. After the one year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to NCBE as required by Rule 144 under the Securities Act.

     The ability of affiliates to resell shares of NCBE Common received in the Merger under Rule 144 or 145 under the Securities Act generally will be subject to NCBE's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell shares of NCBE Common received in the Merger that have been registered under the Securities Act or are exempt from the Securities Act registration requirements.

     Guidelines of the SEC regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination.
Guidelines of the SEC indicate further that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

     The Merger Agreement provides that PBI will obtain and deliver to NCBE an agreement from each person who may reasonably be deemed an affiliate of PBI providing that such affiliate will not transfer any shares of NCBE Common received in the Merger except in compliance with the Securities Act and in compliance with the requirements described in the preceding paragraph regarding the non-disposition of any shares of PBI Common or NCBE Common (or any interest therein) during the period commencing 30 days prior to the Effective Time through the date on which financial results covering at least 30 days of combined operations of NCBE and PBI after the Merger have been published.

     This Proxy Statement/Prospectus does not cover resales of shares of NCBE Common received by any person who may be deemed to be an affiliate of PBI or NCBE.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of the PBI Board of Directors have certain interests in the transactions contemplated by the Merger Agreement that are in addition to their interests as PBI shareholders, including those referred to below.

     NCBE has agreed to use its best efforts after the Effective Time to expand its Board of Directors by one member and elect George D. Martin to fill such vacancy.

                               SELECTED FINANCIAL DATA

     The following tables present selected supplemental consolidated historical financial data for NCBE. The data have been restated to include the results from acquisitions made through August 31, 1998, which have been accounted for as poolings of interests. The data presented are derived from the supplemental consolidated financial statements of NCBE and should be read in conjunction with the more detailed information and financial statements incorporated by reference in this Proxy Statement/Prospectus. See "WHERE YOU CAN FIND MORE INFORMATION."


                                        NCBE
              (Dollar amounts other than per share data in thousands)



                                          SIX MONTHS ENDED
                                               JUNE 30,                                   YEAR ENDED DECEMBER 31,
                                      -----------------------        --------------------------------------------------------------
                                         1998           1997           1997        1996          1995         1994         1993
                                       -------        -------        -------      -------       -------     --------     -------
SUMMARY OF OPERATIONS

Net interest income                    $35,920        $32,384        $66,083      $61,916       $56,418      $50,403      $47,190
Provision for loan losses                1,876            770          2,185        3,234           335          236        1,115
                                       -------        -------        -------      -------       -------      -------      -------
Net interest income                     34,044         31,614         63,898       58,682        56,083       50,167       46,075

Noninterest income                       7,800          5,952         12,214       10,730         8,961        6,793        8,094
Noninterest expense                     23,926         20,133         42,759       38,223        36,636       35,917       35,124
                                       -------        -------        -------      -------       -------      -------      -------
Income before income taxes              17,918         17,433         33,353       31,189        28,408       21,043       19,045

Income taxes                             5,485          5,365          9,770        9,960         9,668        7,002        5,913
                                       -------        -------        -------      -------       -------      -------      -------
Net income                             $12,433        $12,068        $23,583      $21,229       $18,740      $14,041      $13,132
                                       -------        -------        -------      -------       -------      -------      -------
                                       -------        -------        -------      -------       -------      -------      -------
PER SHARE DATA

Net income per share
     Basic                               $0.92          $0.90          $1.76        $1.57         $1.36        $1.02        $0.95
     Diluted                              0.91           0.89           1.74         1.56          1.36         1.02         0.95
Book value                               13.85          12.09          13.34        12.17         11.18         9.82         9.87
Cash dividends                            0.33           0.29           0.59         0.55          0.35         0.30         0.26

SUMMARY OF FINANCIAL CONDITION

Total assets                        $1,832,953     $1,553,391     $1,613,416   $1,468,426    $1,367,266   $1,240,258   $1,225,182
Securities                             356,323        358,509        342,726      344,365       330,091      334,388      337,687
Loans, net                           1,286,299      1,063,317      1,110,770      992,627       911,607      786,509      704,936
Deposits                             1,420,321      1,200,159      1,226,123    1,159,639     1,101,179    1,052,403    1,045,404
Shareholders' equity                   187,123        159,742        179,431      157,517       155,095      134,624      131,498

SELECTED FINANCIAL RATIOS

Net income to average assets             1.41%          1.60%          1.52%        1.51%         1.45%        1.15%        1.08%
Net income to average equity            13.73%         15.18%         14.12%       13.55%        12.55%       10.57%        9.99%
Cash dividend payout ratio              35.85%         31.96%         33.49%       33.42%        25.76%       28.90%       26.77%
Average equity to average assets        10.27%         10.55%         10.79%       11.14%        11.53%       10.92%       10.85%

Weighted average shares (basic)     13,485,787     13,346,924     13,393,573   13,561,441    13,818,720   13,764,145   13,869,519
Weighted average shares (diluted)   13,638,444     13,485,340     13,556,688   13,573,403    13,826,513   13,771,938   13,877,312


                PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following tables contain unaudited pro forma condensed consolidated financial statements including a balance sheet as of June 30, 1998, and statements of earnings for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996, and 1995. These statements present information for NCBE and on a pro forma combined basis giving effect to the Merger and (A) as of June 30, 1998, the Other Pooling Acquisitions (defined as acquisitions pending as of August 31, 1998 which are expected to be accounted for as poolings of interests, see "INFORMATION CONCERNING NCBE" -- "Recent Developments") and (B) for all prior periods, the Other Pooling Acquisitions.
As further described in "INFORMATION CONCERNING NCBE" -- "Recent Developments," NCBE has consummated the Purchase Transactions and the Completed Pooling Acquisitions. The Purchase Transactions are not individually or in the aggregate considered material to NCBE from a financial statement presentation standpoint, and the pro forma data do not include the Purchase Transactions (except to the extent they are reflected in NCBE's six month information). The historical data for NCBE have been restated to include the results of the Completed Pooling Acquisitions. The data presented are not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the Merger or Other Pooling Acquisitions had been consummated prior to the periods indicated. The data presented should be read in conjunction with the more detailed information and financial statements included herein or incorporated by reference in this Proxy Statement/Prospectus and with the unaudited pro forma financial statements included elsewhere in this Proxy Statement/Prospectus. See "WHERE YOU CAN FIND MORE INFORMATION," "SUMMARY COMPARATIVE HISTORICAL AND COMBINED PER SHARE DATA," "SELECTED FINANCIAL DATA," "INFORMATION CONCERNING PBI" and "INDEX TO PBI FINANCIAL STATEMENTS."

                                         NCBE
                    UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                    JUNE 30, 1998
                        (IN THOUSANDS, OTHER THAN SHARE DATA)

                                                                       NCBE AND
                                                                        OTHER
                                                                       POOLING                       PRO FORMA
                                                          NCBE       ACQUISITIONS        PBI         ADJUSTMENTS      TOTAL
                                                       ----------     ----------       --------       ----------   ----------
                      ASSETS
Cash and cash equivalents                                 $61,850        $71,011         $4,201                       $75,397
Time deposits in banks                                      1,397          1,397              0                         1,397
Federal funds sold                                          4,115         14,090          7,298                        21,388

Securities available for sale                             356,323        400,946         12,341                       413,493
Nonmarketable equity securities                            13,100         14,247          1,114                        15,361
Loans                                                   1,286,299      1,447,174        114,191                     1,561,367
Premises and equipment                                     41,180         43,653          2,354                        46,007
Intangible assets                                          41,706         41,712            317                        42,029
Other Assets                                               26,983         30,204          1,530                        31,267
                                                       ----------     ----------       --------       ----------   ----------
TOTAL ASSETS                                           $1,832,953     $2,064,434       $143,346                    $2,207,706
                                                       ----------     ----------       --------       ----------   ----------
                                                       ----------     ----------       --------       ----------   ----------
                    LIABILITIES
Deposits
     Noninterest-bearing                                 $175,951       $195,465        $16,098                      $211,563
     Interest-bearing                                   1,244,370      1,412,681        107,597                     1,520,278
                                                       ----------     ----------       --------       ----------   ----------
                   Total deposits                       1,420,321      1,608,146        123,695                     1,731,841
                                                       ----------     ----------       --------       ----------   ----------
Short-term borrowings                                      73,247         73,247          5,239                        78,486
Other borrowings                                           99,140        114,976          2,293                       117,259
Guaranteed preferred beneficial interests in
     NCBE's subordinated debenture                         34,500         34,500                                       34,500
Dividends payable                                           2,040          2,040                                        2,040
Deferred income taxes                                       4,090          4,285             72                         4,310
Other liabilities                                          12,492         14,296            655                        14,928
                                                       ----------     ----------       --------       ----------   ----------
TOTAL LIABILITIES                                       1,645,830      1,851,490        131,954                     1,983,364
                                                       ----------     ----------       --------       ----------   ----------
Common stock owned by ESOPs subject to put options                        10,984                       (10,984)(1)

                    EQUITY
Common stock                                               13,502         15,134              5            911 (3)     16,050
Treasury stock                                                            (1,495)                        1,495 (2)
Capital surplus                                            84,869         94,181          1,687         (2,406)(2)     93,462
Unearned ESOP shares                                                        (327)                                        (327)
Retained earnings                                          85,528        101,927          9,635                       111,562
Common stock owned by ESOPs subject
     to put options                                                      (10,984)                       10,984 (1)
Unrealized gain on securities available for sale            3,224          3,530             65                         3,595
                                                       ----------     ----------       --------       ----------   ----------
TOTAL EQUITY                                              187,123        201,966         11,392         10,984        224,342
                                                       ----------     ----------       --------       ----------   ----------
TOTAL LIABILITIES AND EQUITY                           $1,832,953     $2,064,360       $143,346             $0     $2,207,706
                                                       ----------     ----------       --------       ----------   ----------
                                                       ----------     ----------       --------       ----------   ----------

Proforma adjustment explanations:
(1) Shares of common stock held by the employee stock ownership plans ("ESOPs") of Hoosier Hills Financial Corporation ("HHFC"), Princeton Federal Bank fsb and Downstate Banking Co., subject to put options, will be exchanged for shares of NCBE Common. The ESOPs will be terminated and the NCBE Common will be distributed to the participants.
(2) Reflects the retirement of treasury shares reflected on the financial statements of HHFC, 1st Bancorp Vienna, Inc. and Illinois One Bancorp, Inc.
(3) Reflects 16,050,056 shares of NCBE Common outstanding at June 30, 1998 at $1.00 stated value.

                                         NCBE
                UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                          FOR SIX MONTHS ENDED JUNE 30, 1998
                        (IN THOUSANDS, OTHER THAN SHARE DATA)


                                                                       NCBE AND
                                                                        OTHER
                                                                       POOLING
                                                          NCBE       ACQUISITIONS        PBI            TOTAL
                                                       ----------     ----------       --------       ----------

INTEREST INCOME
Interest and fees on loans                                $55,926        $63,383         $5,498        $68,881
Interest and dividends on securities
     Taxable                                                5,603          6,598            501          7,099
     Tax-exempt                                             5,177          5,440             92          5,532
Interest on federal funds sold                                233            452             25            477
Interest on other income                                      165            194                           194
                                                       ----------     ----------       --------       ----------
   TOTAL INTEREST INCOME                                   67,104         76,067          6,116         82,183
                                                       ----------     ----------       --------       ----------
INTEREST EXPENSE
Interest on deposits                                       25,805         29,910          2,682         32,592
Interest on short-term borrowings                           1,231          1,264                         1,264
Interest on other borrowings                                4,148          4,474            192          4,666
                                                       ----------     ----------       --------       ----------
   TOTAL INTEREST EXPENSE                                  31,184         35,648          2,874         38,522
                                                       ----------     ----------       --------       ----------
NET INTEREST INCOME                                        35,920         40,419          3,242         43,661

Provision for loan losses                                   1,876          2,003            144          2,147
                                                       ----------     ----------       --------       ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES        34,044         38,416          3,098         41,514
                                                       ----------     ----------       --------       ----------
NONINTEREST INCOME
Trust income                                                1,015          1,017                         1,017
Service charges on deposit accounts                         2,952          3,248            269          3,517
Other service charges and fees                              1,911          2,031                         2,031
Securities gains (losses)                                   1,060          1,051             (6)         1,045
Other                                                         862            994            202          1,196
                                                       ----------     ----------       --------       ----------
   TOTAL NONINTEREST INCOME                                 7,800          8,341            465          8,806
                                                       ----------     ----------       --------       ----------
NONINTEREST EXPENSE
Salaries, wages, and other employee benefits               12,355         14,677          1,079         15,756
Occupancy expense                                           3,352          3,875            184          4,059
Other                                                       8,219          9,206            940         10,146
                                                       ----------     ----------       --------       ----------
   TOTAL NONINTEREST EXPENSE                               23,926         27,758          2,203         29,961
                                                       ----------     ----------       --------       ----------
INCOME BEFORE INCOME TAXES                                 17,918         18,999          1,360         20,359

Income tax expense                                          5,485          5,860            444          6,304
                                                       ----------     ----------       --------       ----------
NET INCOME                                                $12,433        $13,139           $916        $14,055
                                                       ----------     ----------       --------       ----------
                                                       ----------     ----------       --------       ----------
Earnings per share:
   Basic                                                    $0.92          $0.87                         $0.88
   Diluted                                                   0.91           0.86                          0.87

Weighted shares:
   Basic                                               13,485,787     15,032,325        976,744 (1) 16,009,069
   Diluted                                             13,638,444     15,192,667        976,744 (1) 16,169,411

(1)  Based on weighted average outstanding shares times 179.8462 exchange rate.

                                         NCBE
                UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                          FOR SIX MONTHS ENDED JUNE 30, 1997
                        (IN THOUSANDS, OTHER THAN SHARE DATA)




                                                                       NCBE AND
                                                                        OTHER
                                                                       POOLING
                                                          NCBE       ACQUISITIONS        PBI           TOTAL
                                                       ----------     ----------       --------       --------
INTEREST INCOME
Interest and fees on loans                                $47,155        $54,429         $4,813        $59,242
Interest and dividends on securities:
     Taxable                                                6,325          7,421            662          8,083
     Tax-exempt                                             4,430          4,744             91          4,835
Interest on federal funds sold                                326            419             48            467
Interest on other income                                       97            129                           129
                                                          -------        -------         ------        -------
   TOTAL INTEREST INCOME                                   58,333         67,142          5,614         72,756
                                                          -------        -------         ------        -------


INTEREST EXPENSE
Interest on deposits                                       21,872         25,783          2,574         28,357
Interest on short-term borrowings                           1,610          1,650                         1,650
Interest on other borrowings                                2,467          2,738            135          2,873
                                                          -------        -------         ------        -------
   TOTAL INTEREST EXPENSE                                  25,949         30,171          2,709         32,880
                                                          -------        -------         ------        -------
NET INTEREST INCOME                                        32,384         36,971          2,905         39,876

Provision for loan losses                                     770            887            146          1,033
                                                          -------        -------         ------        -------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES        31,614         36,084          2,759         38,843
                                                          -------        -------         ------        -------
NONINTEREST INCOME
Trust income                                                  788            788                           788
Service charges on deposit accounts                         2,443          2,690            252          2,942
Other service charges and fees                              1,538          1,649             43          1,692
Securities gains                                              619            615              6            621
Other                                                         564            701             91            792
                                                          -------        -------         ------        -------
   TOTAL NONINTEREST INCOME                                 5,952          6,443            392          6,835
                                                          -------        -------         ------        -------
NONINTEREST EXPENSE
Salaries, wages, and other employee benefits               11,265         12,994            984         13,978
Occupancy expense                                           2,717          3,132            164          3,296
Other                                                       6,151          6,962            764          7,726
                                                          -------        -------         ------        -------
   TOTAL NONINTEREST EXPENSE                               20,133         23,088          1,912         25,000
                                                          -------        -------         ------        -------
INCOME BEFORE INCOME TAXES                                 17,433         19,439          1,239         20,678

Income tax expense                                          5,365          6,002            409          6,411
                                                          -------        -------         ------        -------
NET INCOME                                                $12,068        $13,437           $830        $14,267
                                                          -------        -------         ------        -------
                                                          -------        -------         ------        -------
Earnings per share:
   Basic                                                    $0.90          $0.92                         $0.92
   Diluted                                                   0.89           0.91                          0.91

Weighted shares:
   Basic                                               13,346,924     14,570,998        976,744 (1) 15,547,742
   Diluted                                             13,485,340     14,718,314        976,744 (1) 15,695,058

(1)  Based on weighted average outstanding shares times 179.8462 exchange rate.

                                        NCBE
               UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                          FOR YEAR ENDED DECEMBER 31, 1997
                       (IN THOUSANDS, OTHER THAN SHARE DATA)

                                                                       NCBE AND
                                                                        OTHER
                                                                       POOLING
                                                          NCBE       ACQUISITIONS        PBI           TOTAL
                                                       ----------     ----------       --------       --------
INTEREST INCOME
Interest and fees on loans:
   Taxable                                                $97,099       $108,383        $10,250       $118,633
   Tax-exempt                                                 990            990                           990
Interest and dividends on securities:
   Taxable                                                 12,079         13,604          1,206         14,810
   Tax-exempt                                               9,266          9,819            183         10,002
Interest on federal funds sold                                751            928             78          1,006
Interest on other income                                      214            570                           570
                                                          -------        -------         ------        -------
   TOTAL INTEREST INCOME                                  120,399        134,294         11,717        146,011
                                                          -------        -------         ------        -------
INTEREST EXPENSE
Interest on deposits                                       45,418         51,439          5,308         56,747
Interest on short-term borrowings                           3,370          3,257                         3,257
Interest on other borrowings                                5,528          6,495            326          6,821
                                                          -------        -------         ------        -------
   TOTAL INTEREST EXPENSE                                  54,316         61,191          5,634         66,825
                                                          -------        -------         ------        -------
NET INTEREST INCOME                                        66,083         73,103          6,083         79,186

Provision for loan losses                                   2,185          2,398            290          2,688
                                                          -------        -------         ------        -------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES        63,898         70,705          5,793         76,498
                                                          -------        -------         ------        -------
NONINTEREST INCOME
Trust income                                                1,956          1,927                         1,927
Service charges on deposit accounts                         5,476          5,880            507          6,387
Other service charges and fees                              2,677          2,677             93          2,770
Securities gains (losses)                                     798            807             (3)           804
Other                                                       1,307          1,696            188          1,884
                                                          -------        -------         ------        -------
   TOTAL NONINTEREST INCOME                                12,214         12,987            785         13,772
                                                          -------        -------         ------        -------
NONINTEREST EXPENSE
Salaries, wages, and other employee benefits               24,085         27,175          2,065         29,240
Occupancy expense                                           2,857          3,448            401          3,849
Furniture and equipment expense                             2,847          2,972                         2,972
Assessments of the Federal Deposit
     Insurance Corporation                                    294            306                           306
Other                                                      12,676         13,990          1,502         15,492
                                                          -------        -------         ------        -------
   TOTAL NONINTEREST EXPENSE                               42,759         47,891          3,968         51,859
                                                          -------        -------         ------        -------
INCOME BEFORE INCOME TAXES                                 33,353         35,801          2,610         38,411

Income tax expense                                          9,770         10,638            855         11,493
                                                          -------        -------         ------        -------
NET INCOME                                                $23,583        $25,163         $1,755        $26,918
                                                          -------        -------         ------        -------
                                                          -------        -------         ------        -------
Earnings per share:
   Basic                                                    $1.76          $1.72                         $1.73
   Diluted                                                  $1.74          $1.70                         $1.71

Weighted shares:
   Basic                                               13,393,573     14,617,834        976,744(1)  15,594,578
   Diluted                                             13,556,688     14,789,713        976,744(1)  15,766,457

(1)  Based on weighted average outstanding shares times 179.8462 exchange rate.

                                        NCBE
               UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                          FOR YEAR ENDED DECEMBER 31, 1996
                       (IN THOUSANDS, OTHER THAN SHARE DATA)

                                                                       NCBE AND
                                                                        OTHER
                                                                       POOLING
                                                          NCBE       ACQUISITIONS        PBI           TOTAL
                                                       ----------     ----------       --------       --------
INTEREST INCOME
Interest and fees on loans:
   Taxable                                                $88,156        $98,458         $8,341       $106,799
   Tax-exempt                                                 749            749                           749
Interest and dividends on securities:
   Taxable                                                 14,371         15,848          1,350         17,198
   Tax-exempt                                               5,778          6,392            170          6,562
Interest on federal funds sold                                737            922             20            942
Interest on other income                                      364            761                           761
                                                          -------        -------         ------        -------
   TOTAL INTEREST INCOME                                  110,155        123,130          9,881        133,011
                                                          -------        -------         ------        -------
INTEREST EXPENSE
Interest on deposits                                       41,980         47,905          4,446         52,351
Interest on short-term borrowings                           2,459          2,381                         2,381
Interest on other borrowings                                3,800          4,366            299          4,665
                                                          -------        -------         ------        -------
   TOTAL INTEREST EXPENSE                                  48,239         54,652          4,745         59,397
                                                          -------        -------         ------        -------
NET INTEREST INCOME                                        61,916         68,478          5,136         73,614

Provision for loan losses                                   3,234          3,480            216          3,696
                                                          -------        -------         ------        -------
Net interest income after provision for loan losses        58,682         64,998          4,920         69,918
                                                          -------        -------         ------        -------
NONINTEREST INCOME
Trust income                                                1,818          1,818                         1,818
Service charges on deposit accounts                         5,143          5,548            502          6,050
Other service charges and fees                              2,407          2,407            174          2,581
Securities gains (losses)                                      69             72            (51)            21
Other                                                       1,293          1,510            174          1,684
                                                          -------        -------         ------        -------
   TOTAL NONINTEREST INCOME                                10,730         11,355            799         12,154
                                                          -------        -------         ------        -------
NONINTEREST EXPENSE
Salaries, wages, and other employee benefits               21,185         23,903          1,943         25,846
Occupancy expense                                           2,855          3,404            335          3,739
Furniture and equipment expense                             2,681          2,779                         2,779
Assessments of the Federal Deposit
     Insurance Corporation                                    887            987                           987
Other                                                      10,615         11,961          1,195         13,156
                                                          -------        -------         ------        -------
   TOTAL NONINTEREST EXPENSE                               38,223         43,034          3,473         46,507
                                                          -------        -------         ------        -------
INCOME BEFORE INCOME TAXES                                 31,189         33,319          2,246         35,565

Income tax expense                                          9,960         10,594            732         11,326
                                                          -------        -------         ------        -------
NET INCOME                                                $21,229        $22,725         $1,514        $24,239
                                                          -------        -------         ------        -------
                                                          -------        -------         ------        -------
Earnings per share:
   Basic                                                    $1.57          $1.54                         $1.54
   Diluted                                                  $1.56          $1.54                         $1.54

Weighted shares:
   Basic                                               13,561,441     14,780,980        980,881(1)  15,761,861
   Diluted                                             13,573,403     14,798,545        980,881(1)  15,779,426

(1)  Based on weighted average outstanding shares times 179.8462 exchange rate.

                                        NCBE
               UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                          FOR YEAR ENDED DECEMBER 31, 1995
                       (IN THOUSANDS, OTHER THAN SHARE DATA)

                                                                       NCBE AND
                                                                        OTHER
                                                                       POOLING
                                                          NCBE       ACQUISITIONS        PBI           TOTAL
                                                       ----------     ----------       --------       --------
INTEREST INCOME
Interest and fees on loans:
   Taxable                                                $76,879        $87,137         $7,064        $94,201
   Tax-exempt                                                 693            693                           693
Interest and dividends on securities:
   Taxable                                                 15,586         16,643          1,671         18,314
   Tax-exempt                                               3,660          4,177            227          4,404
Interest on federal funds sold                              1,159          1,246             52          1,298
Interest on other income                                      697            749                           749
                                                          -------        -------         ------        -------
   TOTAL INTEREST INCOME                                   98,674        110,645          9,014        119,659
                                                          -------        -------         ------        -------
INTEREST EXPENSE
Interest on deposits                                       39,574         45,021          4,082         49,103
Interest on short-term borrowings                           1,671          1,854                         1,854
Interest on other borrowings                                1,011          1,192            301          1,493
                                                          -------        -------         ------        -------
   TOTAL INTEREST EXPENSE                                  42,256         48,067          4,383         52,450
                                                          -------        -------         ------        -------
NET INTEREST INCOME                                        56,418         62,578          4,631         67,209

Provision for loan losses                                     335            535            230            765
                                                          -------        -------         ------        -------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES        56,083         62,043          4,401         66,444
                                                          -------        -------         ------        -------
NONINTEREST INCOME
Trust income                                                1,599          1,599             10          1,609
Service charges on deposit accounts                         4,171          4,489            426          4,915
Other service charges and fees                              1,814          1,814            118          1,932
Securities (losses)                                           (72)           (62)            (4)           (66)
Other                                                       1,449          1,652            165          1,817
                                                          -------        -------         ------        -------
   TOTAL NONINTEREST INCOME                                 8,961          9,492            715         10,207
                                                          -------        -------         ------        -------
NONINTEREST EXPENSE
Salaries, wages, and other employee benefits               20,147         23,281          1,680         24,961
Occupancy expense                                           3,029          3,459            141          3,600
Furniture and equipment expense                             2,543          2,651             73          2,724
Assessments of the Federal Deposit
     Insurance Corporation                                  1,474          1,615            196          1,811
Other                                                       9,443         10,116          1,172         11,288
                                                          -------        -------         ------        -------
   TOTAL NONINTEREST EXPENSE                               36,636         41,122          3,262         44,384
                                                          -------        -------         ------        -------
INCOME BEFORE INCOME TAXES                                 28,408         30,413          1,854         32,267

Income tax expense                                          9,668         10,267            573         10,840
                                                          -------        -------         ------        -------
NET INCOME                                                $18,740        $20,146         $1,281        $21,427
                                                          -------        -------         ------        -------
                                                          -------        -------         ------        -------
Earnings per share:
   Basic                                                    $1.36          $1.34                         $1.34
   Diluted                                                  $1.36          $1.34                         $1.34

Weighted shares:
   Basic                                               13,818,720     15,033,853        980,881(1)  16,014,734
   Diluted                                             13,826,513     15,051,655        980,881(1)  16,032,536

(1)  Based on weighted average outstanding shares times 179.8462 exchange rate.

                        COMPARATIVE STOCK PRICES AND DIVIDENDS

     Shares of NCBE Common are traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol "NCBE". The following table sets forth the high and low sales prices of NCBE Common and cash dividends declared for the periods indicated. Prices and dividends have been adjusted to reflect stock dividends and splits. There is no established public trading market for the shares of PBI Common.

                                        NCBE COMMON                                 PBI COMMON
                             ------------------------------------      ------------------------------------------
                                                          CASH                                          CASH
                                                        DIVIDENDS                                     DIVIDENDS
                              LOW            HIGH        DECLARED      LOW (1)         HIGH (1)      DECLARED (3)
                              ---            ----       ---------      -------         --------      ------------
1996
First Quarter                $21.54         $27.10      $0.11             ---              --          $ 73.33
Second Quarter                25.17          26.76       0.14 1/2          --              --             ---
Third Quarter                 25.17          26.42       0.15 1/2          --              --            36.66
Fourth Quarter                25.40          28.57       0.15          $2,350.00       $2,350.00          ---

1997
First Quarter                 27.86          32.26       0.15 1/4           --             --            36.83
Second Quarter                30.24          40.24       0.15 1/4           --             --           110.78
Third Quarter                 38.57          41.67       0.15 1/4       2,520.00       2,520.00          79.71
Fourth Quarter                40.00          51.19       0.18               --             --            36.83

1998
First Quarter                 38.50          45.50       0.18               --             --            79.34
Second Quarter                37.00          45.00       0.18               --             --           120.28
Third Quarter                 32.75          40.63       0.18               --             --            79.83
Fourth Quarter (2)            35.75          40.00        --                --             --             ---

____________
(1) There is no established public trading market for PBI Common. The market (to the extent one can be said to exist) for PBI Common has generally been one local to the Lexington, Kentucky area. Trading of PBI Common has been conducted primarily through private transactions and transfers within families or estates. Price information for these private transactions has not been made available to PBI.

(2)  Through October 21, 1998.

(3) Beginning in the second quarter of 1997, distributions paid by PBI have included amounts representing estimated liability for taxes as a result of PBI's status as an S Corporation. The portion of the distributions paid for estimated tax liabilities for the quarters indicated were as follows:
     6/30/97 - $73.95; 9/30/97 - $42.88; 3/31/98 - $42.51; 6/30/98 - $83.45; and
     9/30/98 - $43.00.

     On July 13, 1998, the last trading day before the public announcement of the proposed acquisition, the closing sale price of NCBE Common, was $40 1/2 per share. Based upon the per share price of NCBE Common on such date, the equivalent per share price of PBI Common would have been $7,283.77. The equivalent per share price for PBI Common is calculated by multiplying the specified closing sale price of NCBE Common by 179.8462, the number of shares of NCBE Common to be issued for each share of PBI Common in the Merger.

     On October 21, 1998, the closing sale price of NCBE Common was $40.00 per share. Based on the per share price of NCBE Common on such date, the equivalent per share price for PBI Common would have been $7,193.85.

     As of October 1, 1998, there were approximately 2,515 and 17 holders of record of NCBE Common and PBI Common, respectively.

     Both NCBE and PBI depend upon dividends from their financial institution subsidiaries to pay dividends to their shareholders. The ability of the financial institution subsidiaries to pay such dividends is limited by applicable banking laws and regulations.

     Shareholders of PBI are advised to obtain current market quotations for NCBE Common.

                             INFORMATION CONCERNING NCBE

BUSINESS

     NCBE was organized in 1985 to act as a bank holding company for The National City Bank of Evansville ("NCB"), which remains NCBE's principal banking subsidiary. As of August 31, 1998, NCBE owned 14 commercial banks (including
NCB), one savings bank, a leasing subsidiary and a property management company. As of June 30, 1998 (and as restated to give effect to acquisitions accounted for as poolings of interests and consummated through August 31, 1998), NCBE had total consolidated assets of $1.8 billion, total loans of $1.3 billion, total deposits of $1.4 billion and total shareholders' equity of $187.1 million. NCBE's financial institution subsidiaries provide a wide range of banking services in the tri-state area of Indiana, Kentucky, and Illinois.

RECENT DEVELOPMENTS

     The following is a brief description of the acquisitions completed since December 31, 1997 or which are presently pending.

     MAYFIELD BRANCH. On January 8, 1998, NCBE's subsidiary, First Kentucky Bank, through an affiliate acquired the Mayfield, Kentucky Branch of Republic Bank & Trust Company. First Kentucky Bank assumed deposit liabilities of $65.7 million in consideration of a deposit premium of $4.6 million. First Kentucky Bank also purchased the office facility and certain loans of the branch.

     BANK OF ILLINOIS IN MT. VERNON. On March 6, 1998, NCBE acquired Vernois Bancshares, Inc., the holding company for Bank of Illinois in Mt. Vernon ("BOI"), an Illinois banking corporation with three offices in Mount Vernon, Illinois. NCBE paid $27.5 million in cash for all of the outstanding stock of the holding company. As of December 31, 1997, BOI had total assets of $163.5 million, net loans of $109.3 million and total deposits of $127.7 million. The acquisition was accounted for using the purchase method of accounting and the results of operations of BOI will be included in NCBE's consolidated results of operations from the date of acquisition.

The acquisitions of the Mayfield Branch and Bank of Illinois in Mt. Vernon are referred to as the "Purchase Transactions."

     ILLINOIS ONE BANK, NATIONAL ASSOCIATION. On May 31, 1998, NCBE acquired Illinois One Bancorp., Inc. ("IOBI"), the holding company for Illinois One Bank, National Association ("IOB"), a national banking association with offices in Shawneetown, Elizabethtown and Golconda, Illinois. NCBE issued 572,737 shares of NCBE Common in the transaction. As of March 31, 1998, IOB had total assets of $87.8 million, and total shareholders' equity of $10.9 million. The acquisition was accounted for as a pooling of interests.

     TRIGG COUNTY FARMERS BANK. On August 31, 1998, NCBE acquired Trigg Bancorp, Inc. ("TBI"), the holding company for Trigg County Farmers Bank ("TCFB"), a Kentucky banking corporation, which has three offices in Cadiz, Kentucky. In the transaction, NCBE issued 736,278 shares of NCBE Common to shareholders of TBI. As of June 30, 1998, TCFB had total assets of $95.9 million and total shareholders equity of $8.8 million. The acquisition was accounted for as a pooling of interests.

     COMMUNITY FIRST BANK OF KENTUCKY AND COMMUNITY FIRST BANK, N.A.  On
August 31, 1998, NCBE acquired Community First Financial, Inc. ("CFF"), the holding company for Community First Bank of Kentucky, a Kentucky banking corporation, which has two offices in Warsaw and Dry Ridge, Kentucky, and Community First Bank, National Association, a national banking association, which has six offices in Maysville, May's Lick and Mount Olivet, Kentucky and Aberdeen and Ripley, Ohio. In the transaction, NCBE issued 1,432,202 shares of NCBE Common to shareholders of CFF. As of June 30, 1998, CFF's subsidiary banks had total assets of $133.4 million and total shareholders' equity of $15.6 million. The acquisition was accounted for as a pooling of interests.

The acquisitions of Illinois One Bank, National Association, Trigg County Farmers Bank, Community First Bank of Kentucky and Community First Bank, N.A. are referred to as the "Completed Pooling Acquisitions."

     THE RIPLEY COUNTY BANK. On October 1, 1998, NCBE acquired Hoosier Hills Financial Corporation ("HHFC"), the holding company for The Ripley County Bank ("RCB"), an Indiana banking corporation, which has offices in Milan, Osgood, and Versailles, Indiana. NCBE issued 729,936 shares of NCBE Common in the transaction. As of June 30, 1998, RCB had total assets of $112.3 million and total shareholders' equity of $11.3 million. The acquisition will be accounted for using the pooling of interests method of accounting.

     FIRST STATE BANK OF VIENNA. On October 1, 1998, NCBE acquired 1st Bancorp Vienna, Inc. ("Bancorp"), the holding company for First State Bank of Vienna ("FSBV"), an Illinois banking corporation with a single office in Vienna, Illinois. NCBE issued 289,134 shares of NCBE Common in a transaction in which Bancorp was merged into NCBE and FSBV was merged into IOB. As of June 30, 1998, FSBV had total assets of $39.3 million and total shareholders' equity of $5.0 million. The acquisition will be accounted for using the pooling of interests method of accounting.

     PRINCETON FEDERAL BANK, FSB. NCBE is a party to an Agreement and Plan of Reorganization dated May 22, 1998 with Princeton Federal Bank, fsb ("PFB"), a federal savings bank, with a single office in Princeton, Kentucky. The agreement relates to the acquisition of PFB in a transaction in which PFB would merge with an interim subsidiary of NCBE, and approximately 201,000 shares of NCBE Common are expected to be issued. As of June 30, 1998, PFB had total assets of $31.3 million and total shareholders' equity of $4.2 million. The acquisition is subject to regulatory approval and the approval of shareholders of PFB. The acquisition is expected to qualify for the pooling of interests method of accounting. The parties expect to close the merger in the fourth quarter of 1998.

The acquisitions of The Ripley County Bank, First State Bank of Vienna and Princeton Federal Bank, fsb, are referred to as the "Other Pooling Acquisitions."

     BANK OF CRITTENDEN. NCBE is a party to an Agreement and Plan of Merger dated June 30, 1998 with Commonwealth Commercial Corp. ("CCC"), the holding company for Bank of Crittenden ("BC"), a Kentucky banking corporation with a single office in Crittenden, Kentucky. The agreement relates to the acquisition of CCC in a merger transaction in which approximately 190,000 shares of NCBE Common are expected to be issued. As of June 30, 1998, BC had total assets of $26.5 million and total shareholders' equity of $2.9 million. The acquisition is subject to the approval of the Federal Reserve. NCBE expects to account for the acquisition as an immaterial pooling of interests. The parties expect the merger to close in the fourth quarter of 1998.

     DOWNSTATE NATIONAL BANK. NCBE is a party to an Agreement and Plan of Merger dated July 9, 1998, with Downstate Banking Co. ("DBC"), the holding company for Downstate National Bank ("DNB"), which has one office in Brookport, Illinois. The agreement relates to the acquisition of DBC in a merger transaction in which approximately 107,100 shares of NCBE Common are expected to be issued. DNB would concurrently merge into and become a branch of NCBE's subsidiary, Illinois One Bank, National Association. As of June 30, 1998, DNB had total assets of $22.0 million and total shareholders' equity of $1.4 million. The acquisition is subject to the approval of the Office of the Comptroller of the Currency. NCBE expects to account for the acquisition as an immaterial pooling of interests. The parties expect to close the merger in the fourth quarter of 1998.

     The following is a description of a recent securities offering:

     TRUST PREFERRED OFFERING. On March 30, 1998, NCBE Capital Trust I (the "Trust"), an affiliate of NCBE, completed a $34.5 million public offering of its cumulative trust preferred securities. The Trust used the proceeds of the public offering and funds from NCBE to purchase $35.6 million principal amount of subordinated debentures to be issued by NCBE. NCBE used the net proceeds from the sale of its subordinated debentures to repay indebtedness incurred in the acquisitions of BOI discussed above.

YEAR 2000 ISSUE

     The Year 2000 poses a unique set of challenges to industries reliant on information technology. As a result of methods employed by early programmers, many software applications and operational programs may be unable to distinguish the year 2000 from the year 1900. If not effectively addressed, this problem could result in the production of inaccurate data, or, in the worst cases, the inability of the systems to continue to function altogether. Financial institutions are particularly vulnerable due to the industry's dependence on electronic data processing systems.

     NCBE is committed to a plan for achieving Year 2000 compliance. Management believes that the expenditures required to bring systems into compliance will not have a materially adverse effect on NCBE's performance. However, the Year 2000 problem is pervasive and complex and can potentially affect any computer process. Accordingly, no assurance can be given that Year 2000 compliance can be achieved without additional unanticipated expenditures and uncertainties that might affect future financial results.

     NCBE and its banking subsidiaries are subject to examination with respect to their Year 2000 compliance by various state and federal agencies, including the Federal Reserve Board, the Comptroller of the Currency, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, and state banking agencies. If NCBE does not maintain at least its current "satisfactory" rating with respect to its Year 2000 compliance efforts, regulatory applications seeking approval of acquisitions or such approvals may be deferred until the rating becomes satisfactory or approvals may only be given subject to additional conditions. While management expects to devote sufficient corporate resources to satisfy regulatory concerns in this area, there can be no assurance thereof.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number of shares of NCBE Common beneficially owned as of the Record Date by (i) each person or group of persons known to NCBE to be the beneficial owner of more than five percent (5%) of the issued and outstanding shares of NCBE Common and (ii) each director and executive officer of NCBE. Also set forth below is such information adjusted for the Merger (assuming the issuance of 976,744 shares of NCBE Common). Except as otherwise noted, each person or group identified below holds sole voting and sole investment power with respect to the shares identified as beneficially owned.

                                           BENEFICIAL OWNERSHIP         BENEFICIAL OWNERSHIP
                                            PRIOR TO THE MERGER           AFTER THE MERGER
                                         -----------------------       ---------------------
NAME                                       SHARES        PERCENT          SHARES     PERCENT
----                                       ------        -------          ------     -------
Janice L. Beesley                          65,459  (1)      *              65,459       *
Ben L. Cundiff                            416,976           2.8%          416,976       2.8%
Michael F. Elliott                        341,122  (2)      2.3%          341,122       2.3%
Susanne R. Emge                            24,580  (3)      *              24,580       *
Donald G. Harris                           12,095           *              12,095       *
H. Ray Hoops                                1,015           *               1,015       *
Robert A. Keil                             73,641  (4)      *              73,641       *
John D. Lippert                            71,797  (5)      *              71,797       *
Ronald G. Reherman                          9,105  (6)      *               9,105       *
Curtis D. Ritterling                        7,901  (7)      *               7,901       *
Laurence R. Steenberg                      29,402  (8)      *              29,402       *
Robert D. Vance                           716,390  (9)      4.9%          716,390       4.8%
Richard F. Welp                             4,154  (10)     *               4,154       *
Stephen C. Byelick, Jr.                     3,366  (11)     *               3,366       *
All directors and executive
     officers as a group (14 persons)   1,777,033  (12)    11.9%        1,777,033      11.7%

____________

*    Less than 1%.
(1) Includes 28,218 shares with sole voting and investment power, 28,106 shares with sole voting and investment power by spouse and 9,135 shares that may be purchased pursuant to options exercisable within 60 days.
(2)   Includes 271,121 shares with sole voting and investment power;
      3,248 shares with shared voting and investment power with spouse; and 66,753 shares subject to options exercisable within 60 days.
(3)   Includes 2,028 shares with sole voting and investment power;
      14,894 shares with shared voting and investment power with spouse; and 7,658 shares with sole voting and investment power by spouse.
(4) Includes 12,138 shares with shared voting and investment power with spouse; and 61,503 shares subject to options exercisable within 60 days.
(5)   Includes 15,695 shares with sole voting and investment power;
      8,274 shares with sole voting and investment power by spouse; and 47,828 shares subject to options exercisable within 60 days.
(6) Includes 3,401 shares with sole voting and investment power; and 5,704 shares with shared voting and investment power with spouse.
(7) Includes 2,500 shares with sole voting and investment power; 151 shares with shared voting and investment power with spouse; and 5,250 shares subject to options exercisable within 60 days.
(8) All shares are held in trust for a limited partnership of which Mr. Steenberg is a general partner with sole voting and investment power.
(9) Includes 705,326 shares with sole voting and investment power; and 11,064 shares with sole voting and investment power by spouse.
(10) Includes 1,960 shares with sole voting and investment power; and 2,194 shares with shared voting and investment power with spouse.
(11) Includes 216 shares with shared voting and investment power with spouse and 3,150 shares subject to options exercisable within 60 days.
(12)  Includes 193,619 shares subject to options exercisable within 60 days.

                               INFORMATION CONCERNING
                            PROGRESSIVE BANCSHARES, INC.


BUSINESS

     PBI was incorporated under the laws of the Commonwealth of Kentucky on July 22, 1983 to serve as a bank holding company. The Bank is a national banking association that commenced business in 1866. The business of PBI consists solely of the ownership, supervision and control of the bank. The Bank has its main office located in Lexington, Fayette County, Kentucky, one branch office located in Owingsville, Bath County, Kentucky, and two branch offices located in Lawrenceburg, Anderson County, Kentucky. As of June 30, 1998, PBI had, on a consolidated basis, total assets of $143.3 million, net loans of $114.2 million, total deposits of $123.7 million and total shareholders' equity of $11.4 million.

SELECTED FINANCIAL DATA OF PBI

     The selected consolidated data as of and for the years ended December 31, 1997 and 1996 have been derived from financial statements audited by independent public accountants, whose reports can be found elsewhere in this Prospectus/Proxy Statement. This data should be read in conjunction with PBI's Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                               For the Six Months Ended        For the Year Ended
                                                       June 30,                   December 31,
                                               -------------------------       -------------------
(DOLLAR AMOUNTS OTHER THAN PER
SHARE DATA IN THOUSANDS)                          1998           1997           1997          1996
                                                  ----           ----           ----          ----
Net interest income                            $  3,242       $  2,905       $  6,083      $  5,137
Provision for loan losses                           144            146            290           216
                                                -------        -------        -------       -------
Net interest income after provision
  for loan losses                                 3,098          2,759          5,793         4,921
Noninterest income                                  465            392            785           798
Noninterest expense                               2,204          1,912          3,968         3,473
                                                -------        -------        -------       -------
Income before income tax expense                  1,359          1,239          2,610         2,246
Income tax expense                                  -              161            161           732
                                                -------        -------        -------       -------
Net income                                       $1,359         $1,078         $2,449        $1,514
                                                -------        -------        -------       -------
                                                -------        -------        -------       -------

Pro forma C Corporation income tax expense(1)       444            409            856           732
                                                -------        -------        -------       -------
Pro forma net income                               $915           $830         $1,754        $1,514
                                                -------        -------        -------       -------
                                                -------        -------        -------       -------

PER COMMON SHARE
Net income(2)                                   $168.55        $152.86        $323.01       $277.56
Cash dividends declared                          199.62         147.61         264.15        109.99
Book value                                        2,098          1,899          2,044         1,846

TOTALS
Loans                                           115,608        109,124        115,364        96,490
Allowance for loan losses                         1,417          1,202          1,315         1,039
Securities                                       16,186         21,018         21,836        19,471
Total assets                                    143,346        137,799        144,203       126,000
Deposits                                        123,695        117,479        123,296       112,200
Stockholders' equity                             11,392         10,314         11,104        10,024

SELECTED FINANCIAL RATIOS
Net income to average assets(2)                    1.28%          1.23%          1.25%         1.23%
Net income to average equity(2)                   16.25%         16.56%         16.57%        15.92%
Cash dividend payout ratio(2)                     79.80%         74.39%         58.59%        39.64%
Average equity to average assets                   7.85%          7.77%          7.56%         7.75%
Tangible equity to tangible assets                 7.70%          7.21%          7.45%         7.66%
Total capital to risk weighted assets             12.11%         11.44%         11.84%        12.38%

OTHER DATA
Weighted average shares                           5,431          5,431          5,431         5,454
Risk weighted assets                            101,405         97,098        100,621        85,931


    (1) PBI elected S Corporation status effective January 1, 1997. Amounts represent the tax expense that would have been recognized as if C Corporation status had been maintained.
    (2)   Computed using pro forma net income for comparability.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis is presented to facilitate the understanding of the financial position and results of the operations of PBI and its subsidiary The Progressive Bank, National Association (the "Bank"). It identifies trends and changes that occurred during the reported periods and should be read in conjunction with the consolidated financial statements and accompanying notes.

     BUSINESS

     PBI is a one-bank holding company which conducts no direct business activities. All business activities are performed by the Bank. The Bank operates 4 banking locations and conducts its operations in and throughout the surrounding communities of Lexington, Lawrenceburg, and Owingsville, Kentucky. PBI's consolidated results are dependent upon net interest income, which is the difference between the interest income on interest earning assets and the interest expense on interest bearing liabilities. Principal interest earning assets are securities and commercial, agricultural, real estate mortgage and consumer loans. Interest bearing liabilities consist of interest bearing deposit accounts and short-term and long-term borrowings. Other sources of income include fees charged to customers for a variety of loan and deposit services. Operating expenses consist primarily of employee salaries and benefits and occupancy and equipment expenses. PBI's results of operations are significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory agencies.

     Prior to their merger and name change which was effective January 1, 1998, the Bank operated as two separate subsidiaries of PBI, Farmers Bank and The Anderson National Bank.

     PBI elected S Corporation status, from C Corporation status, effective January 1, 1997. Earnings and losses after that date are included in the personal income tax returns of the stockholders and taxed depending on their personal tax strategies. While PBI has not recorded income tax expense since electing S Corporation status, for historical comparison purposes as well for comparability with its acquiror National City Bancshares, Inc., a C Corporation tax filer, the net earnings of PBI are presented as if the tax expense had continued to be recorded as a C Corporation.

     As of June 30, 1998, PBI and the Bank employ an aggregate of approximately 58 persons on a full-time equivalent basis.

     RESULTS OF OPERATIONS

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1998 TO JUNE 30, 1997

     Pro forma net income increased to $915,000 for the six months ending June 30, 1998 as compared to $830,000 for the same period in the prior year. The increase was primarily the result of an 11.6% growth in net interest income. Returns on average assets and returns on average equity were 1.28% and 16.25% in 1998 as compared to 1.23% and 16.56% in 1997. As well, earnings per share increased to $168.55 from $152.86. Net interest income increased to $3.2 million for the six months ending June 30, 1998 as compared to $2.9 million for the same period in the prior year. The increase is primarily the result of a $9 million increase in average interest earning assets which earn at a higher rate than the rate paid on the corresponding increase in interest bearing liabilities. Noninterest income increased from $392,000 to $465,000 primarily from growth in service charges and fees on loans sold. Noninterest expense, increasing in all categories, increased from $1.9 million to $2.2 million. Pro forma C Corporation provision for income taxes increased from $409,000 in 1997 to $444,000 in 1998 and is attributable to the increase in income before taxes.

     FINANCIAL CONDITION

COMPARISON OF JUNE 30, 1998 TO DECEMBER 31, 1997

     Total assets decreased slightly to $143.3 million as of June 30, 1998 from $144.2 at December 31, 1997. Cash and cash equivalents increased from $3.2 million to $7.7 million primarily as a result of the corresponding decrease in securities available for sale from $17.9 million to $12.3 million. Net loans and deposits only increased marginally from $114.0 million to $114.2 million and from $123.3 million to $123.7 million, respectively. While the mix of borrowed funds varies from period to period depending on the volume of securities sold under agreements to repurchase, total borrowings other than deposits decreased to $7.5 million from $9.0 million primarily from scheduled maturities of advances from the Federal Home Loan Bank.

     RESULTS OF OPERATIONS

COMPARISON OF YEAR ENDED DECEMBER 31, 1997 TO DECEMBER 31, 1996

     GENERAL. Pro forma net income increased 15.9% or $240,000 over 1996 to $1.8 million in 1997. The increase is primarily the result of a $946,000 or 18.4% increase in net interest income partially offset by a $496,000 increase in noninterest expenses and a $123,000 increase in income taxes. Comparing the same periods, return on average assets and return on average equity increased to 1.25% and 16.57% from 1.23% and 15.92%. As well, earnings per share increased to $323.01 from $277.56.

     NET INTEREST INCOME. PBI's primary source of revenue is its net interest income, which is the difference between the interest received on its earning assets and the interest paid on the funds acquired to support those assets. Loans made to businesses and individuals are the primary interest earning assets, followed by investment securities and federal funds sold in the inter-bank market. Deposits are the primary interest bearing liabilities used to support the interest earning assets. The level of net interest income is affected by both the balances and mix of interest earning assets and interest bearing liabilities, the changes in their corresponding yields and costs, by the volume of interest earning assets funded by noninterest bearing deposits, and the level of capital. PBI's long term objective is to manage this income to provide the largest possible amount of income while balancing interest rate, credit and liquidity risks.

     Net interest income increased 18.4% or $946,000 to $6.1 million in 1997 as compared to $5.1 million in 1996. The increase is attributed primarily to the 15.0% or $17.6 million overall growth in average interest earning assets which earn at a higher rate than the rate paid on the corresponding growth in interest bearing liabilities. Average loans increased $18.4 million due to continued commercial, agriculture and residential real estate loan demand and was funded primarily through an increase of $16.4 million in average deposits. PBI's emphasis on attracting new loans rather than investing in securities also positively impacted net interest income because of the higher yield earned on loans over that earned on investment securities.

                AVERAGE BALANCE SHEETS AND AVERAGE INTEREST RATES
                                     TABLE 1

                               (Dollars in Thousands)


                                  ------------  1997 ---------------      --------------- 1996 -------------------
                                  Average                  Average        Average                      Average
                                  Balance     Interest      Rate          Balance        Interest        Rate
                                 -------     --------     -------        -------        --------      -------
Earnings assets:
 Investment securities
    Taxable                      $ 17,959     $ 1,206       6.72%        $ 20,307        $1,351         6.65%
    Tax-exempt(1)                   3,684         277       7.52            3,154           258         8.18
 Federal funds sold                 1,405          78       5.55              374            20         5.35
 Loans (2,3)                      111,924      10,250       9.16           93,491         8,341         8.92
                                 --------     -------       ----         --------        ------         ----
     Total earning assets        $134,972     $11,811       8.75%        $117,326        $9,970         8.50%
                                 --------     -------       ----         --------        ------         ----
                                 --------     -------       ----         --------        ------         ----

 Allowance for loan losses         (1,182)                                   (954)

Non-earning assets:
    Cash and due from banks      $  2,109                                $  2,382
    Premises and equipment          2,257                                   2,148
    Other assets                    1,755                                   1,728
                                 --------                                --------
     Total assets                $139,911                                $122,630
                                 --------                                --------
                                 --------                                --------

Interest bearing liabilities
    Transaction accounts         $ 21,876     $   782       3.56%        $ 17,230        $  528         3.06%
    Savings accounts               11,611         357       3.07           13,819           505         3.65
    Time deposits                  75,525       4,142       5.48           62,141         3,335         5.37
    Repurchase agreements and
     other borrowed funds           6,170         353       5.72            6,524           377         5.78
                                 --------     -------       ----         --------        ------         ----
    Total interest bearing
      liabilities                $115,182     $ 5,634       4.89%        $ 99,714        $4,745         4.76%
                                 --------     -------       ----         --------        ------         ----
                                 --------     -------       ----         --------        ------         ----

Non-interest bearing liabilities
    Demand deposits              $ 13,305                                $ 12,740
    Other liabilities                 841                                     668
    Stockholders' equity           10,583                                   9,508
                                 --------                                --------
    Total liabilities and
      stockholders' equity       $139,911                                $122,630
                                 --------                                --------
                                 --------                                --------
Net interest income                           $ 6,177                                    $5,225
                                             --------                                  --------
                                             --------                                  --------
Net interest spread                                         3.88%                                       3.74%
                                                            ----                                        ----
                                                            ----                                        ----
Net interest margin                                         4.59%                                       4.45%
                                                            ----                                        ----
                                                            ----                                        ----

     (1) Income computed on a tax equivalent basis assuming a 34% federal income tax rate.
     (2)  Includes loans on non-accrual status.
     (3)  Also includes fee income.

                      RATE/VOLUME VARIANCE ANALYSIS - TABLE 2
                               (Dollars in Thousands)


                                       1997 vs. 1996                                  1996 vs. 1995
                             Increase (decrease) due to change in           Increase (decrease) due to change in
                             ------------------------------------           ------------------------------------
                             Net Change     Volume           Rate           Net Change     Volume           Rate
                             ----------     ------           ----           ----------     ------           ----
Interest income:
  Investment securities
    Taxable                   $ (145)       $ (158)          $ 13            $ (320)        $ (186)         $(134)
    Tax exempt                    19            40            (21)              (86)           (77)            (9)
  Federal funds sold              58            37             21               (32)           (28)            (4)
  Loans                        1,909         1,683            226             1,277          1,203             74
                              ------        ------           ----            ------         ------          -----
    Total interest income     $1,841        $1,602           $239            $  839         $  912          $ (73)
                              ------        ------           ----            ------         ------          -----
                              ------        ------           ----            ------         ------          -----

Interest expense:
  Transaction accounts        $  254        $  157           $ 97            $   22         $   11          $  11
  Savings accounts              (148)          (74)           (74)               18             10              8
  Time deposits                  807           733             74               245            112            133
  Repurchase agreements and
   other borrowed funds          (24)          (20)            (4)               77             83             (6)
                              ------        ------           ----            ------         ------          -----
   Total interest expense        889           796             93               362            216            146
                              ------        ------           ----            ------         ------          -----
  Net interest income         $  952        $  806           $146            $  477         $  696          $(219)
                              ------        ------           ----            ------         ------          -----
                              ------        ------           ----            ------         ------          -----


     NONINTEREST INCOME. Noninterest income decreased $13,000 during 1997 to $785,000. The primary source of other income is service charge income on deposit products which increased from $502,000 in 1996 to $507,000 in 1997. The overall decrease in noninterest income related to the decrease in fees associated with loans originated for other institutions. Fees associated with these loans totaled $93,000 in 1997 and $174,000 in 1996 and will vary from period to period depending on the demand for this type of product.

     NONINTEREST EXPENSE. Noninterest expenses increased from $3.5 million in 1996 to $4.0 million in 1997. The primary component of noninterest expense is salaries and employee benefits expense which was $2.1 million in 1997 increasing nominally as compared to $2.0 million in 1996. The remainder of the increase is attributable to increased costs of occupancy and equipment, miscellaneous taxes, data processing, professional services, and various other expenses. The increases in noninterest expenses are primarily attributable to the increased costs associated with the opening of the Lexington location on January 1, 1997.

     INCOME TAXES. As discussed above, PBI elected S Corporation status effective January 1, 1997. For comparability purposes, management has computed a pro forma tax provision and pro forma net income as if they had continued in a C Corporation status. C Corporation provision for income taxes increased to $855,000 in 1997 as compared to $732,000 in 1996. The increase is due to the growth in income before income taxes.

     FINANCIAL CONDITION

COMPARISON OF DECEMBER 31, 1997 TO DECEMBER 31, 1996

     LOANS. Loans represent PBI's largest earning asset and as of December 31, 1997 represented 80.0% of total assets. During 1997, loans increased 19.6% to $115.4 million at December 31, 1997 from $96.5 million at December 31, 1996. The increase was primarily due to strong demand in commercial and agricultural loans which increased 23.5% to $64.6 million and real estate loans which increased 16.7% to $40.9 million.

     At June 30, 1998, the Bank had no concentrations of loans to borrowers of similar activities that exceeded 10% of total loans other than those categories already listed in the table below.

                          LOAN PORTFOLIO SUMMARY - TABLE 3
                               (Dollars in Thousands)

                                   June 30,                      December 31,                   December 31,
                                     1998            %              1997              %             1996              %
                                   -------          ---          -----------         ---        -----------          ---
Commercial and agricultural         $ 64,048         55.4%        $ 64,638            56.0%      $ 52,327             54.2%
Real estate                           41,094         35.5           40,863            35.4         35,022             36.3
Consumer and installment              10,466          9.1            9,863             8.6          9,141              9.5
                                    --------        -----         --------          ------       --------            -----
     Total loans                    $115,608        100.0%        $115,364           100.0%      $ 96,490            100.0%
                                    --------        -----         --------          ------       --------            -----
                                    --------        -----         --------          ------       --------            -----

     The table below illustrates PBI's rate sensitivities and repricing frequency for the commercial and agricultural loans as follows:


                              SELECTED LOAN DISTRIBUTION - TABLE 4
                                     (Dollars in Thousands)

                                    -------------------  June 30, 1998  ----------------------------
                                                         (in thousands)
                                    1 YEAR OR LESS       1 - 5 YEARS      AFTER 5 YEARS        TOTAL
                                    --------------       -----------      -------------        -----
Fixed rate maturities                  $ 25,167             $ 27,156          $  225         $ 52,548
Adjustable rate repricing
     frequency                           11,500                                                11,500
                                       --------             --------          ------         --------
                                       $ 36,667             $ 27,156          $  225         $ 64,048
                                       --------             --------          ------         --------
                                       --------             --------          ------         --------


     ALLOWANCE AND PROVISION FOR LOAN LOSSES. The allowance for loans losses is regularly evaluated by management and maintained at a level believed to be adequate to absorb future loan losses in PBI's portfolios. Periodic provisions to the allowance are made as needed. The amount of the provision for loan losses necessary to maintain an adequate allowance is based upon an assessment of current economic conditions, analysis of periodic loan reviews, delinquency trends and ratios, changes in the mixture and levels of the various categories of loans, historical charge-offs, recoveries, and other information. Management believes that the allowance for loan losses is adequate. Although management believes it uses the best information available to make allowance provisions, future adjustments which could be material may be necessary if management's assumptions differ from the loan portfolio's actual future performance.

     The allowance for loan losses increased $276,000 during 1997 to $1.3 million at December 31, 1997. The increase is primarily attributable to the growth in commercial and agricultural lending which generally presents a higher risk than residential lending. PBI's allowance for loan losses to total loans increased slightly from 1.08% at December 31, 1996 to 1.14% December 31, 1997. Net charge-offs for 1997 and 1996 were nominal compared to the loan portfolio and allowance for loan losses.

                      SUMMARY OF LOAN LOSS EXPERIENCE - TABLE 5
                               (Dollars in Thousands)


                                               Six Months
                                                  Ended
                                                 June 30,                Year Ended December 31,
                                                   1998                       1997       1996
                                               -----------               -----------------------
Allowance for loan losses at
  beginning of year                            $   1,315                  $  1,039      $  872

Charge-offs:
  Commercial and agricultural                        (31)                      (21)        (29)
  Real estate                                          -                        (1)          -
  Consumer and installment                           (28)                      (41)        (64)
                                               ---------                  --------      ------
    Total                                            (59)                      (63)        (93)

Recoveries:
  Commercial and agricultural                          8                        34          24
  Real estate                                          -                         -           -
  Consumer and installment                             9                        15          20
                                               ---------                  --------      ------
    Total                                             17                        49          44

Net charge-offs                                      (42)                      (14)        (49)
                                               ---------                  --------      ------
Provision for loan losses                            144                       290         216
                                               ---------                  --------      ------
Allowance for loan losses end of period        $   1,417                  $  1,315      $1,039
                                               ---------                  --------      ------
                                               ---------                  --------      ------
Net charge-offs to average loans                     .04%                      .01%        .05%


     The following table is management's allocation of the allowance for loan losses by loan type. Allowance funding and allocation is based on management's assessment of economic conditions, past loss experience, loan volume, past due history and other factors. Since these factors are subject to change, the allocation is not necessarily predictive of future portfolio performance.

     The allocation for the allowance for loan losses is an estimate of the portion of the allowance that will be used to cover future charge-offs in each major loan category, but it does not preclude any portion of the allowance allocated to one type of loan being used to absorb losses of another loan type.

                   ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES AND
                      PERCENT OF LOANS TO TOTAL LOANS - TABLE 6
                               (Dollars in Thousands)



                                                                                 -------- December 31 --------
                                                     JUNE 30, 1998               1997                       1996
                                                     -------------               ----                       ----
Commercial and agricultural loans               $   926      55.4%        $   871     56.0%         $   660     54.2%
Real estate                                         228      35.5             193     35.4              152     36.3
Consumer and installment                            263       9.1             251      8.4              227      9.5
                                                -------     -----         -------    -----          -------    -----
                                                $ 1,417     100.0%        $ 1,315    100.0%         $ 1,039    100.0%
                                                -------     -----         -------    -----          -------    -----
                                                -------     -----         -------    -----          -------    -----

     ASSET QUALITY. Loans are placed on non-accrual when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. When loans are placed on non-accrual status, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. These loans remain on non-accrual status until the borrower demonstrates the ability to remain current or the loan is deemed uncollectible and is charged-off. The following table provides information on non-performing assets.

                           NON-PERFORMING ASSETS - TABLE 7
                               (Dollars in Thousands)


                                                     JUNE 30                -------- December 31, --------
                                                       1998                   1997                  1996
                                                                              ----                  ----
Loans on non-accrual status (1)                      $   -                     $  33                  $ 4
Loans past due 90 days or more                         101                        52                   76
                                                     -----                     -----                  ---
Total non-performing loans                             101                        85                   80
Other real estate owned                                 30                         -                    -
                                                     -----                     -----                  ---
    Total non-performing assets                      $ 131                     $  85                  $80
                                                     -----                     -----                  ---
                                                     -----                     -----                  ---
Percentage of non-performing assets to
    total loans                                       0.11%                     0.07%                0.08%
Percentage of non-performing assets to
    total assets                                      0.09%                     0.06%                0.06%



     (1) The interest income that would have been earned and received on non-accrual loans was not material.

     PBI defines impaired loans to be those commercial and agricultural loans that management believes is probable that all principal and interest amounts will not be collected according to the loan contract. Impaired loans totaled $274,000 and $250,000 at December 31, 1997 and 1996. The allowance related to these loans was $41,000 and $38,000, respectively.

     INVESTMENT SECURITIES. The securities portfolio consists of debt and equity securities which provide PBI with a relatively stable source of income. Additionally, the investment portfolio provides a balance to interest rate and credit risks in other categories of the balance sheet. The securities portfolio is also used as a secondary source of liquidity. PBI has classified all municipal securities as held to maturity based on management's positive intent and ability to hold such securities to maturity. These municipal securities provide tax-free income and are within management's guidelines with respect to credit risk and market risk. The municipal securities have been issued principally by Kentucky municipalities. The U. S. Treasury and Federal Agency securities and asset-backed securities are classified as available for sale and provide a source of stable income and can be used as collateral to secure municipal deposits and repurchase agreements.

     Securities as a percentage of interest-earning assets decreased to 11.9% at June 30, 1998 versus 15.8% at December 31, 1997 and 16.5% at December 31, 1996. These decreases in securities reflect management's emphasis on originating higher yielding loans and placing a lesser reliance on the securities portfolio for sources of income.

     Excluding those holdings in the investment security portfolio of U.S. Treasury and U.S. agency and corporation securities, there were no investments in securities of any one issuer which exceeded 10% of stockholders' equity at June 30, 1998.

     The following tables present the carrying values and maturity distribution of investment securities.


                                            INVESTMENT PORTFOLIO - TABLE 8
                                                (Dollars in Thousands)



                                                     JUNE 30                -------- December 31, --------
                                                       1998                   1997                  1996
                                                                              ----                  ----

Available for sale:
  U.S. Treasury and Federal Agencies                  $  1,771                $  3,161              $ 5,349
  Asset-backed securities                               10,569                  14,405               10,794
  Equity securities                                         --                     352                  600
                                                      --------                --------              -------
                                                        12,340                  17,918               16,743

Held to maturity:
  State and municipal obligations                        3,846                   3,918                2,728
                                                      --------                --------              -------
  Total                                               $ 16,186                $ 21,836              $19,471
                                                      --------                --------              -------
                                                      --------                --------              -------

                                MATURITY DISTRIBUTION OF SECURITIES - TABLE 9
                                            (Dollars in Thousands)


                                                  -------------------  As of June 30, 1998 ------------------
                                                                   One            Five
                                                  Year           Through         Through        Over
                                                   or             Five             Ten           Ten
                                                  Less            Years           Years         Years        Total
                                                  ----           -------         -------        -----        -----
Available for sale:
  U.S. Treasury and Federal agencies             $   251          $ 1,520         $   --         $   --       $ 1,771
  Asset-backed securities                             96            2,535           3,862          4,076       10,569
                                                 -------          -------         -------        -------      -------
                                                     347            4,055           3,862          4,076       12,340

Held to Maturity:
  State and municipal obligations                    944              603           1,738            561        3,846
                                                 -------          -------         -------        -------      -------
  Total                                          $ 1,291          $ 4,658         $ 5,600        $ 4,637      $16,186
                                                 -------          -------         -------        -------      -------
                                                 -------          -------         -------        -------      -------
Weighted average yield                              5.15%            6.22%           6.15%          6.33%        6.14%

     DEPOSITS. Managing the mix and repricing of deposit liabilities is an important factor affecting PBI's ability to maximize its net interest margin. The strategies used to manage interest bearing deposit liabilities are designed to adjust as the interest rate environment changes. In this regard, management regularly assesses its funding needs, deposit pricing, and interest rate outlook.

     Deposits increased $11.1 million or 9.9% from $112.2 million at December 31, 1996 to $123.3 at December 31, 1997. The increase was primarily due to growth in time deposits. Total deposits averaged $122.3 million in 1997 as compared to $105.9 million in 1996. Non-interest bearing deposits to total deposits averaged 10.9% in 1997 as compared to 12.0% in 1996.

     The table below provides information on the maturities of time deposits of $100,000 or more at June 30, 1998:

                CERTIFICATES OF DEPOSIT OF $100,000 OR MORE - TABLE 10
                               (Dollars in Thousands)

                                                            June 30
                                                              1998
                                                              ----
     Maturing 3 months or less                             $ 6,050
     Maturing over 3 through 6 months                        1,952
     Maturing over 6 through 12 months                       4,070
     Maturing over 12 months                                 2,630
                                                           -------
       Total                                               $14,702
                                                           -------
                                                           -------

     SHORT TERM BORROWINGS. PBI's short term borrowings consist of federal funds purchased and securities sold under agreements to repurchase. Short term borrowings increased $3.1 million during 1997 to $4.8 million. The increase is primarily due to growth in securities sold under agreements to repurchase. Amounts outstanding under these agreements can fluctuate greatly
depending on the cash needs of the Bank's customers.   See Note 6 to the
Consolidated Financial Statements for additional information on securities sold under agreements to repurchase.

     OTHER BORROWED FUNDS. Other borrowed funds consist of advances from the Federal Home Loan Bank (FHLB) and long-term debt. FHLB advances increased $2.8 million during 1997 to $3.2 million. Substantially all of these advances mature in 1998. Levels of other borrowed funds are routinely evaluated by management with consideration given to growth in the loan portfolio, liquidity needs, cost of retail deposits, market conditions, and other factors.

     ASSET/LIABILITY MANAGEMENT

     Asset/liability management involves developing, implementing and monitoring strategies to maintain sufficient liquidity, maximize net interest income and minimize the impact significant fluctuations in market interest rates have on earnings. The Asset/Liability Committee of the Bank is responsible for managing this process. Much of this committee's efforts are focused on minimizing the Bank's sensitivity to changes in interest rates. One method of gauging sensitivity is by a static gap analysis.

     As seen in the following table as of June 30, 1998, PBI had a cumulative liability gap position of $24.1 million within the one year time frame. This position suggests that if market interest rates decline in the next 12 months, PBI has the potential to earn more net interest income. A limitation of the traditional static gap analysis, however, is that it does not consider the timing or magnitude of noncontractual repricing. In addition, the static gap analysis treats interest bearing transaction accounts and savings accounts as repriceable within 30 days, while experience suggests that these categories of deposits are actually comparatively resistant to rate sensitivity. Although the static gap sensitivity varies from time frame to time frame, management has the ability to adjust rates on deposit accounts to achieve a neutral interest sensitivity position within the intermediate term.

                               GAP POSITION - TABLE 11
                                (Dollars in Thousands)


                                         Up to            4 to 12           1 to 5          After           Non-
                                        3 months           Months            Years         5 years        Sensitive       Total
                                        --------          -------           ------         -------        ---------       -----
ASSETS
Cash and due from banks                  $                 $                 $             $              $ 4,202        $  4,202
Federal funds sold                         3,452                                                                            3,452
Investment securities                      2,552             4,591             8,297         1,860                         17,300
Loans                                     28,932            34,379            50,561         1,736         (1,417)        114,191
Other assets                                                                                                4,201           4,201
                                         -------           -------           -------       -------        -------        --------
   Total assets                          $34,936           $38,970           $58,858       $ 3,596        $ 6,986        $143,346
                                         -------           -------           -------       -------        -------        --------
                                         -------           -------           -------       -------        -------        --------

LIABILITIES
Noninterest bearing deposits             $                 $                 $             $              $16,099        $ 16,099
Interest bearing deposits                 52,235            38,225            17,070            66                        107,596
Repurchase agreements                      5,239                                                                            5,239
FHLB advances                              1,294                                                                            1,294
Long-term debt                             1,000                                                                            1,000
Other liabilities and equity                                                                               12,118          12,118
                                         -------           -------           -------       -------        -------        --------

   Total liabilities and equity          $59,768           $38,225           $17,070       $    66        $28,217        $143,346
                                         -------           -------           -------       -------        -------        --------
                                         -------           -------           -------       -------        -------        --------

GAP                                      (24,832)              745            41,788          3,530       (21,231)
Cumulative GAP                           (24,832)          (24,087)           17,701         21,231
Cumulative as a percent of
     earning assets                        (18.4)%           (17.8)%            13.1%          15.7%

LIQUIDITY

     Liquidity is generally defined as the ability to meet cash flow requirements. PBI manages liquidity at two levels, the parent company and its subsidiary, Progressive Bank, National Association. PBI's primary cash requirement is to pay dividends to its shareholders and its primary source of funds is dividends received from the Bank.

     The Bank's primary liquidity consideration is to meet the cash flow needs of its customers, such as borrowings and deposit withdrawals. To meet cash flow requirements, sufficient sources of liquid funds must be available.
 These sources include short-term investments, repayments and maturities of loans and securities, growth in deposits and other liabilities, and profits. At June 30, 1998, the Bank had $4.2 million in cash and due from banks and deposits in other banks. Also, as shown in Table 9, approximately $1.3 million of investment securities were scheduled to mature within one year. Principal reductions received on loans also provide a continual stream of cash flows. Another source of liquid funds is net cash provided from operating activities, which provided $2.9 million in 1997. Also, the Bank has established federal funds lines of credit with its correspondent banks which allow the Bank to borrow up to $5.0 million. Finally, the Bank is a member of the Federal Home Loan Bank of Cincinnati (FHLB). Based on the Bank's June 30, 1998 stock ownership, an additional $13.0 million borrowing capacity is available with the FHLB.

CAPITAL RESOURCES

     Management believes that a strong capital position is paramount to its continued profitability and continued depositor and shareholder confidence. It also provides PBI with flexibility to take advantage of growth opportunities and to accommodate larger commercial loan customers.
Regulators have established "risk based" capital guidelines for banks and bank holding companies. Under the guidelines, minimum capital levels are based on the perceived risk in asset categories and certain off-balance-sheet items, such as loan commitments and standby letters of credit. Management monitors its capital levels to comply with regulatory requirements. In order to be considered "well capitalized" by the FDIC, financial institutions must maintain a leverage ratio in excess of 5% and a total risk based capital ratio in excess of 10%. As depicted in Note 15 to the consolidated financial statements, PBI and the Bank's capital ratios are in excess of regulatory standards for classification as "well capitalized". Being considered "well capitalized" is one condition for assessing the federal deposit insurance premiums at the lowest available rate.

IMPACT OF INFLATION

     The consolidated financial statements and notes have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of PBI operations. Nearly all the assets and liabilities of PBI are financial. As a result, performance is directly impacted by changes in interest rates, which are indirectly influenced by inflationary expectations. PBI's ability to match the interest sensitivity of its financial assets to the interest sensitivity of its financial liabilities in its asset/liability management may tend to minimize the effect of changes in interest rates on performance. Changes in interest rates do not necessarily move to the same extent as do changes in the prices of goods and services.

YEAR 2000

     Management has assessed the operational and financial implications of its Year 2000 needs and developed a plan to ensure that data processing systems can properly handle the change. Management has determined that if a business interruption as a result of the Year 2000 issue occurred, such an interruption could be material. The primary effort required to prevent a potential business interruption is the installation of the most current software release of the Bank's core system as provided by the Bank's third party processor. The third party processor has stated that Year 2000 remediation and testing efforts have been successfully completed. In further assurance of this, the Bank has scheduled two testing dates in September, the results of which will be warranted (but results must be signed off and acknowledged by Bank's employees) by the third party processor.
Non-compliant hardware is being replaced through routine hardware upgrades. Non-compliant software is in the remediation stage and will be scheduled for re-testing before year-end 1998.

Should mission critical system readiness not be achieved by December 31, 1998, the Bank intends to seek alternative solutions from other vendors. Non-mission critical systems, including systems other than data processing with embedded technology, has been evaluated and is included in a remediation schedule according to priority. Management projects the cost of Year 2000 readiness will be in the range of $75,000 to $100,000, the majority of which will be expensed as occurred. Year 2000 expenses are subject to change and could vary from current estimates if the final requirements for Year 2000 readiness exceed management's expectations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth in number of shares of PBI Common beneficially owned as of the Record Date, by (i) each person or group of persons known by PBI to be the beneficial owner of more than five percent (5%) of the issued and outstanding shares of PBI Common and (ii) each director and executive officer of PBI. Except as otherwise noted, each person or group of persons identified below has sole voting and sole investment power with respect to the shares identified as beneficially owned.


                              NAME                                         BENEFICIAL OWNERSHIP (1)
                       ------------------                                  ------------------------
                                                                           SHARES           PERCENT
                                                                           ------           -------
  Samuel T. Adams - Executive Vice President and Director                   819              15.1%
  Douglas J. Beck - Executive Vice President and Director                    10               0.0
  John V. Boardman, Jr. - President and Director                            410               7.6
  Walter R. Byrne, Jr. - Director                                           376 (1)           6.9
  Ellis L. Hefner - Secretary/Treasurer and Director                        447 (2)           8.2
  George D. Martin - Chairman and Director                                1,091              20.1
  Thomas W. Miller - Director                                               732 (3)          13.5
  James M. Stevens - Executive Vice President and Director                   10               0.0
  Robert R. Dawson, Jr.                                                     800              14.7
  Arthur E. Walker, Jr.                                                     320               5.9
  All Directors and Executive Officers as a group (8 persons)             3,895              71.7

________________
*  Less than 1%.

(1)  Includes 154 shares held by Mr. Byrne's spouse.
(2)  Includes 13 shares held by Mr. Hefner's spouse.
(3)  Includes 10 shares held as custodian for a minor child.

     The PBI Board believes that substantially all the shares owned by the above-listed persons and group will be voted in favor of the Merger. The belief is based on information furnished by the individuals.

                          DESCRIPTION OF NCBE CAPITAL STOCK

AUTHORIZED SHARES

     NCBE's Articles of Incorporation presently authorize the issuance of 29,000,000 shares of NCBE Common and 1,000,000 preferred shares, without par value ("NCBE Preferred"). As of October 1, 1998, there were 14,546,957 shares of NCBE Common issued and outstanding and no shares of NCBE Preferred issued and outstanding.

NCBE COMMON

     The holders of NCBE Common are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding NCBE Preferred, holders of NCBE Common are entitled to receive ratably such dividends as may be declared by the NCBE Board out of funds legally available therefor. In the event of a liquidation or dissolution of NCBE, holders of NCBE Common are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding NCBE Preferred.

     Holders of NCBE Common have no preemptive rights and have no rights to convert their NCBE Common into any other securities. All of the outstanding shares of NCBE Common are, and the shares of NCBE Common issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable.

NCBE PREFERRED

     The NCBE Board is authorized to designate any series of NCBE Preferred and the powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof without further action by the holders of NCBE Common. As of the Record Date, no shares of NCBE Preferred were issued or outstanding.

     The NCBE Board may create and issue a series of NCBE Preferred with rights, privileges or restrictions, and adopt a shareholder rights plan, having the effect of discriminating against an existing or prospective holder of such securities as a result of such security holder beneficially owning or commencing a tender offer for a substantial amount of NCBE Common. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of NCBE by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of NCBE's management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of NCBE without any further action by the shareholders of NCBE. NCBE has no present intention to adopt a shareholder rights plan, but could do so without shareholder approval at any future time.

CERTAIN PROVISIONS OF ARTICLES OF INCORPORATION AND BY-LAWS

     Certain provisions of NCBE's Articles of Incorporation and By-laws may delay or make more difficult unsolicited acquisitions or changes of control of NCBE. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change in control of NCBE, although such proposals, if made, might be considered desirable by a majority of NCBE's shareholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management of NCBE without the concurrence of the Board of Directors. These provisions include: (i) the classification of the Board of Directors into three classes, each class serving "staggered" terms of office of three years; (ii) the requirement that any business combination be approved by the holders of 80% of the shares entitled to vote thereon, unless the transaction has been approved by NCBE's Board of Directors; and
(iii) requirements for advance notice for making nominations at shareholders' meetings. See "COMPARISON OF SHAREHOLDER RIGHTS."

     NCBE's By-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. Although NCBE's By-laws do not give the

Board of Directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposals without regard to whether consideration of such nominees or proposals might be harmful or beneficial to NCBE and its shareholders.

CERTAIN PROVISIONS OF THE IBCL

     As an Indiana corporation, NCBE is governed by the Indiana Business Corporation Law (the "IBCL"). Certain provisions of the IBCL may delay, prevent or make more difficult changes of control of NCBE. Such provisions also may have the effect of preventing changes in the management of NCBE. It is possible that such provisions could make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests. See "COMPARISON OF SHAREHOLDER RIGHTS -- Business Combinations Involving Interested Shareholder" and "COMPARISON OF SHAREHOLDER RIGHTS -- Control Share Acquisitions."

TRANSFER AGENT

     The transfer agent for shares of NCBE Common is Fifth Third Bank, Cincinnati, Ohio.

                           COMPARISON OF SHAREHOLDER RIGHTS

     The rights of holders of shares of NCBE Common are governed by the IBCL and by NCBE's Articles of Incorporation and By-laws. The rights of holders of shares of PBI Common are governed by the KBCA and PBI's Articles of Incorporation and By-laws. The rights of shareholders of NCBE differ in certain respects from the rights of shareholders of PBI. A summary of the material differences between the respective rights of the shareholders of NCBE and PBI is set forth below.

CLASSIFIED BOARD OF DIRECTORS

     NCBE. The Articles of Incorporation and By-laws of NCBE divide the Board of Directors into three classes, as nearly equal in number as possible, with each class of directors serving a staggered term of three years. The purpose of a classified Board of Directors is to promote stability and continuity within the Board. However, a classified Board of Directors also has the effect of decreasing the number of directors that may otherwise be elected by holders of NCBE Common and, therefore, may have the effect of precluding a contest for the election of directors or delay, prevent or make more difficult changes in control of NCBE.

     PBI. PBI does not have a classified Board of Directors. The By-laws of PBI provide for a Board of Directors of not less than five nor more than 25 members.

BUSINESS COMBINATIONS NOT INVOLVING AN INTERESTED SHAREHOLDER

     NCBE. Under the IBCL, a majority of the shares entitled to vote on a proposed plan of merger or share exchange is required for approval unless any class or series of shares is entitled to vote separately as a class on the plan. However, the vote of the shareholders of the surviving corporation on a plan of merger is not required if (i) the articles of incorporation of the surviving corporation will not differ from its articles before the merger,
(ii) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same proportionate number of shares held by all such shareholders (except for shares of the surviving corporation received solely as a result of the shareholder's proportionate shareholdings in the other corporations party to the merger), with identical designations, preferences, limitations and relative rights, immediately after the merger, (iii) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the total number of voting shares of the surviving corporation outstanding immediately before the merger, and (iv) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the total number of participating shares of the surviving corporation outstanding immediately before the merger. NCBE's Articles of Incorporation require the affirmative vote of 80% of the shares entitled to vote on any merger, consolidation or acquisition of NCBE by another corporation that is not approved by NCBE's Board of Directors.

     PBI. The KBCA is substantially the same as the IBCL. PBI's Articles of Incorporation require the affirmative vote of at least 66 2/3% of the outstanding shares entitled to vote on a business combination.

BUSINESS COMBINATIONS INVOLVING AN INTERESTED SHAREHOLDER

     NCBE. The IBCL restricts the ability of a "resident domestic corporation" to engage in any combination with an "interested shareholder" for five years after the interested shareholder's date of acquiring shares unless the combination or the purchase of shares by the interested shareholder on the interested shareholder's date of acquiring shares is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if such shareholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. A "resident domestic corporation" means an Indiana corporation that has 100 or more shareholders. "Interested shareholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (ii) an affiliate or associate of the resident domestic corporation and at any time within the five-year period immediately before the date in question was the beneficial owner of 10% or more of the voting power of the outstanding shares of the resident domestic corporation. The above provisions do not apply to a corporation that so elects in an amendment to its articles of incorporation approved by a majority of the disinterested shares. Such an amendment, however, would not become effective for 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. NCBE's Articles of Incorporation do not exclude it from the restrictions imposed by such provisions.

     PBI. The KBCA imposes a greater minimum share voting requirement for a "business combination" which is defined as merger, sale of assets or sale of shares to an "interested shareholder." However these provisions would not apply to the Merger because PBI does not have 500 or more beneficial owners of any class of PBI shares.

REMOVAL OF DIRECTORS

     NCBE. Under the IBCL, directors may be removed in any manner provided in the corporation's articles of incorporation. NCBE's Articles of Incorporation provide that a member of the Board of Directors may be removed, only for good cause and only at a meeting of the shareholders called expressly for that purpose, by the affirmative vote of the holders of outstanding shares representing at least sixty-six and two-thirds percent (66-2/3%) of all the votes then entitled to be cast at an election of directors.

     PBI. The KBCA provides that shareholders may remove one or more directors with or without cause, unless the articles of incorporation provide that directors may be removed only for cause. PBI's articles of incorporation do not contain any provisions changing the KBCA provision. PBI's bylaws provide that any director or the entire board of directors may be removed, with or without cause, by a majority vote of the shareholders then entitled to vote at an election of directors.

AMENDMENTS TO ARTICLES OF INCORPORATION

     NCBE. The IBCL provides that, unless a greater vote is required under a specific provision of the IBCL or by a corporation's articles of incorporation or its board of directors, a corporation may amend its articles of incorporation upon the affirmative vote of the holders of a greater number of shares cast in favor of the amendment than the holders of shares cast against the amendment, unless the amendment would create dissenters' rights in which case a favorable vote of the holders of a majority of the outstanding shares is required. Under the IBCL, a corporation's board of directors may condition its submission of a proposed amendment to the shareholders of the corporation on any basis, including the requirement of the affirmative vote of holders of a greater percentage of the voting shares of the corporation than otherwise would be required under the IBCL. NCBE's Articles of Incorporation provide that any amendment to the provisions concerning business combinations must be approved by the holders of eighty percent (80%) of the outstanding voting shares.

     PBI. The KBCA is substantially the same as the IBCL. PBI's Articles of Incorporation require any amendment to be approved by the holders of 66 2/3% of the shares entitled to vote.

VOTING RIGHTS

     NCBE. Holders of shares of NCBE Common are entitled to one vote per share on all matters to be voted upon by the shareholders.

     PBI. On all matters other than the election of directors, holders of shares of PBI Common are entitled to one vote per share. PBI shareholders are entitled to cumulative voting on election of directors. Cumulative voting permits a shareholder to cast a number of votes equal to the number of shares owned multiplied by the number of directors to be elected. Such votes may be cast for one nominee or spread among designated nominees.

SPECIAL MEETINGS OF SHAREHOLDERS

     NCBE. The IBCL provides that a corporation with more than 50 shareholders must hold a special meeting of shareholders on demand of its board of directors or the persons specifically authorized to do so by the corporation's articles or by-laws. NCBE's Articles of Incorporation and By-laws provide that the Chairman of the Board of Directors, the President, or a majority of the Board of Directors may call a special meeting of shareholders. Further, a special meeting of the shareholders will be called upon the receipt of a written request describing in reasonable detail the purposes of the meeting from the holders of shares representing at least eighty percent (80%) of all the votes entitled to be cast (so long as NCBE has more than 50 shareholders) on any issue proposed to be considered at the proposed special meeting.

     PBI. The KBCA provides that a corporation must hold a special meeting of shareholders on the call of its board of directors or the persons authorized to do so in the corporation's articles of incorporation or by-laws or at the request of the holders of at least 33 1/3% (or such higher or lower percentage specified in the articles of incorporation) of the votes entitled to be cast at a special meeting.

CONTROL SHARE ACQUISITIONS

     NCBE. Pursuant to the IBCL, an "acquiring person" who makes a "control share acquisition" in an "issuing public corporation" may not exercise voting rights on any "control shares" unless such voting rights are conferred by a majority vote of the disinterested shareholders of the issuing corporation at a special meeting of such shareholders held upon the request and at the expense of the acquiring person. Unless otherwise provided in a corporation's articles of incorporation or by-laws before a control share acquisition has occurred, in the event that control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all voting power, all shareholders of the issuing corporation have dissenters' rights to receive the fair value of their shares. "Control shares" means shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect of which that person may exercise or direct the exercise of voting power, would otherwise entitled that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority or more. "Control share acquisition" means, subject to certain exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. Shares acquired within 90 days or pursuant to a plan to make a control share acquisition are considered to have been acquired in the same acquisition. "Issuing public corporation" means a corporation which is organized in Indiana, has 100 or more shareholders, its principal place of business, its principal office or substantial assets within Indiana and either (i) more than 10% of its shareholders resident in Indiana, (ii) more than 10% of its shares owned by Indiana residents or (iii) 10,000 shareholders resident in Indiana. The above provisions do not apply if, before a control share acquisition is made, the corporation's articles of incorporation or by-laws (including a board adopted by-law) provide that said provisions do not apply. NCBE's Articles of Incorporation and By-laws do not exclude NCBE from the restrictions imposed by such provisions. Further, NCBE's Articles of Incorporation opt into a provision of the IBCL that allows NCBE to redeem an acquiring person's control shares under certain circumstances, including the person's failure to file an acquiring person statement regarding the control shares.

     PBI. There is no similar provision under the KBCA.

INDEMNIFICATION

     NCBE. Pursuant to the IBCL, NCBE is obligated to indemnify certain officers and directors in connection with liabilities arising from legal proceedings resulting from such person's service to NCBE in certain circumstances. NCBE may also voluntarily undertake to indemnify certain persons acting on NCBE's behalf in certain circumstances. The IBCL provides for mandatory indemnification of directors and officers of Indiana corporations and permissive indemnification of directors, officers, employees and agents of corporations who are made parties to proceedings as a result of their relationship with such corporation. The IBCL also applies to individuals who are serving at such corporation's request as directors, officers, employees and agents of such corporation's subsidiaries. The IBCL requires corporations, unless limited by their articles of incorporation, to indemnify any director or officer against reasonable expenses incurred in connection with any proceeding to which such person was a party if the individual is wholly successful on the merits. The IBCL authorizes corporations to indemnify any director, officer, employee or agent against liability incurred in such a proceeding generally if the individual's conduct was in good faith and the individual reasonably believed, in the case of conduct in the individual's official capacity, that his or her conduct was in the corporation's best interests and in all other cases that his or her conduct was not opposed to the best interests of such corporation. The IBCL further authorizes any court of competent jurisdiction, unless the articles of incorporation provide otherwise, to order indemnification generally if the court determines a director or officer of a corporation is entitled to mandatory indemnification or is otherwise fairly and reasonably entitled to indemnification in view of all the relevant circumstances. The IBCL also authorizes corporations to advance reasonable expenses in advance of final disposition of a proceeding generally if the individual affirms in writing a good faith belief that he satisfies the standard of conduct for permissive indemnification, the individual undertakes in a signed writing to repay the advance if it is determined he does not satisfy the standard of conduct for permissive indemnification and the corporation determines that the facts then known do not preclude indemnification. Finally, the IBCL authorizes further indemnification to the extent that the corporation may provide in its articles of incorporation, by-laws, a resolution of the board of directors or the shareholders or any other authorization, whenever adopted, after notice, by a majority vote of holders of all the voting shares then issued and outstanding. NCBE's Articles of Incorporation do not contain provisions altering the statutory provisions.

     PBI. The KBCA is substantially similar to the IBCL. PBI's Articles of Incorporation and bylaws contain provisions requiring indemnification of directors, officers, employees or agents generally in accordance with Kentucky law.

LIMITATION OF LIABILITY OF DIRECTORS

     NCBE. The IBCL provides that a director is not liable for any action taken as a director, or any failure to act, unless the director has breached or failed to perform the duties of the director's office in compliance with the IBCL and the breach or failure to perform constitutes willful misconduct or recklessness. Subject to this standard, a director who votes for or assents to distributions in violation of the IBCL is personally liable to the corporation for the amount of the illegal distribution and is entitled to contribution from the other directors who voted for or assented to such distribution and the shareholders who received the distribution. NCBE's Articles of Incorporation do not contain any provisions that would alter the statutory provisions.

     PBI. The KBCA provides that a corporation may set forth in its articles of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of his duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any transaction in which the director's personal financial interest is in conflict with the financial interests of the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law; (iii) for any vote for or assent to an unlawful distribution to shareholders as prohibited under Kentucky law; or (iv) for any transaction from which the director derived an improper personal benefit. PBI has adopted such a provision in its Articles of Incorporation.

AUTHORIZATION OF PREFERRED SHARES

     NCBE. NCBE's Articles of Incorporation authorize NCBE to issue up to 1,000,000 preferred shares, without par value, in multiple series without shareholder approval. Prior to issuance, NCBE's Board would set the preferred shares' voting rights (which may be limited or unlimited), dividend or distribution rights, rights to priority in relation to common shares or other series of preferred shares, redemption or conversion prices, liquidation preferences, and sinking fund provisions. NCBE currently has no preferred shares outstanding. Depending upon the terms of the preferred shares issued, such issuance may result in the dilution of the voting rights of common shareholders and in holders of preferred shares with preferences
and other rights superior to rights of holders of common shares.   The
authorized preferred shares may also be viewed as having possible anti-takeover effects, because the shares could be used in the adoption of a shareholder rights plan or other defensive measures.

     PBI. PBI's Articles of Incorporation do not authorize any preferred shares.

                                    LEGAL MATTERS

     The legality of the securities offered hereby and certain tax consequences of the Merger will be passed upon by Baker & Daniels, Indianapolis, Indiana. Certain matters on behalf of PBI in connection with the Merger will be passed upon by Stites & Harbison, Lexington, Kentucky.

                                       EXPERTS

     The consolidated and supplemental consolidated financial statements of NCBE and subsidiaries as of December 31, 1997 and 1996 and each of the two years in the two-year period ended December 31, 1997, incorporated by reference to NCBE's Current Report on Form 8-K dated October 9, 1998, have been audited by PricewaterhouseCoopers LLP, independent certified public accountants, as set forth in their report and incorporated herein by reference. The consolidated and supplemental statements of income, shareholders' equity and cash flows of NCBE and its subsidiaries for the year ended December 31, 1995 incorporated by reference to NCBE's Current Report on Form 8-K dated October 9, 1998, have been audited by McGladrey & Pullen, LLP, independent certified public accountants, as set forth in their report and incorporated herein by reference. The financial statements referred to above are incorporated herein by reference in reliance upon such reports and upon the authority of such firms as experts in auditing and accounting.

     The consolidated financial statements of PBI as of December 31, 1997 and 1996 and the years then ended, included in this Proxy Statement/Prospectus have been audited by Eskew & Gresham, PSC, independent accountants, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         WHERE YOU CAN FIND MORE INFORMATION

     NCBE files annual, quarterly and current reports, proxy statements and other information with the SEC. Shareholders may read and copy any reports, statements or other information that NCBE files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. NCBE's public filings are also available from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

     NCBE has filed a Registration Statement to register with the SEC the shares of NCBE common stock to be issued to shareholders in the Merger. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of NCBE, as well as a proxy statement of PBI for the Special Meeting.

     As allowed by SEC rules, this Proxy Statement/Prospectus does not contain all the information that shareholders can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows NCBE to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that it can disclose important information to shareholders by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by references the documents set forth below that NCBE has previously filed with the SEC. These documents contain important information about NCBE and its financial condition.


NCBE SEC Filings (File No. 0-13585)            Period or Date Filed
----------------------------------             --------------------
Annual Report on Form 10-K and 10-K/A ........ Year ended December 31, 1997

Quarterly Reports on Form 10-Q ............... Quarters ended March 31, 1998 and June 30, 1998

Current Reports on Form 8-K .................. Filed March 11, 1998, April 30, 1998, May 27, 1998,
                                               June 10, 1998, August 7, 1998, October 9, 1998, and October 27, 1998

Proxy Statement .............................. Filed April 22, 1998

     Additional documents that NCBE may file with the SEC between the date of this Proxy Statement/Prospectus and the date of the Special Meeting are also incorporated by reference. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     NCBE has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to NCBE, and PBI has supplied all information relating to PBI.

     Copies of any of these documents may be obtained from NCBE or the SEC or the SEC's Internet web site described above. Documents incorporated by reference are available from NCBE without charge, excluding all exhibits unless

NCBE has specifically incorporated by reference an exhibit in this Proxy Statement/Prospectus, by requesting them in writing or by telephone from NCBE at the following address:

                           National City Bancshares, Inc.
                           P. O. Box 868
                           Evansville, IN  47705-0868
                           Attention:  Stephen C. Byelick, Jr.
                           Telephone:  (812) 464-9864

     Please request documents by November 20, 1998 to ensure receipt before the Special Meeting.

     PBI SHAREHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE THEIR SHARES AT THE SPECIAL MEETING. NO ONE HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. PBI SHAREHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF NCBE COMMON STOCK IN THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY.

                          INDEX TO PBI FINANCIAL STATEMENTS


                                                                                             Page
                                                                                             ----

Independent Auditors' Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     F-2

Consolidated Balance Sheets as of June 30, 1998 (Unaudited),
   December 31, 1997 and December 31, 1996 . . . . . . . . . . . . . . . . . . . . . . .     F-3

Consolidated Statements of Income for the Six Months Ended June 30, 1998 and 1997
   (Unaudited) and the Years Ended December 31, 1997 and 1996. . . . . . . . . . . . . .     F-4

Consolidated Statements of Stockholders' Equity for the Years Ended
   December 31, 1997 and 1996 and the Six Months Ended June 30, 1998 (Unaudited) . . . .     F-5

Consolidated Statements of Cash Flows for the Six Months Ended June 30, 1998 and
   1997 (Unaudited) and the Years Ended December 31, 1997 and 1996 . . . . . . . . . . .     F-6

Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . .     F-8

INDEPENDENT AUDITORS' REPORT


Board of Directors
Progressive Bancshares, Inc.
Lexington, Kentucky


     We have audited the consolidated balance sheets of Progressive Bancshares, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Progressive Bancshares, Inc. at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                       Eskew & Gresham, PSC


February 25, 1998

                            PROGRESSIVE BANCSHARES, INC.
                            CONSOLIDATED BALANCE SHEETS



                                                                                         December 31,
                                                 June 30, 1998              -------------------------------------
                                                  (Unaudited)                   1997                      1996
                                                 -------------                  ----                      ----
     ASSETS
Cash and cash equivalents:
   Cash and due from banks                       $  4,201,565               $  2,895,595              $  4,865,968
   Federal funds sold                               3,452,000                    262,000                 1,275,000
                                                 ------------               ------------              ------------
      Total cash and cash equivalents            $  7,653,565               $  3,157,595              $  6,140,968

Investment securities:
   Available for sale                              12,340,827                 17,918,444                16,743,256
   Held to maturity                                 3,845,602                  3,918,015                 2,728,455

Federal Home Loan Bank and Federal
   Reserve stock                                    1,113,600                  1,075,600                 1,004,600
Loans                                             115,610,187                115,370,154                96,511,612
Unearned income                                        (2,151)                    (5,790)                  (21,996)
Allowance for loan losses                          (1,416,645)                (1,315,185)               (1,039,058)
                                                 ------------               ------------              ------------
Net loans                                         114,191,391                114,049,179                95,450,558
Bank premises and equipment, net                    2,353,590                  2,262,084                 2,208,576
Interest receivable                                 1,261,189                  1,332,785                 1,113,925
Other assets                                          586,334                    489,080                   609,965
                                                 ------------               ------------              ------------
TOTAL ASSETS                                     $143,346,098               $144,202,782              $126,000,303

     LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Non-interest bearing                          $ 16,098,589               $ 14,051,539              $ 14,118,113
   Time deposits, $100,000 and over                14,702,186                 14,464,123                11,238,232
   Other interest bearing                          92,893,748                 94,780,253                86,843,781
                                                 ------------               ------------              ------------
      Total deposits                             $123,694,523               $123,295,915              $112,200,126

Federal funds purchased                                     0                  1,000,000                   325,000
Securities sold under agreements to repurchase      5,239,375                  3,797,548                 1,415,485
Interest payable                                      550,368                    588,394                   480,842
Other liabilities                                     175,429                    219,246                   184,544
Advances from Federal Home Loan Bank                1,293,909                  3,198,021                   364,441
Long-term debt                                      1,000,000                  1,000,000                 1,006,000
                                                 ------------               ------------              ------------
   Total liabilities                             $131,953,604               $133,099,124              $115,976,438

STOCKHOLDERS' EQUITY:
   Common stock, 5,431 shares authorized,
      issued and outstanding                     $      5,431               $      5,431              $      5,431
   Surplus                                          1,686,749                  1,686,749                 1,686,749
   Retained earnings                                9,635,159                  9,360,368                 8,346,409
   Accumulated other comprehensive income (loss)       65,155                     51,110                   (14,724)
                                                 ------------               ------------              ------------
        Total stockholders' equity               $ 11,392,494               $ 11,103,658              $ 10,023,865

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $143,346,098               $144,202,782              $126,000,303

                See notes to consolidated financial statements.

                          PROGRESSIVE BANCSHARES, INC.
                       CONSOLIDATED STATEMENTS OF INCOME


                                                           Six Months Ended                          Year Ended December 31
                                                  -----------------------------------         ----------------------------------
                                                  June 30, 1998         June 30, 1997             1997                  1996
                                                   (Unaudited)           (Unaudited)              ----                  ----
                                                  -------------         -------------
INTEREST INCOME:
   Loans, including fees                          $  5,498,260          $  4,813,059          $ 10,249,631          $  8,340,604
      Investment securities-
      Taxable                                          501,426               661,814             1,206,202             1,350,735
      Tax-exempt                                        91,714                90,796               183,457               170,386
   Federal funds sold                                   24,524                47,859                77,680                19,600
                                                  ------------          ------------          ------------          ------------
                                                  $  6,115,924          $  5,613,528          $ 11,716,970          $  9,881,325

INTEREST EXPENSE:
   Deposits                                       $  2,681,507          $  2,574,192          $  5,281,415          $  4,367,780
   Other borrowed funds                                192,646               134,854               352,866               376,903
                                                  ------------          ------------          ------------          ------------
                                                  $  2,874,153          $  2,709,046          $  5,634,281          $  4,744,683

Net interest income                               $  3,241,771          $  2,904,482          $  6,082,689          $  5,136,642
Provision for loan losses                              144,000               145,697               290,080               216,000
                                                  ------------          ------------          ------------          ------------

Net interest income after provision
   for loan losses                                $  3,097,771          $  2,758,785          $  5,792,609          $  4,920,642

NONINTEREST INCOME:
   Service charges                                $    269,007          $    252,847          $    507,029          $    502,194
   Fees on loans sold                                   85,560                43,140                93,056               173,805
   Insurance commissions                                34,696                39,448                76,135                79,596
   Investment securities gains (losses), net            (5,712)                5,934                (2,914)              (51,355)
   Other                                                81,591                51,014               112,112                94,229
                                                  ------------          ------------          ------------          ------------
                                                  $    465,142          $    392,383          $    785,418          $    798,469

NONINTEREST EXPENSES:
   Salaries and employee benefits                 $  1,078,884          $    984,169          $  2,065,272          $  1,942,527
   Occupancy and equipment expenses                    183,661               163,870               401,312               335,219
   Taxes other than income, property
      and payroll                                       77,173                76,024               149,375               134,951
   Data processing fees                                123,010                82,693               194,906               148,408
   Legal and professional fees                          96,862                71,074               144,330               111,078
   Other                                               644,090               534,511             1,013,213               800,709
                                                  ------------          ------------          ------------          ------------
                                                  $  2,203,680          $  1,912,341          $  3,968,408          $  3,472,892
Income before income taxes                        $  1,359,233          $  1,238,827          $  2,609,619          $  2,246,219
Provision for income taxes                                   0               161,110               161,110               732,417
                                                  ------------          ------------          ------------          ------------

NET INCOME                                        $  1,359,233          $  1,077,717          $  2,448,509          $  1,513,802
                                                  ------------          ------------          ------------          ------------
                                                  ------------          ------------          ------------          ------------

Proforma C Corporation provision for
   income taxes                                        443,819               408,626               855,343               732,417
                                                  ------------          ------------          ------------          ------------

PRO FORMA NET INCOME                              $    915,414          $    830,201          $  1,754,276          $  1,513,802
                                                  ------------          ------------          ------------          ------------
                                                  ------------          ------------          ------------          ------------

Other comprehensive income (loss):
   Change in unrealized gain (loss) on
      securities                                  $      8,333          $     12,378          $     62,920          $    (67,256)
   Reclassification of realized amounts                  5,712                (5,934)                2,914                51,355
                                                  ------------          ------------          ------------          ------------

Net unrealized gains (losses) on securities
   recognized in comprehensive income                   14,045                 6,444                65,834               (15,901)
                                                  ------------          ------------          ------------          ------------

Pro forma comprehensive income                    $    929,459          $    836,645          $  1,820,110          $  1,497,901
                                                  ------------          ------------          ------------          ------------
                                                  ------------          ------------          ------------          ------------

Pro forma earnings per share and pro forma
   earnings per share assuming dilution           $     168.55          $     152.86          $     323.01          $     277.56
Weighted average shares outstanding                      5,431                 5,431                 5,431                 5,454

                See notes to consolidated financial statements.

                            PROGRESSIVE BANCSHARES, INC.
                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY YEARS ENDED DECEMBER 31, 1997 AND 1996 AND SIX
                             MONTHS ENDED JUNE 30, 1998


                                                                                                     Net
                                                                                                  Unrealized
                                                                                                  (Gain) Loss
                                                                                                 on Securities       Total
                                                         Common                     Retained       Available      Stockholders'
                                                         Stock       Surplus        Earnings       for Sale          Equity

Balances, January 1, 1996                               $  5,455   $  1,743,125   $  7,432,607     $    1,177     $  9,182,364

Net income                                                     0              0      1,513,802              0        1,513,802

Net change in unrealized gain (loss)
  on securities available for sale                             0              0              0        (15,901)         (15,901)

Repurchase of 24 shares of common
  Stock                                                      (24)       (56,376)             0              0          (56,400)

Cash dividends                                                 0              0       (600,000)             0         (600,000)
                                                        --------   ------------   ------------     ----------    -------------

Balances, December 31, 1996                             $  5,431   $  1,686,749   $  8,346,409     $  (14,724)   $  10,023,865

Net income                                                     0             0       2,448,509              0        2,448,509

Net change in unrealized gain (loss)
  on securities available for sale                             0              0              0         65,834           65,834

Cash dividends                                                 0              0     (1,434,550)             0       (1,434,550)
                                                        --------   ------------   ------------     ----------    -------------

Balances, December 31, 1997                             $  5,431   $  1,686,749   $  9,360,368     $   51,110    $  11,103,658

Net income (unaudited)                                         0              0      1,359,233              0        1,359,233

Net change in unrealized gain (loss)
   on securities available for sale
   (unaudited)                                                 0              0              0         14,045           14,045

Cash dividends (unaudited)                                     0              0     (1,084,442)             0       (1,084,442)
                                                        --------   ------------   ------------     ----------    -------------

Balances, June 30, 1998 (unaudited)                     $  5,431   $  1,686,749   $  9,635,159      $  65,155    $  11,392,494

                See notes to consolidated financial statements.

                         PROGRESSIVE BANCSHARES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                            Six Months Ended                         Year Ended December 31
                                                   ----------------------------------          ----------------------------------
                                                   June 30, 1998         June 30, 1997             1997                  1996
                                                    (Unaudited)           (Unaudited)              ----                  ----
                                                    -----------           -----------
CASH FLOWS FROM OPERATING
   ACTIVITIES:
      Net income                                   $  1,359,233          $  1,077,717          $  2,448,509          $  1,513,802
      Adjustments to reconcile net income
           to net cash provided by operating
           activities:
             Depreciation                               130,964               113,661               233,853               188,522
             Goodwill amortization                       13,494                13,494                26,998                26,998
             Provision for loan losses                  144,000               145,697               290,080               216,000
             Deferred income taxes                            0                     0               146,145               (18,405)
             Net amortization (accretion) on
                 investment securities                   11,408                (8,121)               (5,135)                9,049
             Investment securities losses (gains)         5,712                (5,934)                2,914                51,355
             Losses on disposal of fixed assets               0                     0                 9,439                11,117
             Federal Home Loan Bank stock
                dividends                               (38,000)              (34,200)              (71,000)              (30,300)
             Changes in:
                Interest receivable                      71,596               (69,558)             (218,860)               10,658
                Income taxes refundable                                                              39,766               (20,998)
                Other assets                           (111,752)               54,909               (27,872)               84,895
                Interest payable                        (38,026)               93,530               107,552                17,157
                Other liabilities                       (43,817)              (20,469)              (37,035)               78,376
                                                   ------------          ------------          ------------          ------------
                  Net cash provided by
                    operating activities           $  1,504,812          $  1,360,726          $  2,945,354          $  2,138,226

CASH FLOWS FROM INVESTING
   ACTIVITIES:
      Purchases of securities available
         for sale                                  $          0          $ (5,805,488)         $(13,578,662)         $ (5,372,322)
      Proceeds from sales and principal
         payments of securities available
         for sale                                     1,696,312             3,790,438            10,738,543            12,476,831
      Proceeds of calls and maturities of
         securities available for sale                3,884,065             1,625,000             1,754,588             1,450,656

      Purchase of securities held to maturity          (555,422)           (1,515,977)           (2,297,808)             (250,569)
      Proceeds of calls and maturities of
         securities held to maturity                    622,000               380,000             1,094,200             1,525,000
      Purchase of Federal Home Loan
         Bank stock                                           0                     0                     0              (644,900)
      Net change in loans                              (286,212)          (12,616,863)          (18,888,701)          (16,715,988)
      Net purchases of bank premises and
         equipment                                     (221,466)             (182,499)             (296,769)             (323,329)
                                                   ------------          ------------          ------------          ------------
           Net cash provided by (used in)
            investing activities                   $  5,139,277          $(14,325,389)         $(21,474,609)         $ (7,854,621)

                See notes to consolidated financial statements.

                         PROGRESSIVE BANCSHARES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (CONTINUED)



                                                            Six Months Ended                         Year Ended December 31
                                                   ----------------------------------          ----------------------------------
                                                   June 30, 1998         June 30, 1997             1997                  1996
                                                    (Unaudited)           (Unaudited)              ----                  ----
                                                    -----------           -----------
CASH FLOWS FROM FINANCING
   ACTIVITIES:
      Net change in deposits                       $    398,608          $  5,278,765          $ 11,095,789          $ 13,232,006
      Net change in federal funds purchased          (1,000,000)              (35,000)              675,000            (1,700,000)
      Net change in securities sold under
         agreements to repurchase                     1,441,827             1,312,561             2,382,063            (1,584,263)
      Net change in advances from the
         Federal Home Loan Bank                      (1,904,112)            4,887,085             2,833,580               (44,133)
      Repayment of long-term debt                             0                     0            (1,006,000)             (640,000)
      Proceeds from long-term debt                            0                     0             1,000,000                     0
      Repurchase of common stock                              0                     0                     0               (56,400)
      Dividends paid                                 (1,084,442)             (801,931)           (1,434,550)             (600,000)
                                                   ------------          ------------          ------------          ------------
         Net cash provided by (used in)
          financing activities                     $ (2,148,119)         $ 10,641,480          $ 15,545,882          $  8,607,210

Net increase (decrease) in cash and
   cash equivalents                                $  4,495,970          $ (2,323,183)         $ (2,983,373)         $  2,890,815

Cash and cash equivalents at beginning
    of period                                         3,157,595             6,140,968             6,140,968             3,250,153
                                                   ------------          ------------          ------------          ------------
CASH AND CASH EQUIVALENTS
   AT END OF PERIOD                                $  7,653,565          $  3,817,785          $  3,157,595          $  6,140,968

SUPPLEMENTAL DISCLOSURES OF
   CASH FLOW INFORMATION:
      Cash paid during the period for -
         Interest expense                          $  2,912,179          $  2,615,716          $  5,526,729          $  4,727,526
         Income taxes                              $          0          $          0          $          0          $    771,820

                See notes to consolidated financial statements.

                            PROGRESSIVE BANCSHARES, INC.

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       YEARS ENDED DECEMBER 31, 1997 AND 1996



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A. Basis of Presentation - The consolidated financial statements include the accounts of Progressive Bancshares, Inc. (the Corporation), a multi-bank holding company, and its wholly-owned subsidiaries, The Anderson National Bank and Farmers Bank. Progressive Mortgage Company, included as a subsidiary in 1996, was dissolved effective December 31, 1996. All material intercompany transactions and accounts have been eliminated in consolidation.

     B. Nature of Operations - The Anderson National Bank operates under a national bank charter and is subject to regulation by the Office of the Comptroller of the Currency. Farmers Bank operates under a state bank charter and is subject to regulation by the Kentucky Department of Financial Institutions and the Federal Deposit Insurance Corporation. Both Banks provide full banking services. The Corporation is subject to regulation by the Federal Reserve Board.

     Effective January 1, 1998, Farmers Bank was merged with and into The Anderson National Bank and the name of the combined bank was changed to The Progressive Bank, National Association.

     C. Estimates in the Financial Statements - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     D. Cash and Cash Equivalents - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

     E. Investment Securities - The Banks classify their investment security portfolios into three categories: trading securities, securities available for sale and securities held to maturity. Fair value adjustments are made to the securities based on their classification with the exception of the held to maturity category. The Banks have no investments classified as trading.

     Investment securities available for sale are carried at fair value. Adjustments from amortized cost to fair value are recorded in stockholders' equity, net of related income tax, under net unrealized gain (loss) on securities available for sale. The adjustment is computed on the difference between fair value and cost, adjusted for amortization of premiums and accretion of discounts which are recorded to interest income on a constant yield method.

     Investment securities for which the Banks have the positive intent and ability to hold to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts which are recorded as adjustments to interest income on a constant yield method.

                            PROGRESSIVE BANCSHARES, INC.

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       YEARS ENDED DECEMBER 31, 1997 AND 1996



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Gains or losses on dispositions are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

     F. Loans - Loans are stated at the amount of unpaid principal, reduced by unearned interest and an allowance for loan losses. Unearned interest is recognized as income using a method which approximates the interest method. Interest income on other loans is recorded on the accrual basis, except for those loans on a nonaccrual of income status. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. When interest accrual is discontinued, interest income is subsequently recognized only to the extent cash payments are received.

     The allowance for loan losses is established through a provision for loan losses charged to expense. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Loans are charged against the allowance for loan losses when management believes that the collection of principal is unlikely.

     The allowance for loan losses on impaired loans is determined using the present value of estimated future cash flows of the loan, discounted at the loan's effective interest rate or the fair value of the underlying collateral. A loan is considered to be impaired when it is probable that all principal and interest amounts will not be collected according to the loan contract. The entire change in present value of expected cash flows is reported as provision for loan losses in the same manner in which impairment initially was recognized or as a reduction in the amount of provision for loan losses that otherwise would be reported.

     G. Bank Premises and Equipment - Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is recorded over the estimated useful lives of the respective assets using both straight-line and accelerated methods.

     H. Income Taxes - The Corporation elected S Corporation status effective January 1, 1997. Earnings and losses after that date are included in the personal income tax returns of the stockholders and taxed depending on their personal tax strategies. Accordingly, the Corporation will not incur additional income tax obligations, and future financial statements will not include a provision for income taxes. Prior to the change, income taxes currently payable and deferred income taxes based on differences between the financial basis of assets and liabilities and their tax basis were recorded in the financial statements.

                            PROGRESSIVE BANCSHARES, INC.

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       YEARS ENDED DECEMBER 31, 1997 AND 1996



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     I. Excess of Cost Over Net Assets of Acquired Subsidiaries - The excess of cost over net assets of acquired subsidiaries (goodwill) is being amortized on a straight-line basis over twenty-five years. Goodwill is included in other assets on the accompanying consolidated balance sheets.

     J. Advertising Expense - The Corporation charges all advertising expenses to operations when incurred. No amounts have been established for any future benefits relative to these expenditures.

     K. Reclassifications - Certain reclassifications have been made in the 1996 financial statements to conform to the classifications used in 1997.

     L. Effect of New Accounting Standards - In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income". The Statement establishes standards for reporting the components of comprehensive income and requires that all items that are required to be recognized under accounting standards as components of comprehensive income be included in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes net income as well as certain items that are reported directly within a separate component of stockholders' equity and bypass net income. The provisions of this Statement are effective beginning with 1998 interim reporting. These disclosure requirements will have no impact on financial position or results of operations.

     M. Recent Accounting Pronouncements - On June 16, 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This new standard requires companies to record derivatives on the balance sheet as assets or liabilities at fair value. Depending on the use of the derivative and whether it qualifies for hedge accounting, gains or losses resulting from changes in the values of those derivatives would either be recorded as a component of net income or as a change in stockholders' equity. The Corporation is required to adopt this new standard January 1, 2000. Management has not yet determined the impact of this standard.

     N. Unaudited Financial Statements - Financial information at June 30, 1998 and for the six months ended June 30, 1998 and 1997 is unaudited. In the opinion of management of the Corporation, all adjustments necessary for a fair presentation of such financial information have been included. All such adjustments are of a normal recurring nature. The statements of income, cash flows and changes in stockholders' equity for the six months ended June 30, 1998 are not necessarily indicative of the statements of income, cash flows and changes in stockholders' equity which may be expected for the year ending December 31, 1998.

                            PROGRESSIVE BANCSHARES, INC.

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       YEARS ENDED DECEMBER 31, 1997 AND 1996



2.   INVESTMENT SECURITIES

     Amortized cost and fair value of investment securities by category at December 31, 1997 are as follows:


                                                             Amortized          Unrealized          Unrealized                Fair
                                                                  Cost               Gains              Losses               Value
Available for sale:
   U. S. Treasury obligations                             $  1,648,852           $  25,451          $        0        $  1,674,303
   Obligations of U. S. government agencies                  1,492,778                 145              (5,910)          1,487,013
   Asset-backed securities                                  14,377,927              46,005             (19,062)         14,404,870
   Equity securities                                           347,777               4,481                   0             352,258
                                                          ------------           ---------          ----------        ------------
    Total available for sale                              $ 17,867,334           $  76,082          $  (24,972)       $ 17,918,444

Held to maturity:
   Obligations of states and political subdivisions       $  3,918,015           $  69,247          $     (977)       $  3,986,285

     Amortized cost and fair value of investment securities by category at December 31, 1996 are as follows:


                                                             Amortized          Unrealized          Unrealized                Fair
                                                                  Cost               Gains              Losses               Value
Available for sale:
  U. S. Treasury obligations                              $  1,380,246           $  21,071          $        0       $   1,401,317
  Obligations of U. S. government agencies                   3,947,321              33,504             (32,500)          3,948,325
  Asset-backed securities                                   10,841,878              29,467             (77,333)         10,794,012
  Equity securities                                            596,122               3,480                   0             599,602
                                                          ------------           ---------          ----------        ------------
     Total available for sale                             $ 16,765,567           $  87,522          $ (109,833)       $ 16,743,256

Held to maturity:
  Obligations of states and political subdivisions        $  2,728,455           $  45,786          $   (1,242)       $  2,772,999

     The amortized cost and fair value of investment securities by category at December 31, 1997, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                                                   Amortized            Fair
                                                                                                      Cost              Value
   Available for sale:
      Due in one year or less                                                                    $     897,327      $     894,561
      Due after one year through five years                                                          2,244,303          2,266,755
      Asset-backed securities                                                                       14,377,927         14,404,870
      Equity securities                                                                                347,777            352,258
                                                                                                 -------------      -------------
                                                                                                 $  17,867,334      $  17,918,444

                         PROGRESSIVE BANCSHARES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED DECEMBER 31, 1997 AND 1996



2. INVESTMENT SECURITIES (CONTINUED)


                                                 Amortized            Fair
                                                   Cost               Value
   Held to maturity
      Due in one year or less                  $     848,686      $     851,210
      Due after one year through five years        1,283,399          1,300,788
      Due after five years through ten years       1,448,676          1,485,926
      Due after ten years                            337,254            348,361
                                               -------------      -------------
                                               $   3,918,015      $   3,986,285

     Proceeds from sales of investment securities during 1997 and 1996 were approximately $7,317,000 and $9,380,000, respectively. Gross gains of $24,207 and $12,174 and losses of $27,121 and $63,101, respectively, were realized on those sales. Proceeds from calls of investment securities during 1997 and 1996 were $0 and $425,000, respectively. Gross losses of $0 and $428, respectively, were realized on those calls. There were no gross gains realized on those calls.

     Investment securities with a carrying value of approximately $12,549,000 and $10,190,000 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

3.   LOANS

     Major classifications of loans are summarized as follows:


                                                         December 31
                                               --------------------------------
                                                    1997               1996
                                                    ----               ----
   Commercial and agricultural loans           $  64,637,699      $  52,326,974
   Residential mortgage loans                     40,862,883         35,021,995
   Consumer and installment loans                  9,869,572          9,162,643
                                               -------------      -------------
                                               $ 115,370,154      $  96,511,612
   Unearned interest                                  (5,790)           (21,996)
   Allowance for loan losses                      (1,315,185)        (1,039,058)
                                               -------------      -------------
                                               $ 114,049,179      $  95,450,558

   Changes in the allowance for loan losses were as follows:


                                                    1997               1996
                                                    ----               ----
   Balance, beginning of year                  $   1,039,058      $     871,979
   Recoveries                                         49,445             43,893
   Loans charged off                                 (63,398)           (92,814)
   Provision for loan losses                         290,080            216,000
                                               -------------      -------------
   Balance, end of year                        $   1,315,185      $   1,039,058

                                       F-12

                         PROGRESSIVE BANCSHARES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED DECEMBER 31, 1997 AND 1996



3.   LOANS (CONTINUED)

     Impaired loans totaled $273,873 and $250,190 at December 31, 1997 and 1996. The average recorded investment in impaired loans during 1997 and 1996 was $510,248 and $254,007, respectively. The total allowance for loan losses related to these loans was $41,081 and $37,529 on December 31, 1997 and 1996, respectively. Interest income on impaired loans of $41,975 and $24,166 was recognized for cash payments received in 1997 and 1996, respectively.

     Loans to directors, executive officers, principal shareholders and their related interests were approximately $717,000 and $1,322,000 at December 31, 1997 and 1996, respectively. Such loans were made in the ordinary course of business at the Banks' normal credit terms and interest rates and, in management's opinion, do not represent more than a normal risk of collection.

4.   BANK PREMISES AND EQUIPMENT

     Bank premises and equipment are summarized as follows:


                                                         December 31
                                               --------------------------------
                                                    1997               1996
                                                    ----               ----
   Land and building                           $   2,162,926      $   2,221,578
   Furniture and equipment                         1,526,190          1,188,355
                                               -------------      -------------
                                               $   3,689,116      $   3,409,933
   Accumulated depreciation                       (1,427,032)        (1,201,357)
                                               -------------      -------------
                                               $   2,262,084      $   2,208,576

     Depreciation expense for 1997 and 1996 amounted to $233,853 and $188,522, respectively.

5.   DEPOSITS

     The aggregate amount of time deposits with a minimum denomination of $100,000 was approximately $14,464,000 and $11,238,000 at December 31, 1997
and 1996, respectively.

     At December 31, 1997, the scheduled maturities of all time deposits are as follows:


         1998                                  $  58,685,371
         1999                                     12,203,128
         2000                                      1,978,372
         2001                                      1,972,557
         2002 and thereafter                         135,503
                                               -------------
                                               $  74,974,931

     Certain directors and executive officers, and companies in which they have beneficial ownership, are deposit customers of the Bank. The aggregate dollar amount of these deposits was approximately $1,598,000 and $618,000 at December 31, 1997 and 1996, respectively.

                         PROGRESSIVE BANCSHARES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED DECEMBER 31, 1997 AND 1996



6.   SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Information concerning securities sold under agreements to repurchase is summarized as follows:


                                                    1997               1996
                                                    ----               ----
   Average balance during the year             $   3,029,853      $   2,018,332
   Average interest rate during the year               4.93%              4.22%
   Maximum month-end balance during the year   $   4,377,251      $   3,113,593

   Securities underlying the agreements
     at year end:

   Carrying value                              $   4,461,161      $   1,473,905
   Estimated fair value                        $   4,461,161      $   1,473,905

7.   INCOME TAXES

     As discussed in Note 1, the Corporation changed its tax status to nontaxable effective as of January 1, 1997. Accordingly, the net deferred tax asset at the date that the election for the change was filed has been adjusted to the tax effect of the reversals of the Banks' allowance for loan losses for tax purposes through a charge to the deferred tax provision. The provision for income taxes consists of the following components:


                                                    1997               1996
                                                    ----               ----
   Current                                     $      14,965      $     750,822
   Deferred                                          146,145            (18,405)
                                               -------------      -------------
                                               $     161,110      $     732,417

     The Corporation's deferred tax assets and liabilities at December 31, 1997 and 1996 are as follows:


                                                    1997               1996
                                                    ----               ----
   Deferred tax assets                         $           0      $     280,835
   Deferred tax liabilities                          (71,737)          (198,842)
                                               -------------      -------------
      Net deferred tax asset (liability)       $     (71,737)     $      81,993

8.   FEDERAL HOME LOAN BANK ADVANCES

     The Banks own stock of the Federal Home Loan Bank (FHLB) of Cincinnati, Ohio. This stock allows the Banks to borrow advances from the FHLB which the Banks use to fund fixed rate mortgages.

                         PROGRESSIVE BANCSHARES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED DECEMBER 31, 1997 AND 1996



8.   FEDERAL HOME LOAN BANK ADVANCES (CONTINUED)

     At December 31, 1997 and 1996, $3,198,021 and $364,441, respectively, represented the balance due on advances from the FHLB. The advances are outstanding for terms ranging from two months to six years and interest rates related to these advances range from 5.10% to 6.90%. The advances are secured by the FHLB stock and all single family first mortgage loans of The Anderson National Bank. Scheduled principal payments due on advances during the five years subsequent to December 31, 1997 are as follows: 1998 - $2,928,829; 1999 - $51,395; 2000 - $54,078; 2001 - $56,901; and 2002 - $59,872.

9.   LONG-TERM DEBT

     Long-term debt consists of the following:


                                                           December 31
                                                    ---------------------------
                                                        1997           1996
                                                        ----           ----
 Bank note, interest at the prime rate, payable at
 June 30, 1998, secured by a security interest in
 substantially all of the outstanding shares of
 common stock of The Anderson National Bank of
 Lawrenceburg, Kentucky and Farmers Bank of         $  1,000,000   $  1,006,000
 Owingsville, Kentucky

     The note and loan agreement require the Corporation and the Banks to maintain certain capital and operational ratios, all of which have been complied with as of December 31, 1997. The Corporation may, at its option, prepay the note in whole or in part at any time.

10.  RETIREMENT PLAN

     The Corporation has in effect a defined contribution 401(k) retirement plan covering all employees who meet certain eligibility requirements. Total contributions were $73,271 and $81,342 in 1997 and 1996, respectively.

11.  DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash and Cash Equivalents - For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

     Investment Securities - For investment securities, fair values are based on quoted market prices or dealer quotes.

     Federal Home Loan Bank and Federal Reserve Stock - For FHLB and Federal Reserve stock, carrying value is a reasonable estimate of fair value.

                         PROGRESSIVE BANCSHARES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED DECEMBER 31, 1997 AND 1996



11.  DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

     Loans - Fair value is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     Deposit Liabilities - The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

     Borrowed Funds - For securities sold under agreements to repurchase, federal funds purchased and long-term debt, the carrying amount is a reasonable estimate of fair value. Fair value of FHLB advances was determined by readily available rates as published by the FHLB.

     Commitments to Extend Credit and Standby Letters of Credit - Commitments to extend credit and standby letters of credit represent agreements to lend to a customer at the market rate when the loan is extended, thus the commitments and letters of credit are not considered to have a fair value.

     The fair values of the Banks' financial instruments at December 31, 1997 and 1996 are as follows:


                                                            1997                                           1996
                                                --------------------------------                --------------------------------
                                                Carrying                    Fair                Carrying                    Fair
                                                  Amount                   Value                  Amount                   Value
                                                  ------                   -----                  ------                   -----
Financial assets:
   Cash and cash equivalents               $   3,157,595           $   3,157,595           $   6,140,968           $   6,140,968
   Investment securities                      21,836,459              21,904,729              19,471,711              19,516,255
   Federal Home Loan Bank
   and Federal Reserve stock                   1,075,600               1,075,600               1,004,600               1,004,600
   Loans                                     115,364,364             115,270,731              96,489,616              96,140,577
   Less: allowance for loan
      losses                                  (1,315,185)             (1,315,185)             (1,039,058)             (1,039,058)
                                           -------------           -------------           -------------           -------------
                                           $ 140,118,833           $ 140,093,470           $ 122,067,837           $ 121,763,342

Financial liabilities:
   Deposits                                $(123,295,915)          $(123,566,088)          $(112,200,126)          $(112,632,614)
   Securities sold under
      agreements to repurchase                (3,797,548)             (3,797,548)             (1,415,485)             (1,415,485)
   Federal funds purchased                    (1,000,000)             (1,000,000)               (325,000)               (325,000)
   Advances from Federal Home
      Loan Bank                               (3,198,021)             (3,192,283)               (364,441)               (353,185)
   Long-term debt                             (1,000,000)             (1,000,000)             (1,006,000)             (1,006,000)
                                           -------------           -------------           -------------           -------------
                                           $(132,291,484)          $(132,555,919)          $(115,311,052)          $(115,732,284)

                         PROGRESSIVE BANCSHARES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED DECEMBER 31, 1997 AND 1996



12.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Banks are party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include standby letters of credit and commitments to extend credit in the form of unused lines of credit. The Banks use the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments.

     At December 31, 1997 and 1996 the Banks had the following financial instruments whose approximate contract amounts represent credit risk:


                                                   1997                1996
          Standby letters of credit          $       226,170     $       166,090
          Commitments to extend credit       $    11,423,000     $    12,536,000

     Standby letters of credit represent conditional commitments issued by the Banks to guarantee the performance of a third party. The credit risk involved in issuing these letters of credit is essentially the same as the risk involved in extending loans to customers. The Banks hold primarily certificates of deposit and real estate as collateral to support some of these commitments in whole or in part, while some are unsecured.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Banks evaluate each customer's creditworthiness on a case-by-case basis. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Collateral held varies but primarily includes real estate.

13.  CONCENTRATION OF CREDIT RISK

     The Banks grant commercial, residential and consumer related loans to customers primarily located in Anderson, Bath, Fayette and adjoining counties in Kentucky. Although the Banks have diverse loan portfolios, a portion of the debtors' ability to perform on their contracts is somewhat dependent upon the agricultural and manufacturing industries which have a significant impact on the local economies.

14.  LIMITATION ON BANK DIVIDENDS

     The Corporation's principal source of funds is dividends received from the subsidiary Banks. Banking regulations limit the amount of bank dividends that may be paid without prior approval. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year's net profits, as defined, combined with the retained net profits of the preceding two years. During 1998 the Banks could, without prior approval, declare dividends of approximately $1,002,000 plus any 1998 net profits retained to the date of the dividend declaration.

15.  REGULATORY MATTERS

The Corporation and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial

                         PROGRESSIVE BANCSHARES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED DECEMBER 31, 1997 AND 1996



REGULATORY MATTERS (CONTINUED)

statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Banks must meet specific capital guidelines that involve quantitative measures of the Corporation's and the Banks' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation and Banks' capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors.

     Quantitative measures, established by regulation to ensure capital adequacy, require Corporation and the Banks to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1997 and 1996, that the Corporation and the Banks meet all capital adequacy requirements to which they are subject.

     As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized Farmers Bank as well capitalized under the regulatory framework for prompt corrective action. As of December 31, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized The Anderson National Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institutions' category.

                                                                                                                  To Be Well
                                                                                                                 Capitalized
                                                                                                                 Under Prompt
                                                                                      For Capital                 Corrective
                                                             Actual                Adequacy Purposes          Action Provisions
                                                      Amount      Ratio            Amount       Ratio         Amount      Ratio
DECEMBER 31, 1997:
Total Capital (to Risk Weighted Assets):
   Consolidated                                     $11,913,000    11.84%        $8,050,000      8.0%        $10,062,000    10.0%
   The Anderson National Bank                         7,971,000    11.21          5,688,000      8.0           7,110,000    10.0
   Farmers Bank                                       3,292,000    11.31          2,328,000      8.0           2,910,000    10.0

Tier I Capital (to Risk Weighted Assets):
   Consolidated                                     $10,655,000    10.59%        $4,025,000      4.0%        $ 6,037,000     6.0%
   The Anderson National Bank                         7,324,000    10.30          2,844,000      4.0           4,266,000     6.0
   Farmers Bank                                       2,928,000    10.06          1,164,000      4.0           1,746,000     6.0

Tier I Capital (to Average Assets):
   Consolidated                                     $10,655,000     7.45%        $5,724,000      4.0%        $ 7,155,000     5.0%
   The Anderson National Bank                         7,324,000     7.09          4,131,000      4.0           5,164,000     5.0
   Farmers Bank                                       2,928,000     7.33          1,598,000      4.0           1,998,000     5.0

                         PROGRESSIVE BANCSHARES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED DECEMBER 31, 1997 AND 1996



15.  REGULATORY MATTERS (CONTINUED)

                                                                                                                  To Be Well
                                                                                                                 Capitalized
                                                                                                                 Under Prompt
                                                                                      For Capital                 Corrective
                                                             Actual                Adequacy Purposes          Action Provisions
                                                      Amount      Ratio            Amount       Ratio         Amount      Ratio
DECEMBER 31, 1996:
Total Capital (to Risk Weighted Assets):
     Consolidated                                   $10,640,000   12.38%         $6,874,000      8.0%        $8,593,000     10.0%
     The Anderson National Bank                       7,507,000   12.70           4,728,000      8.0          5,910,000     10.0
     Farmers Bank                                     3,168,000   12.03           2,106,000      8.0          2,632,000     10.0

Tier I Capital (to Risk Weighted Assets):
     Consolidated                                   $ 9,614,000   11.19%         $3,437,000      4.0%        $5,156,000      6.0%
     The Anderson National Bank                       6,799,000   11.50           2,364,000      4.0          3,546,000      6.0
     Farmers Bank                                     2,839,000   10.78           1,053,000      4.0          1,579,000      6.0

Tier I Capital (to Average Assets):
   Consolidated                                     $ 9,614,000    7.66%         $5,023,000      4.0%        $6,279,000      5.0%
   The Anderson National Bank                         6,799,000    8.13           3,345,000      4.0          4,108,000      5.0
   Farmers Bank                                       2,839,000    7.61           1,497,000      4.0          1,820,000      5.0

                         PROGRESSIVE BANCSHARES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED DECEMBER 31, 1997 AND 1996



16.  PARENT COMPANY FINANCIAL STATEMENTS

     The condensed financial statements of Progressive Bancshares, Inc. (parent company only) as of December 31, 1997 and 1996 and for the years then ended are presented below:


                        CONDENSED BALANCE SHEETS

                                                                                December 31
                                                                   -------------------------------------
                                                                        1997                    1996
                                                                        ----                    ----
               ASSETS
Cash                                                               $     896,714           $     403,196
Investment in subsidiaries                                            10,783,267              10,114,468
Goodwill                                                                 397,342                 424,341
Other assets                                                              31,304                  89,899
                                                                   -------------           -------------
TOTAL ASSETS                                                       $  12,108,627           $  11,031,904


   LIABILITIES AND STOCKHOLDERS' EQUITY
Other liabilities                                                  $       4,969           $       2,039
Long-term debt                                                         1,000,000               1,006,000
                                                                   -------------           -------------
   Total liabilities                                               $   1,004,969           $   1,008,039

Stockholders' equity:
   Common stock, 5,431 shares authorized,
      issued and outstanding                                       $       5,431           $       5,431
   Surplus                                                             1,686,749               1,686,749
   Retained earnings                                                   9,360,368               8,346,409
   Net unrealized gain (loss) on securities available for sale            51,110                 (14,724)
                                                                   -------------           -------------
      Total stockholders' equity                                   $  11,103,658           $  10,023,865

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $  12,108,627           $  11,031,904

                         PROGRESSIVE BANCSHARES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED DECEMBER 31, 1997 AND 1996



16.      PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED)

                          CONDENSED STATEMENTS OF OPERATIONS


                                                                          Year Ended December 31
                                                                   -------------------------------------
                                                                        1997                    1996
                                                                        ----                    ----
Income:
   Dividend income                                                 $   2,444,325           $   1,515,704
      Equity in earnings of subsidiaries                                 602,964                 409,660
   Other income                                                          174,281                 191,964
                                                                   -------------           -------------
      Total income                                                 $   3,221,570           $   2,117,328

Expenses:
   Interest expense                                                $      81,585           $     115,984
   Operating expenses                                                    691,476                 662,554
                                                                   -------------           -------------
      Total expenses                                               $     773,061           $     778,538

Income before income taxes                                         $   2,448,509           $   1,338,790
Income tax benefit                                                             0                 175,013
                                                                   -------------           -------------
NET INCOME                                                         $   2,448,509           $   1,513,803


                          CONDENSED STATEMENTS OF CASH FLOWS


                                                                          Year Ended December 31
                                                                   -------------------------------------
                                                                        1997                    1996
                                                                        ----                    ----
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income:                                                     $   2,448,509           $   1,513,803
   Adjustments to reconcile net income to
      net cash provided by operating activities:
         Amortization of goodwill                                         26,998                  26,998
         Equity in earnings of subsidiaries                             (602,964)               (409,660)
         Changes in:
           Other assets                                                   58,595                 (41,422)
           Other liabilities                                               2,930                 (11,396)
                                                                   -------------           -------------
               Net cash provided by operating activities           $   1,934,068           $   1,078,323

                         PROGRESSIVE BANCSHARES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED DECEMBER 31, 1997 AND 1996



16.       PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED)


                          CONDENSED STATEMENTS OF CASH FLOWS


                                                                          Year Ended December 31
                                                                   -------------------------------------
                                                                        1997                    1996
                                                                        ----                    ----
CASH FLOWS FROM INVESTING ACTIVITIES:
Income:
  Return of capital of Progressive Mortgage Company
   (former subsidiary)                                             $         0             $    30,000

CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of long-term debt                                      $(1,006,000)            $  (640,000)
  Proceeds from long-term debt                                       1,000,000                       0
  Repurchase of stock                                                        0                 (56,400)
  Dividends paid                                                    (1,434,550)               (600,000)
                                                                   -----------             -----------
     Net cash used in financing activities                         $(1,440,550)            $(1,296,400)

Net increase (decrease) in cash                                    $   493,518             $  (188,077)

Cash at beginning of year                                              403,196                 591,273
                                                                   -----------             -----------

CASH AT END OF YEAR                                                $   896,714             $   403,196

                                      APPENDIX A

                             AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of the 14th day of July, 1998, by and between National City Bancshares, Inc., an Indiana corporation ("NCBE"), and Progressive Bancshares, Inc., a Kentucky corporation ("PBI").

                                 W I T N E S S E T H:

     WHEREAS, PBI owns all of the outstanding capital stock of The Progressive Bank, National Association, a national banking association with its principal place of business in Lexington, Kentucky (the "Bank"); and

     WHEREAS, the parties desire that PBI merge with and into NCBE (the "Merger") in a transaction to be accounted for as a pooling-of-interests upon the terms and conditions contained herein; and

     WHEREAS, the Board of Directors of PBI deems the Merger advisable and in the best interests of PBI and its shareholders and has adopted a resolution approving this Agreement and directing that this Agreement be submitted for consideration at a meeting of PBI's shareholders; and

     WHEREAS, the Board of Directors of NCBE has adopted a resolution approving the Merger and this Agreement.

     NOW, THEREFORE, for and in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained and for the purpose of prescribing the terms and conditions of the Merger, the mode of carrying the Merger into effect, the manner of converting the capital stock of PBI, and such other provisions as are deemed desirable in connection with the Merger, the parties, intending to be bound, hereby agree as follows:

     1.   THE MERGER.

     (a) MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Indiana Business Corporation Law (the "IBCL") and the Kentucky Business Corporation Act (the "KBCA" and, together with the IBCL, the "Statutes"), at the Effective Time (as hereafter defined), PBI will be merged with and into NCBE. PBI shall be the merging corporation under the Merger and its separate corporate existence shall cease as of the Effective Time. NCBE shall be the surviving corporation under the Merger (the "Surviving Corporation") and shall succeed to and assume all rights and obligations of PBI in accordance with the Statutes.

     (b) REGULATORY APPROVALS. The parties acknowledge that certain approvals must be received from or notices must be given to federal and state banking regulatory agencies including: (i) the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"); (ii) the Kentucky Department of Financial Institutions; and (iii) any other banking regulatory authorities having jurisdiction over the parties or the Merger (the governmental agencies referred to in items (i)-(iii) above are collectively referred to herein as the "Applicable Governmental Authorities").

     (c) CLOSING; EFFECTIVE TIME. The delivery of the certificates and opinions called for by this Agreement shall take place at the offices of NCBE, 227 Main Street, Evansville, Indiana, at a closing (the "Closing") fixed by agreement of NCBE and PBI as promptly as practicable following the latest of (i) approval by all the Applicable Governmental Authorities; (ii) the expiration of any waiting period imposed by law; and (iii) satisfaction or waiver (to the extent legally permissible) of the conditions set forth in Sections 11, 12 and 13 of this Agreement. The parties shall execute and file on or prior to the Closing, articles of merger in the form required by the Statutes (the "Articles of Merger") relating to the Merger with the Indiana Secretary of State and the Kentucky Secretary of State. The time at which the Merger becomes effective shall be specified in the Articles of Merger and is hereafter referred to as the "Effective Time".

     (d) TAX TREATMENT; POOLING OF INTERESTS. The parties intend for the Merger to qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and related provisions of the Internal Revenue Code of 1986, as amended (the "Code") and as a "pooling of interests" for accounting purposes. Each of the parties agree to cooperate and take such actions as may be reasonably necessary to assure such qualification.

     2.   EFFECTS OF THE MERGER.

     (a) EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the Statutes.

     (b)  ARTICLES OF INCORPORATION AND BY-LAWS.  The Articles of
Incorporation and the By-Laws of NCBE as in effect at the Effective Time shall be the Articles of Incorporation and By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (c) DIRECTORS. The directors of NCBE serving at the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     (d) OFFICERS. The officers of NCBE serving at the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     3. CONVERSION OF PBI CAPITAL STOCK. The Merger shall have the following effects with regard to shares of the common capital stock, without par value, of PBI ("PBI Common"):

     (a) EXCHANGE RATIO. As of the Effective Time, each issued and outstanding share of PBI Common other than Dissenting Shares (as hereafter defined) shall be converted into the right to receive from NCBE 179.8462 shares of NCBE's Common Stock, without par value ("NCBE Common"). If between the date hereof and prior to the Closing, the number of outstanding shares of NCBE Common should be changed as the result of a stock dividend, stock split or reclassification (a "Share Adjustment"), the number of shares of NCBE Common to be received by holders of PBI Common shall be appropriately adjusted to reflect the Share Adjustment.

     (b) NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of NCBE Common shall be issued upon the surrender for exchange of certificates evidencing PBI Common. Each holder of PBI Common exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional interest in a share of NCBE Common shall have the right to receive cash (without interest) in an amount equal to such fractional interest of a share of NCBE Common multiplied by the Average Value of the NCBE Common (as hereafter defined) for ten (10) consecutive trading days ended on the third trading day prior to the Closing. Such cash, together with the shares of NCBE Common to be issued pursuant to Section 3(a) is referred to as the "Merger Consideration." The Average Value of the NCBE Common shall be equal to the average of the means between the highest and lowest per share trading prices reported by the Nasdaq National Market System.

     (c) CANCELLATION OF TREASURY STOCK. As of the Effective Time, each share of PBI Common that is owned by PBI in its treasury shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. The foregoing shall not apply to any issued and outstanding shares held by PBI in a fiduciary or similar capacity.

     (d) DISSENTING SHARES. "Dissenting Shares" shall mean shares of PBI Common held by any person who properly exercises and perfects rights under the KBCA as a dissenting shareholder. The holder of any Dissenting Shares shall only have the rights accorded a dissenting shareholder under the KBCA and shall not receive any part of the Merger Consideration.

     4. EFFECT ON NCBE COMMON. The Merger shall have no effect on the shares of NCBE Common issued and outstanding immediately prior to the Effective Time.

     5.   EXCHANGE OF CERTIFICATES.

     (a) SURRENDER OF CERTIFICATES. Within five (5) business days after the Effective Time an exchange agent appointed by NCBE (the "Exchange Agent"), shall send to each record holder of each class of PBI Common (except for holders of Dissenting Shares), a letter of transmittal for use in effecting the surrender of certificates formerly evidencing PBI Common in exchange for the Merger Consideration. The letter of transmittal shall specify how surrender of the certificates formerly evidencing shares of PBI Common shall be effected. Upon surrender of a certificate formerly evidencing PBI Common to the Exchange Agent together with such letter of transmittal and such other documentation that reasonably may be required by NCBE or the Exchange Agent, the appropriate Merger Consideration shall be issued, and the certificate so surrendered shall be canceled. No interest shall accrue or be paid with respect to the Merger Consideration. There shall be no obligation to deliver the Merger Consideration in respect of any shares of PBI Common until (and then only to the extent that) the holder thereof validly surrenders the certificates formerly representing the shares of PBI Common for exchange as provided in this Section 5, or, in lieu thereof, delivers to the Exchange Agent an appropriate affidavit of loss and an indemnity agreement as may be required in any such case by NCBE in its reasonable discretion. If the Merger Consideration for any shares of PBI Common is to be issued in a name other than the registered holder of a surrendered certificate, it shall be a condition to the payment that the certificate shall be properly endorsed or otherwise in proper form for transfer, that all signatures shall be guaranteed by a bank, broker or other institutional member of the Medallion Signature Guarantee Program, and that the person requesting the payment shall either (i) pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of a surrendered certificate or (ii) establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable.

     (b) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. All dividends or other distributions with respect to NCBE Common with a record date after the Effective Time shall be delivered to the holder of a certificate evidencing shares of PBI Common upon the surrender of such certificate in accordance with this Section 5.

     (c) ESCHEAT. Notwithstanding anything in this Section 5 or elsewhere in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a former holder of PBI Common for any property delivered to a public official pursuant to applicable escheat or abandoned property laws.

     (d) NO FURTHER OWNERSHIP RIGHTS IN PBI COMMON. The Merger Consideration paid upon the surrender of a certificate evidencing shares of PBI Common in accordance with the terms of this Section 5 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of PBI Common theretofore represented by such certificate(s), subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by PBI on such shares of PBI Common in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of PBI Common which were outstanding immediately prior to the Effective Time.

     (e) WITHHOLDING RIGHTS. NCBE shall be entitled to deduct and withhold from the Merger Consideration or any dividends payable to former holders of PBI Common such amounts as NCBE is required to deduct and withhold with respect to the making of such payment under the Code. Such withheld amounts shall be treated as having been paid by any such former holder of shares of PBI Common.

     6. REPRESENTATIONS AND WARRANTIES OF NCBE. NCBE represents and warrants to PBI as follows:

     (a) ORGANIZATION, AUTHORIZATION AND NO VIOLATION. NCBE is a corporation duly organized and validly existing under the laws of the State of Indiana. NCBE has all necessary corporate power to own its properties and assets and to carry on its business as now conducted. Subject to receipt of approvals from the Applicable Governmental Authorities, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by NCBE have been duly authorized by all necessary corporate action on the part of NCBE, and this Agreement constitutes the legal, valid and binding obligation of NCBE, enforceable against NCBE in accordance with its terms, except as limited by (i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors' rights generally, and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or law. The execution and delivery of this Agreement by NCBE and the consummation of the transactions contemplated by this Agreement, will not violate the provisions of, or constitute a breach or default under, the articles of incorporation or by-laws of NCBE or any material agreement to which NCBE is a party or is bound, or any other material license, law, order, rule, regulation or judgment to which NCBE is a party. NCBE is duly registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

     (b) NO SHAREHOLDER VOTE. No vote by the shareholders of NCBE is required to approve the Merger under the IBCL, the articles of incorporation or by-laws of NCBE or the rules of the National Association of Securities Dealers, Inc. which apply to Nasdaq National Market issuers.

     (c) CAPITAL STOCK. The authorized capital stock of NCBE consists of 29,000,000 shares of NCBE Common, of which 11,333,512 shares were issued and outstanding as of July 8, 1998 and 1,000,000 preferred shares, without par value, none of which are issued and outstanding. All of the issued and outstanding shares of NCBE Common are duly and validly issued and outstanding and are fully paid and non-assessable. None of the shares of NCBE Common have been issued in violation of any preemptive rights. As of the date of this Agreement, there are no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, such shares or contracts, commitments, understandings or arrangements by which NCBE is or may be obligated to issue additional shares of capital stock or other equity securities of NCBE other than (i) outstanding options to purchase shares of NCBE Common pursuant to NCBE's Incentive Stock Option Plan and (ii) commitments to issue shares of NCBE Common in connection with the proposed acquisitions of Illinois One Bancorp, Inc., Trigg Bancorp, Inc., Community First Financial Corporation, Hoosier Hills Financial Corporation, 1st Bancorp Vienna, Inc., Princeton Federal Bank, fsb, and Downstate Banking Co.

     (d) SEC DOCUMENTS. NCBE has provided PBI with copies of the following reports filed by NCBE with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"): (i) NCBE's annual report on Form 10-K, as amended, for the year ended December 31, 1997; (ii) NCBE's quarterly report on Form 10-Q for the quarters ended March 31, 1998; (iii) NCBE's current reports on Form 8-K dated March 11, April 30, May 27, and June 9, 1998; and (iv) the proxy materials for NCBE's 1998 annual meeting of shareholders (collectively, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading.

     (e) FINANCIAL INFORMATION. Included in the SEC Documents are the consolidated balance sheets of NCBE and its subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the three (3) years ended December 31, 1997, together with the notes thereto, and the unaudited consolidated balance sheet of NCBE and its subsidiaries as of March 31, 1998 and the related unaudited statements of income, changes in shareholders' equity and cash flow for the three months then ended. Such financial statements (other than for interim periods) have been audited by McGladrey & Pullen, LLP, independent auditors, whose report thereon is included with such financial statements. Such financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except for changes, if any, required by GAAP and disclosed therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of NCBE and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments). At December 31, 1997, there were no material liabilities of NCBE and its subsidiaries (actual, contingent or accrued) which, in accordance with GAAP applied on a consistent basis, should have been shown or reflected in such financial statements or the notes thereto, but which are not so reflected.

     (f) ABSENCE OF CHANGES. Except as disclosed in the SEC Documents, since December 31, 1997, NCBE has not incurred any obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, and there has not been any material adverse change in the financial condition, results of operations or business of NCBE and its subsidiaries taken as whole, nor have there been any events or transactions having such a material adverse effect which should be disclosed in order to make the financial statements described in subsection (e) not misleading.

     (g) LITIGATION. There is no litigation, claim, investigation or other proceeding pending or, to the knowledge of NCBE, threatened, against or adversely affecting NCBE or any of its subsidiaries, or of which the property of NCBE or any of its subsidiaries is or would be subject and which would have a material adverse effect on the financial condition, results of operations or business of NCBE and its subsidiaries, taken as a whole. To the best of NCBE's knowledge, there is no litigation, claim, investigation or other proceeding to which any director, officer, employee or agent of NCBE or any of its subsidiaries in their respective capacities as directors, officers, employees or agents, is a party, pending of threatened against any such director, officer, employee or agent. There is no outstanding order, writ, injunction or decree of any court, government or governmental agency against or, affecting NCBE or any of its subsidiaries, or the assets or business of NCBE or any of its subsidiaries, which could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of NCBE and its subsidiaries, taken as a whole, or which challenges the validity of the transactions contemplated by this Agreement.

     (h) SHARES TO BE ISSUED IN THE MERGER. The shares of NCBE Common to be issued in the Merger are duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable.

     (i) POOLING-OF-INTERESTS. As of the date of this Agreement, NCBE has no reason to believe that the Merger will not qualify as a pooling-of-interests for accounting purposes.

     (j) TRUE AND COMPLETE INFORMATION. No representation or warranty made by NCBE contained in this Agreement and no statement contained in any certificate, list, exhibit or other instrument specified in this Agreement, whether heretofore furnished to PBI or hereinafter required to be furnished to PBI, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

     7. REPRESENTATIONS AND WARRANTIES OF PBI. PBI represents and warrants to NCBE, except as disclosed in the writing delivered to NCBE concurrently with the execution of this Agreement (the "Disclosure Schedule"), as follows:

          (a)(i) ORGANIZATION AND GOOD STANDING OF PBI. PBI is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and has all necessary corporate power to own its properties and assets and to carry on its business as now conducted. PBI is duly qualified to conduct its business and is in good standing in each jurisdiction in which the nature of the business transacted by PBI requires such qualification. PBI is duly registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

          (ii) CAPITAL STOCK. On the date hereof, PBI has 5,455 shares of PBI Common authorized, of which 5,431 shares are issued and outstanding. All of the issued and outstanding shares of PBI Common are duly and validly authorized and issued, fully paid and nonassessable. None of the issued and outstanding shares of PBI Common have been issued in violation of any preemptive rights. There are no other classes of capital stock or equity
     securities of PBI other than PBI Common.   There are no outstanding
     options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities convertible into or exchangeable for, shares of PBI Common or any contracts, commitments, understandings or arrangements by which PBI is or may be obligated to issue additional shares of PBI Common.

          (iii) ORGANIZATION OF THE BANK. The Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. The deposits of the Bank are insured by the Bank Insurance Fund administered by the FDIC up to applicable limits.

          (iv) CAPITAL STOCK OF THE BANK. On the date hereof, the Bank has 10,000 shares of common stock, $20.00 par value per share ("Bank Stock"), authorized, of which 10,000 shares are issued and outstanding. PBI is the record and beneficial owner of all of the issued and outstanding shares of the Bank Stock. All of the issued and outstanding shares of Bank Stock are duly and validly authorized and issued, fully paid and non-assessable.
     None of the issued and outstanding shares of Bank Stock have been issued in violation of any preemptive rights. There are no other classes of capital stock or equity securities of the Bank other than Bank Stock. There are no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities convertible into or exchangeable for, shares of Bank Stock or any contracts, commitments, understandings or arrangements by which the Bank is or may be obligated to issue additional shares of Bank Stock.

     (b) AUTHORIZATION AND NO VIOLATION. Subject to receipt of approvals from the Applicable Governmental Authorities and approval by the shareholders of PBI, the execution and delivery of this Agreement by PBI and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of PBI and this Agreement constitutes the legal, valid and binding obligation of PBI, enforceable against PBI in accordance with its terms, except as limited by (x) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors' rights generally, and (y) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The execution of this Agreement by PBI and the consummation of the transactions contemplated by this Agreement will not violate the provisions of, or constitute a breach or default under (i) the articles of incorporation or by-laws of PBI or the articles of association and by-laws of the Bank (ii) any Material Contract (as defined in subsection
(f)) of PBI or the Bank or (iii) any other material license, law, order, rule, regulation or judgment to which PBI or the Bank is a party, is bound or by which any of their respective properties or assets is subject. The minute books of PBI accurately reflect in all material respects all corporate actions held or taken by its shareholders and Board of Directors (including committees of the Board of Directors).

     (c) SUBSIDIARIES. The Bank is the only entity (including, without limitation, corporations, partnerships, limited liability companies and joint ventures) in which PBI, directly or indirectly through the Bank, has any equity or other ownership interest.

     (d) FINANCIAL STATEMENTS. PBI has delivered to NCBE the consolidated balance sheets of PBI as of December 31, 1997 and the related consolidated statements of income, cash flows and changes in shareholders equity for the years then ended. Such financial statements have been audited by Eskew & Gresham, PSC, certified public accountants, whose report thereon is included with such financial statements. Such financial statements have been prepared in conformity with GAAP applied on a consistent basis (except for changes, if any, required by GAAP and disclosed therein), the consolidated balance sheets present fairly the financial condition of PBI and the Bank as of their respective dates and the consolidated statements of income present fairly the results of operations of PBI and the Bank for the respective periods covered. At December 31, 1997, there were no material liabilities (actual, contingent or accrued) of PBI which, in accordance with GAAP applied on a consistent basis, should have been shown or reflected in such financial statements or the notes thereto, but which are not so shown or reflected.

     (e)  TAXES AND TAX RETURNS.

          (i) All returns relating to federal, state, local and foreign income, franchise, excise, payroll, sales, use and property taxes (collectively, "Taxes") that are required to be filed with respect to PBI and the Bank have been filed in a timely manner (taking into account all extensions of due dates). True and accurate copies of all such returns filed for tax periods ending during 1994 through 1997 (the "Returns") have been provided to NCBE. Such Returns reflect accurately all liability for Taxes of PBI and the Bank for periods covered thereby. All Taxes payable by or due from PBI or the Bank relating to all periods ending on or before December 31, 1996 have been paid or accrued on the financial statements identified in subsection (d). PBI has made a valid and timely election under Subchapter S of the Code to be treated as an "S Corporation" and to have the Bank treated as a "qualified Subchapter S subsidiary", which election was accomplished in compliance with all applicable federal and state laws and regulations, has been effective since January 1, 1997, remains in effect as of the date hereof and will remain in effect through the Effective Time.
     No election under any Section of the Code, including specifically any election under Section 341(f) or Section 338(g) of the Code (other than elections reflected on the Returns and the S Corporation election) has been filed by or on behalf of PBI and the Bank. Neither PBI nor the Bank has executed any presently effective waiver or extension of any statute of limitations against assessment and collection of Taxes with respect to the Bank for any Taxes have been asserted in writing or assessed against PBI or the Bank which remain unpaid.

          (ii) All monies required to be withheld from employees of PBI and the Bank for income taxes, social security and unemployment insurance taxes or collected from customers or others as sales, use or other taxes have been withheld or collected and paid, when due, to the appropriate governmental authority, or if such payment is not yet due, a reserve, which in the opinion of PBI management is adequate, has been established.

     (f) MATERIAL CONTRACTS. The Disclosure Schedule contains a list of all executory contracts, indentures, commitments, and other agreements in excess of $50,000 to which PBI or the Bank is a party or to which PBI or the Bank or any of their properties are subject (collectively, the "Material Contracts" and each a "Material Contract"). All Material Contracts were entered into in the ordinary course of business. Each of PBI and the Bank has duly performed all its obligations thereunder to the extent that such obligations to perform have accrued, and no material breach or default thereunder by PBI or the Bank or, to the best knowledge of PBI management, any other party thereto has occurred which will impair the ability of PBI or the Bank to enforce any material rights thereunder.

     (g) REAL ESTATE. PBI has good title to all of the assets reflected as owned in the financial statements described in subsection (e), and in the case of real property, transferable and insurable title in fee simple, and in all cases free and clear of any material liens or other encumbrances. As of the date hereof, the real properties, structures, buildings, equipment, and the tangible personal property owned, operated or leased by PBI or the Bank are (i) to the best knowledge of PBI management, in good repair, order and condition, except for depletion, depreciation and ordinary wear and tear, and
(ii) to the best knowledge of PBI management, free from any known structural defects. As of the date hereof, there are no laws, conditions of record or other impediments which materially interfere with the intended uses by PBI or the Bank of the real property or tangible personal property owned or leased by either of them.

     (h) NO MATERIAL ADVERSE CHANGE. Since December 31, 1997, there has been no material adverse change in the business, financial condition, properties, results of operations, or capitalization of PBI or the Bank.

     (i) LITIGATION. Except as set forth on the Disclosure Schedule, there is no litigation, claim, investigation or other proceeding pending or, to the knowledge of PBI, threatened, against or adversely affecting PBI or the Bank, or of which the property of PBI or the Bank is or would be subject and which would have a material adverse effect on the financial condition, results of operations or business of PBI and the Bank, taken as a whole. To the best knowledge of PBI management, there is no litigation, claim, investigation or other proceeding to which any director, officer, employee or agent of PBI or the Bank in their respective capacities as directors, officers, employees or agents, is a party, pending or threatened against any such director, officer, employee or agent. There is no outstanding order, writ, injunction or decree of any court, government or governmental agency against or, affecting PBI or the Bank, or the assets or business of PBI or the Bank, which could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of PBI and the Bank, taken as a whole, or which challenges the validity of the transactions contemplated by this Agreement.

     (j) INSURANCE. Except as set forth on the Disclosure Schedule, PBI and the Bank have in effect insurance coverage with reputable insurers, which in respect to amounts, types and risks insured, is adequate in the opinion of PBI management for the businesses in which PBI and the Bank are engaged. All policies of insurance owned or held by PBI or the Bank are in full force and effect, all material premiums with respect thereto covering all periods up to and including the date hereof is paid (other than retrospective premiums which may be payable with respect to worker's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy.

     (k)  COMPLIANCE WITH LAWS.   Each of PBI and the Bank has conducted its
business in substantial compliance with all applicable federal, state and local laws, regulations and orders including, without limitation, disclosure, usury, equal credit opportunity, equal employment, fair credit reporting, lender liability, and other laws, regulations and orders, and the forms, procedures and practices used by PBI and the Bank, to the best knowledge of PBI management, are in compliance with such laws, regulations and orders except to the extent that non-compliance with any such law, regulation or order would not have a material adverse effect on PBI and the Bank, taken as a whole.

     (l) BROKER'S AND FINDER'S FEES. Neither PBI nor the Bank has incurred any obligation or liability, contingent or otherwise, for any brokers or finders in respect of the matters provided for in this Agreement.

     (m)  EMPLOYEE BENEFIT PLANS.

          (i) Except for the businesses conducted by PBI and the Bank, there are no other trades or businesses, whether or not incorporated, which, together with PBI or the Bank, would be deemed to be a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code.

          (ii)  The Disclosure Schedule sets forth a true and a complete list of
     (A) each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") that PBI or the Bank or its predecessors by merger currently maintains or has maintained within the three year period preceding the date hereof (the "ERISA Plans"), and (B) each other plan, arrangement, program and agreement providing employee benefits, including, but not limited to, deferred compensation, bonuses, severance pay or fringe benefits, and consulting or employment agreements, that are presently maintained by PBI or the Bank for the benefit of any current or former employees of PBI, the Bank or its predecessors by merger (the ERISA Plans and such other plans are collectively referred to as the "Plans"). Except as otherwise set forth on the Disclosure Schedule, PBI has provided to NCBE copies of all Plans and related trusts or funding arrangements for such Plans; the most recent determination letter for each Plan as to which a determination letter has been issued, or any outstanding request for a determination letter, from the IRS with respect to each ERISA Plan intended to satisfy the requirements of Section 401(a) of the Code and a copy of the application on which the determination letter or request for determination letter is based and any material correspondence to or from the Internal Revenue Service ("IRS"), the Department of Labor ("DOL") or the Pension Benefit Guaranty Corporation ("PBGC") within the last three years preceding the date hereof
     in connection with any ERISA Plan.   Except as otherwise set forth on the
     Disclosure Schedule, PBI has also provided to NCBE for each Plan, copies of any fidelity bonds; actuarial valuations, if applicable, for the most recent three plan years for which such valuations are available; current summary plan descriptions; annual returns/reports on Form 5500 and summary annual report for the three most recent plan years; Form 5310 and any related filings with the IRS, DOL or PBGC within the last year preceding the date of this Agreement.

          (iii) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of PBI, the Bank or its predecessors by merger for any period extending beyond their retirement or other termination of service other than (A) continuation group health coverage pursuant to Section 4980B of the Code or applicable state law; (B) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary); or
     (C) except as otherwise set forth on the Disclosure Schedule, benefits which in the aggregate are not material.

          (iv) Each ERISA Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that the Plan is qualified. To the best knowledge of PBI management, nothing has occurred since the dates of the respective IRS favorable determination letters that would adversely affect the qualification of the Plans and their related trusts.

          (v) To the best knowledge of PBI management, all of the Plans, and any related trust agreement, group annuity contract, insurance policy or other funding arrangement are in compliance in all material respects with all applicable laws, rules and regulations, including without limitation, the rules and regulations promulgated by the DOL, PBGC or IRS pursuant to the provisions of ERISA and the Code, and each of such Plans has been administered in compliance with such requirements and its own terms in all material respects.

          (vi) Except as set forth on the Disclosure Schedule, to the knowledge of PBI management, none of PBI, the Bank or its predecessors by merger currently maintains or contributes to, or has within the five year period preceding the date hereof, maintained or contributed to, a Plan that is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code.

          (vii) To the best of PBI's knowledge, none of PBI, the Bank, its predecessors by merger, any of the Plans or any trust created thereunder, or, any trustee or administrator thereof has engaged in a transaction in connection with which PBI or the Bank, any of the Plans or any such trust, would be subject to either a civil penalty assessed pursuant to Sections 409 or 502 of ERISA or a tax imposed pursuant to Sections 4975 or 4976 of the Code. Neither of PBI nor the Bank is, or, as a result of any actions, omissions, occurrences or state of facts existing prior to or at the Effective Time, will become liable for any tax imposed under Section 4978 of the Code.

          (viii) There are no (A) actions, suits, arbitrations or claims (other than routine claims for benefits), (B) legal, administrative or other proceedings or governmental investigations or audits, or (C) to the best knowledge of PBI management, complaints to or by any governmental entity, which are pending, anticipated or threatened, against any Plan or its assets, or, to the best knowledge of PBI management, against any Plan fiduciary or administrator, or against PBI or the Bank or their officers or employees with respect to any Plan.

          (ix) To the best knowledge of PBI management and except as set forth on the Disclosure Schedule, each ERISA Plan may be terminated directly or indirectly by the Surviving Corporation, in its discretion, at any time after the Effective Time, in accordance with its terms, without any liability on the part of the Surviving Corporation, NCBE, PBI or the Bank, to any person, entity or government agency for any conduct, practice or omission which occurred prior to the Effective Time, except for liabilities to and the rights of the employees thereunder accrued prior to the Effective Time, or if later, the time of termination.

          (x) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any material payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any director or any employee of PBI or the Bank from PBI or the Bank under any Plan; (B) materially increase any benefits otherwise payable under any Plan; or (C) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

     (n) LABOR MATTERS. Neither PBI nor the Bank is a party to or has in effect any organized labor contract or collective bargaining agreement.

     (o)  ENVIRONMENTAL MATTERS.

          (i) As used herein, the term "Environmental Laws" shall mean all local, state and federal environmental, health and safety laws and regulations and common law standards in all jurisdictions in which PBI, the Bank or its predecessors by merger have done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

          (ii) To the best knowledge of PBI management, neither the conduct nor operation of any of PBI, the Bank or its predecessors by merger nor any condition of any property presently or previously owned, leased or operated by any of them violates or has violated Environmental Laws in any respect that would have a material adverse effect on the financial condition, results of operations or business of PBI and the Bank, taken as a whole, and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute a violation of Environmental Laws or obligate (or potentially obligate) PBI or the Bank to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would have a material adverse effect on the financial condition, results of operations or business of PBI and the Bank, taken as a whole. Neither PBI nor the Bank has received any notice from any person or entity that any of PBI, the Bank or its predecessors by merger or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of any Environmental Laws or that any of them are responsible for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

     (p) REGULATORY COMPLIANCE. Neither PBI nor the Bank is a party to any enforcement action instituted by any memorandum of understanding, agreement, consent agreement or cease and desist order with the Office of the Comptroller of the Currency, the Federal Reserve Board, the FDIC or any federal or state regulatory agency, and neither PBI nor the Bank has been advised by any federal or state regulatory agency that it is considering taking such action. There is no material unresolved violation, criticism or exception cited by any such federal or state regulatory agency with respect to any examination of PBI or the Bank.

     (q) POOLING-OF-INTERESTS. As of the date of this Agreement, PBI has no reason to believe that the Merger will not qualify as a pooling-of-interests for accounting purposes.

     (r) TRUE AND COMPLETE INFORMATION. No representation or warranty made by PBI contained in this Agreement and no statement contained in the Disclosure Schedule or any certificate, list, exhibit or other instrument specified in this Agreement, whether heretofore furnished to NCBE or hereinafter required to be furnished to NCBE, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

     8.   COVENANTS OF NCBE.  NCBE agrees with PBI as follows:

     (a) REGULATORY APPROVALS. NCBE shall, at its sole expense, be responsible for the preparation and filing of all regulatory applications or notices to the Applicable Governmental Authorities. NCBE shall use reasonable efforts to obtain the approvals of the Applicable Governmental Authorities for the transactions contemplated by this Agreement; however, NCBE's obligation to use reasonable efforts to obtain the approvals of the Applicable Governmental Authorities shall not be construed as including an obligation to accept any unreasonable terms of or conditions to an approval of any Applicable Governmental Authority, to change the business practices of NCBE or any NCBE subsidiary in any material respect or to institute any litigation in connection with such approvals. NCBE shall keep PBI reasonably informed as to the status of such applications and shall provide to PBI copies of such applications and any supplementally filed materials.

     (b) REGISTRATION STATEMENT. NCBE shall file with the Commission a Registration Statement on Form S-4 (the "Registration Statement") relating to the shares of NCBE Common to be issued pursuant to the Merger, and shall use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement, including the Proxy Statement/Prospectus included therein (the "Proxy Statement/Prospectus"), as amended or supplemented, shall comply in all material respects with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, and the information in the Proxy Statement/Prospectus furnished by NCBE for inclusion therein shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading.

     (c) LISTING. NCBE shall use its best efforts to list the shares of NCBE Common to be issued in the Merger on the Nasdaq National Market.

     (d) ACCESS TO INFORMATION. NCBE shall permit PBI reasonable access during regular business hours to its properties. NCBE shall disclose and make available to PBI and shall use its best efforts to cause its agents and authorized representatives to disclose and make available to PBI, all books, papers and records relating to its assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account, tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which PBI may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement.

     (e) ELECTION OF ADDITIONAL NCBE DIRECTOR. After the Effective Time, NCBE agrees to use its best efforts to expand its Board of Directors by one member and elect George D. Martin to fill the vacancy created by such action.

     9. AGREEMENTS WITH RESPECT TO CONDUCT OF PBI AND THE BANK PRIOR TO THE CLOSING. PBI agrees with NCBE as follows:

     (a) ORDINARY COURSE, INSURANCE AND PRESERVATION OF BUSINESS. Each of PBI and the Bank will, except as otherwise agreed to in writing by NCBE:

          (i) carry on its respective business in the ordinary course and consistent with its respective policies, procedures and practices as heretofore conducted;

          (ii) except as terminated in accordance with their terms or in accordance with the terms of this Agreement, keep in full force and effect, and not cause a default of any of its obligations under, any Material Contracts;

          (iii) keep in full force and effect the insurance coverage in effect on the date hereof;

          (iv) maintain, renew, keep in full force and effect and preserve its business organization, material rights, franchises, permits and licenses, retain its present employee force, maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and use its best efforts to continue its general customer relationships; and

          (v) duly comply in all material respects with all laws applicable to it and to the conduct of its business.

     (b) NOTICE. PBI will promptly notify NCBE of any event of which hereafter becomes known to PBI management which may reasonably have a material adverse effect on the financial condition, operations, business or assets of PBI and the Bank, taken as a whole, or if PBI determines that it may be unable to fulfill the conditions set forth in Section 11 or 12 hereof.

     (c) PROHIBITED ACTION WITHOUT APPROVAL. Neither PBI nor the Bank will, except with the prior written consent of NCBE, do any of the following:

          (i) incur or agree to incur any obligation or liability (absolute or contingent) other than the taking of deposits and other liabilities incurred in the ordinary course of business and consistent with prior practice, and liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement; make or permit any amendment or termination of any Material Contract; acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, limited liability company or other business organization or division or substantial part thereof; sell or otherwise dispose of any substantial part of its assets; enter into, dispose or divest itself of any joint venture or partnership or cause any business entity to become a subsidiary or affiliate; sell or otherwise dispose of any real property owned or operated by PBI or the Bank; enhance, expand, modify, replace or alter any computer or data processing system owned, leased or licensed by PBI or the Bank (including any software associated with any such computer or system); make, originate or otherwise acquire one or more loans, or one or more loan commitments for one or more loans, or one or more lines of credit, in an aggregate amount in excess of $1,000,000 to any person other than renewals or restructurings of loans in existence on the date hereof; or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or

          (ii) make any capital expenditure, except for ordinary repairs, renewals and replacements in excess of $25,000 individually or $100,000 in the aggregate; or

          (iii) issue, sell, redeem or acquire for value, or agree to do so, any shares of the capital stock or other equity securities, options or other ownership interests of PBI or debt securities, or declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to its shareholders other than (A) cash dividends on the PBI Common in an amount equal to $36.826 per share payable June 1, September 1 and December 1, 1998 and a tax distribution equal to 39.6% of the current year taxable income of PBI up to the date of Closing to meet PBI shareholders' tax obligations less tax distributions made on April 10, June 10, and September 10, 1998, and January 10, 1999, if applicable; provided, however, that PBI shall coordinate with NCBE the record and payment dates of dividends (which payments do not include the tax distributions) payable pursuant to clause (A) for the quarter in which the Effective Time occurs, such that PBI shareholders shall receive dividends from either PBI or NCBE, but not both, with respect to such quarter, (B) cash dividends payable by the Bank, (C) sinking fund or other mandatory payments required under the terms of any indenture or loan agreement or repurchases of any outstanding debt securities to be applied against any such sinking fund payments in amounts which do not exceed, with respect to any series or class of debt securities, the sinking fund payments required within the next twelve-month period, (D) the payment of any debt security upon the maturity thereof, and
     (E) obligations or liabilities permitted to be incurred pursuant to
     Section 9(c)(i) hereof; or

          (iv) sell, pledge or redeem any Bank Stock; amend its articles of incorporation or articles of association, as the case may be, or by-laws; split, combine or reclassify any shares of capital stock; or enter into any agreement, commitment or arrangement with respect to any of the foregoing; or

          (v) enter into or amend any employment agreement, pay any extraordinary bonus or establish any general increase in salaries; or

          (vi) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency, except in a form previously approved by NCBE, or file any federal or state tax return before furnishing a copy to NCBE and affording NCBE an opportunity to consult with the filing entity; or

          (vii)  open any new office or close any current office of the Bank; or

          (viii) knowingly take any actions that would adversely affect the ability of the Merger to be accounted for using the pooling-of-interests method.

     (d)  NO SOLICITATION.

          (i) Neither PBI nor the Bank nor any officer, director or any representative thereof shall solicit or authorize the solicitation of, or, unless PBI's Board of Directors has reasonably determined in good faith based upon the written advice of counsel that the failure to do so would cause the Board of Directors to breach its fiduciary duties under applicable law, (A) enter into or authorize any discussions with any third party concerning, or (B) furnish or authorize the furnishing of any confidential information relating to PBI or the Bank to any third party for the purpose of studying, considering, soliciting or inducing any offer or possible offer by any such third party or any other third party to acquire PBI or any or all of the capital stock, other equity securities or other ownership interests, or all or substantially all of the assets, of PBI or the Bank. PBI will promptly communicate to NCBE the terms of any proposal or contract it may receive with respect to any such transactions.

          (ii) Upon the execution of this Agreement, PBI shall immediately terminate all discussions then existing with any third parties regarding any possible offer to acquire PBI or the Bank.

     (e) INSIDER LENDING. The Bank shall not change or modify any of their current practices relating to the lending of money, secured or unsecured, to its affiliated persons, including but not limited to its directors, officers and employees.

     (f) NO VIOLATION. Neither PBI nor the Bank will take any action which knowingly violates any statute, code, ordinance, rule, regulation or judgment, order, writ, arbitral award, injunction or decree of any court, governmental agency or body or arbitrator, domestic or foreign, having jurisdiction over its properties.

     (g) ACCOUNTING. Each of PBI and the Bank will maintain its books, accounts and records in accordance with GAAP. Neither PBI nor the Bank shall make any change in any method of accounting or accounting practice, or any change in the method used in allocating income, charging costs or accounting for income, except as may be required by law, regulation or GAAP. Neither PBI nor the Bank shall change any practice or policy with respect to the charging off or loans or the maintenance of their reserve for possible loan losses, except as required by law, regulation or GAAP.

     10.  ADDITIONAL AGREEMENTS.  PBI agrees as follows:

     (a) CONTINUING ACCESS TO INFORMATION. Through the Effective Time, PBI shall permit NCBE and its authorized representatives reasonable access during regular business hours to PBI's properties and those of the Bank. PBI shall make its and the Bank's directors, management and other employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with NCBE and its authorized representatives at reasonable times and upon reasonable request, and PBI shall, and shall cause the Bank to, disclose and make available to NCBE, and shall use its best efforts to cause its agents and authorized representatives to disclose and make available to NCBE, all books, papers and records relating to the assets, properties, operations, obligations and liabilities of PBI and the Bank, including, but not limited to, all books of account, tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which NCBE may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement.

     (b) MANAGEMENT REPORTS. PBI shall promptly provide to NCBE copies of any reports to or minutes of meetings of the Board of Directors of PBI or the Bank or any committee thereof. Throughout the period prior to the Effective Time, PBI and the Bank will cause one or more designated representatives to confer with representatives of NCBE on the ongoing operations of PBI and the Bank.

     (c) NOTIFICATION OF CHANGE. PBI shall promptly notify NCBE of any material change in the ordinary course of business or in the operation of the properties of PBI or the Bank and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving PBI or the Bank which is material to, or which might have a material adverse effect on PBI and the Bank, taken as a whole, or of any breach by PBI of any representation, warranty, covenant or agreement set forth in this Agreement, and will keep NCBE promptly and fully informed of such events.

     (d) INFORMATION FOR REGULATORY FILINGS. Upon request by NCBE, PBI shall promptly furnish NCBE with any information within its possession which relates to PBI or the Bank and which is required under any applicable law or regulation for inclusion in any filing that NCBE is required to make with any Applicable Governmental Authority. PBI agrees that all information so furnished shall be true and correct in all material respects without omission of any material fact required to be stated therein or necessary to make the information stated therein not misleading.

     (e) RESTRICTION ON RESALES. PBI shall obtain and deliver to NCBE, at least thirty-one (31) days prior to the Closing, the signed agreement, in the form of Exhibit A hereto, of each of its officers and directors and shall use its best efforts to obtain similar agreements from each other person who owns 5% or more of the outstanding shares of PBI Common and any other persons who may reasonably be deemed by NCBE to be an "affiliate" of PBI within the meaning of such term as used in Rule 145 under the Securities Act.

     (f) SHAREHOLDER APPROVAL. PBI shall cause to be duly called and held a special meeting of the holders of PBI Common for submission of this Agreement and the Merger for approval of such shareholders as required by the KBCA. In connection with such meeting, (i) PBI shall cooperate and assist NCBE in preparing and filing the Registration Statement, and any amendments or supplements thereto, including the Proxy Statement/Prospectus with the Commission and applicable state securities authorities, and PBI shall mail the Proxy Statement/Prospectus to its shareholders; (ii) PBI shall furnish NCBE all information within its possession concerning itself that NCBE may reasonably request in connection with the Proxy Statement/Prospectus; (iii) the Board of Directors of PBI (subject to compliance with its fiduciary duties as advised in writing by counsel) shall recommend to its shareholders the approval of this Agreement and the Merger contemplated hereby and use its best efforts to obtain such approval; and (iv) PBI agrees that the information furnished to NCBE for inclusion in the Proxy Statement/Prospectus shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading.

     (g) FINAL "S CORPORATION" INCOME TAX RETURNS. PBI shall cause to be prepared and shall file in a timely manner (taking into account any extensions of due dates) PBI federal and state income tax returns for the period from January 1, 1998 through the date on which the Effective Time occurs.

     (h) DISSOLUTION OF PROGRESSIVE MORTGAGE COMPANY. Prior to the Effective Time, and as soon as practicable hereafter, PBI shall dissolve Progressive Mortgage Company, a shell Kentucky corporation, wholly owned by PBI.

     (i) TERMINATION OF STOCKHOLDER AGREEMENT. Prior to or at the Effective Time, the shareholders of PBI and PBI shall terminate that certain Stockholder Agreement dated October 16, 1997, by and among, PBI and all of PBI's shareholders.

     11. CONDITIONS TO OBLIGATIONS OF BOTH PARTIES. The respective obligations of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

     (a) SHAREHOLDER APPROVAL. The Merger shall have been approved by the holders of at least 66-2/3% of the total outstanding shares of PBI Common.

     (b) REGULATORY APPROVAL. The transactions contemplated by this Agreement shall have been approved by all Applicable Governmental Authorities and all applicable waiting periods shall have expired.

     (c)  NO ACTION TO PREVENT CONSUMMATION.

          (i) No action or proceeding shall have been instituted before a court or other governmental body, agency or authority or other person which is reasonably expected to (i) result in an order enjoining the Merger, (ii) result in a determination that a party has failed to comply with applicable legal requirements in connection with the Merger; or (iii) have a material adverse effect on the future conduct of the business of a party;

          (ii) No governmental agency shall have notified either party in writing to the effect that consummation of the transactions contemplated by this Agreement would constitute a violation of any statute, rule, regulation or policy and that it intends to commence proceedings to restrain consummation of the Merger; and

          (iii) No statute, rule, regulation or policy shall have been promulgated or enacted by any governmental or regulatory agency of competent jurisdiction which shall prevent or declare the Merger illegal.

     (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be subject of any stop order or proceeding seeking a stop order.

     (e) FEDERAL TAX OPINION. The parties shall have received an opinion of Baker & Daniels, in form and substance satisfactory to the parties, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a)(1)(A) of the Code and such opinion shall not have been withdrawn or modified in any material respect prior to the Effective Time.

     12. CONDITIONS TO OBLIGATIONS OF NCBE. The obligation of NCBE to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

     (a)  STATUS AS OF CLOSING.   All representations and warranties of PBI
contained in this Agreement shall be true as though made at and as of the Closing except for such untruths or inaccuracies which individually or in the aggregate would not have a material adverse effect on PBI and the Bank, taken as a whole; PBI shall have performed and satisfied or otherwise complied with all covenants made by it in this Agreement which are to be performed on or prior to the Closing; there shall not have occurred any material adverse change in the business, assets, properties, financial condition or results of operations of PBI and the Bank, taken as a whole; and there shall be delivered to NCBE a certificate (dated the Closing and signed by the chief executive officer of PBI) stating that to the best of his knowledge such conditions have been satisfied.

     (b) ATTORNEY'S OPINION. NCBE shall have received an opinion, dated the Closing, of Stites & Harbison, counsel for PBI, in substantially the form of Exhibit B attached hereto.

     (c) POOLING-OF-INTERESTS. In the opinion of NCBE, after consultation with its independent auditors, the Merger shall qualify for the pooling-of-interests method of accounting if consummated in accordance with this Agreement.

     (d) S CORPORATION RULING. PBI shall have obtained a ruling satisfactory to NCBE from the IRS that PBI will be treated as an S Corporation within the meaning of Section 1361(a) of the Code for its taxable year ended December 31, 1997.

     13. CONDITIONS TO OBLIGATIONS OF PBI. The obligation of PBI to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

     (a) STATUS AS OF CLOSING. All representations and warranties of NCBE contained in this Agreement shall be true as though made at and as of the Closing except for such truths or inaccuracies which individually or in the aggregate would not have a material adverse effect on NCBE and its subsidiaries, taken as a whole; NCBE shall have performed and satisfied all covenants made by it in this Agreement which are to be performed on or prior to the Closing; there shall not have occurred any material adverse change in the business, assets, properties, financial condition or results of operations of NCBE and its subsidiaries, taken as a whole; and there shall be delivered to PBI a certificate (dated the Closing and signed by the President of NCBE) stating that to the best of his knowledge such conditions have been satisfied.

     (b) ATTORNEY'S OPINION. PBI shall have received an opinion, dated the Closing, of Baker & Daniels, counsel for NCBE, in substantially the form of Exhibit C attached hereto.

     (c) FAIRNESS OPINION. PBI shall have received, as of the date of mailing the Proxy Statement/Prospectus contained in the Registration Statement, an update of the opinion delivered to the Board of Directors of PBI prior to the date of this Agreement, to the effect that the Merger Consideration is fair, from a financial viewpoint, to the holders of PBI Common.

     14. INFORMATION. The parties acknowledge the confidential and proprietary nature of the "Information" (as hereafter defined) which has heretofore been exchanged and which will be received from each other hereunder and agree to hold and keep the same confidential. Such Information shall include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communication, by such party's employees or authorized representatives. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its authorized representatives in violation of this Agreement. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and authorized representatives of a party who are directly involved in evaluating the Merger. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party. Upon termination of this Agreement without the Merger becoming effective, each party shall: (a) deliver to the other originals and all copies of all Information made available to such party; (b) not retain any copies, extracts or other reproductions in whole or in part of such Information; and (c) destroy all memoranda, notes and other writings prepared by any party or its authorized representatives based on the Information.

     15.  PAYMENT OF EXPENSES.

     (a) EXPENSES GENERALLY. Except as otherwise provided in subsection (b) below, each party hereto shall pay its own fees and expenses incident to preparing for, entering into, and carrying out this Agreement and the transactions contemplated hereby.

     (b) REIMBURSEMENT OF NCBE. Upon the occurrence of a Triggering Event (as hereafter defined), PBI shall reimburse NCBE for all of its out-of-pocket expenses and costs, including fees of accountants and attorneys, incurred in connection with the transactions contemplated by this Agreement up to a maximum of $150,000. As used herein, the term "Triggering Event" shall mean both (i) the termination of this Agreement for any reason other than a failure of any of the conditions set forth in Sections 11(b), 11(c), 11(d), 11(e), 13(a), 13(b), 13(c) or pursuant to Section 16 hereof and (ii) the occurrence of any of the following within one (1) year of the date of termination: (A) PBI enters into any agreement with respect to a Competing Transaction; (B) the Board of Directors of PBI recommends a Competing Transaction to PBI's shareholders; or (C) following the announcement of a Competing Transaction, the Board of Directors of PBI withdraws or modifies its recommendation of the Merger or this Agreement. The term "Competing Transaction" means any of the following: (x) an offer by any person or group of persons (other than NCBE or existing shareholders of PBI) to acquire ownership of fifty percent (50%) or more of the PBI Common; or (y) a proposal for a merger, consolidation, share exchange, business combination, or similar transaction involving PBI; or (z) a proposal for a sale, lease, exchange, transfer or other disposition of fifty percent (50%) or more of the assets of PBI shall occur. The terms "person" and "group of persons" shall have the meanings conferred thereon by Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the regulations promulgated thereunder.

     16. TERMINATION OF AGREEMENT. Notwithstanding any provision to the contrary herein, and notwithstanding the fact that the shareholders of PBI have approved this Agreement, this Agreement may be terminated at any time on or prior to the Closing:

     (a)  MUTUAL CONSENT.  By mutual written consent of PBI and NCBE.

     (b) AVERAGE VALUE. By PBI, upon written notice to NCBE, if the Average Value of the NCBE Common falls below $30.00 for any ten (10) consecutive trading days.

     (c) OTHERWISE. (i) By PBI, upon written notice to NCBE, if by February 28, 1999, any of the conditions set forth in Sections 11 or 13 shall not have been satisfied or are no longer capable of being satisfied; or (ii) by NCBE, upon written notice to PBI, if by February 28, 1999, any of the conditions set forth in Sections 11 or 12 shall not have been satisfied or are no longer capable of being satisfied.

     (d) EFFECT OF TERMINATION. Upon termination of this Agreement by either NCBE or PBI pursuant to this Section 16, there shall be no liability by reason of this Agreement or the termination thereof on the part of NCBE or PBI or the respective directors, officers, employees, agents or stockholders of either of them unless such termination results from a party's intentional or reckless misrepresentation or intentional or reckless breach of any covenant contained herein.

     17. PUBLICITY AND REPORTS. NCBE and PBI shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by law, neither party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior written consent of the other, which consent shall not be unreasonably withheld.

     18. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Except as set forth in the following sentence, none of the representations, warranties or covenants of the parties shall survive the Effective Time or the earlier termination of this Agreement. The covenants contained in Sections 1(d), 5, 8(e) and 14 shall survive the Effective Time or the earlier termination of this Agreement.

     19. NOTICES. Any notice of communication required or permitted hereunder shall be sufficiently given if in writing and (a) delivered in person; (b) sent by facsimile transmission (with confirmation of receipt by the recipient) or express delivery service; or (c) mailed by certified or registered mail, postage prepaid, as follows:

     If to NCBE, addressed to:

          National City Bancshares, Inc.
          227 Main Street
          P. O. Box 868
          Evansville, Indiana 47705-0868
          Attn: Robert A. Keil
          Fax No. (812) 464-9825

          With a copy addressed to:

          Baker & Daniels
          300 North Meridian Street, Suite 2700
          Indianapolis, Indiana 46204-1782
          Attn: David C. Worrell
          Fax No. (317) 237-1000

     If to PBI, addressed to:

          Progressive Bancshares, Inc.
          1999 Richmond Road, Suite 1
          Lexington, Kentucky 40501-0028
          Attn: George D. Martin
          Fax No.  (606) 266-7378

          With a copy addressed to:

          Stites & Harbison
          Suite 2300
          250 W. Main Street
          Lexington, Kentucky 40507
          Attn:  Walter R. Byrne, Jr.
          Fax No.  (606) 253-9144

     20.  MISCELLANEOUS.

     (a) ASSIGNMENT. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by either party, in whole or in part, without the consent of the other party and any attempted assignment in violation of this prohibition shall be null and void.

     (b) LAW GOVERNING. This Agreement will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Indiana.

     (c) COUNTERPARTS. This Agreement may be executed in several counterparts and one or more separate documents, all of which together shall constitute one and the same instrument with the same force and effect as though all of the parties had executed the same documents.

     (d) AMENDMENT AND WAIVER. Any of the terms or conditions of this Agreement may be waived, amended or modified in whole or in part at any time before or after the approval of this Agreement by the shareholders of PBI, to the extent authorized by applicable law, by a writing signed by PBI and NCBE.

     (e) ENTIRE AGREEMENT. All exhibits and the Disclosure Schedule referred to in this Agreement are integral parts hereof, and this Agreement, such exhibits and Disclosure Schedule, constitute the entire agreement among the parties hereto with respect to the matters contained herein and therein, and supersede all prior agreements and understandings between the parties with respect thereto.

     (f) REMEDIES. Subject to the terms hereof, in the event of any willful breach of this Agreement in any material respect by any of the parties hereto, any other party hereto damaged shall have all the rights, remedies and causes of action available at law or in equity.

     (g) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                       NATIONAL CITY BANCSHARES, INC.



                                       By:   /s/ Robert A. Keil
                                          ------------------------------------
                                             Robert A. Keil, President

ATTEST:


/s/   Curtis D. Ritterling
-----------------------------------------
Curtis D. Ritterling, Assistant Secretary




                                       PROGRESSIVE BANCSHARES,  INC.


                                       By:   /s/ George D. Martin
                                          ------------------------------------
                                             George D. Martin, Chairman

ATTEST:

/s/   Ellis L. Hefner
-----------------------------------------
Ellis L. Hefner, Secretary

                                      EXHIBIT A

                               FORM OF AFFILIATE LETTER



Gentlemen:

     In connection with the merger (the "Merger") of Progressive Bancshares, Inc., a Kentucky corporation ("PBI"), with and into National City Bancshares, Inc., an Indiana corporation ("NCBE"), pursuant to the Agreement and Plan of Merger dated as of ________ __, 1998 (the "Agreement"), I have been advised that I may be deemed to be an "affiliate" within the meaning of Rule 145 promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "1933 Act"), for the purposes of any resales of shares of the common stock, without par value ($1.00 stated value per share), of NCBE to be issued to me in the Merger (the "Shares"). I have also been advised that I may be deemed an "affiliate" of PBI for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board. Based on such advice and in order to induce NCBE and PBI to cause the Merger to be consummated, I hereby represent and warrant to, and agree with NCBE and PBI as follows:

          A. I hereby consent to the placing of a legend on the certificate or certificates evidencing the Shares referring to the issuance thereof in a transaction to which Rule 145 under the 1933 Act is applicable and to the giving of stop transfer instructions to the transfer agent for the Shares with respect to such certificate or certificates. The legend will state in substance:

          "The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 applies and may be sold or otherwise transferred only in compliance with the terms of such Rule."

          B. I understand that NCBE is under no obligation to take any action to facilitate the sale, transfer, or other disposition by me or on my behalf of any of the Shares.

          C. In the event of any sale or transfer of any of the Shares in a transaction not involving a sale within the limits and in accordance with the applicable provisions of Rule 145 or a sale in a registered public offering, I will obtain from each transferee of the Shares in such transaction a letter agreement substantially similar hereto, or a letter containing such other information reasonably required by NCBE to evidence an exception from the applicable registration requirements of federal or state securities laws, which is binding and enforceable by NCBE against the transferee.

     It is understood and agreed that the legend set forth in Paragraph A above shall be removed, and the related stock transfer restrictions shall be lifted forthwith (i) if the sale or other transfer by me or on my behalf of my Shares shall have been registered under the 1933 Act, (ii) if the sale or other transfer by me or on my behalf of my Shares is not so registered, such sale is exempt from the registration requirements of the 1933 Act, or (iii) upon the expiration of the period specified in Rule 145(d)(3) under the 1933 Act, as it may be amended from time to time.

     I further represent to and covenant with NCBE that I have not, within the preceding 30 days, sold, transferred or otherwise disposed of any shares of capital stock of PBI held by me and that I will not sell, transfer or otherwise dispose of any of the Shares received by me in the Merger until after such time as results covering at least 30 days of combined operations of PBI and NCBE have been published by NCBE, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations.

                                       Very truly yours,


                                       _______________________________________

                                      EXHIBIT B

                          FORM OF OPINION OF COUNSEL FOR PBI



     Capitalized terms used and not otherwise defined herein have the meanings given them in the Plan and Agreement of Merger (the "Agreement").

     1. PBI is a corporation validly existing and in good standing under the laws of the Commonwealth of Kentucky and is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. The Bank is a national banking association validly existing and in good standing under the laws of the United States.

     2. Each of PBI and the Bank have the requisite corporate power and authority necessary to carry out their respective businesses as currently conducted.

     3.   The authorized capital stock of PBI consists of 5,455 shares of PBI
Common.   Based solely on a review of PBI's stock records, there are 5,431 shares of PBI Common issued and outstanding. The authorized capital stock of the Bank consists of 10,000 shares of Bank Stock. Based solely on a review of the Bank's stock transfer records, there are 10,000 shares of Bank Stock issued and outstanding, all of which are owned of record by PBI. To the best of our knowledge, all the outstanding shares of PBI Common and Bank Stock have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights.

     4. The Agreement has been duly executed and delivered by PBI and constitutes a valid and binding obligation of PBI, enforceable against PBI in accordance with its terms, except to the extent limited by general principles of equity and by bankruptcy, insolvency, reorganization, liquidation, fraudulent conveyance, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

     5. All consents or approvals from Applicable Governmental Authorities that are required to be obtained by PBI in connection with the Merger have been obtained.

     6. The execution and delivery by PBI of, and the performance by PBI of its agreements in, the Agreement do not: (a) violate its articles of incorporation or by-laws or the articles of association, or by-laws of the Bank, or (b) to the best of our knowledge after due inquiry, violate, result in a breach of or constitute a default under any Material Contract to which PBI or the Bank is a party or by which its respective properties are bound.

     7. Upon the filing and acceptance of the Articles of Merger by the Kentucky Secretary of State and assuming the Merger is effective under the laws of the State of Indiana, the Merger will become effective under the KBCA upon the issuance of a Certificate of Merger by the Kentucky Secretary of State.

     8. The meeting of shareholders of PBI held on ________ __, 1998, was duly held in accordance with all applicable requirements of the KBCA and the
articles of incorporation and bylaws of PBI.   The Agreement was duly adopted
by the affirmative vote of the holders of at least 66-2/3% of the total outstanding shares of PBI Common. No other action on the part of the holders of any class of PBI capital stock is required to approve the Merger.

                                      EXHIBIT C

                         FORM OF OPINION OF COUNSEL FOR NCBE


     Capitalized terms used and not otherwise defined herein have the meanings given them in the Plan and Agreement of Merger (the "Agreement").

     1. NCBE is a corporation organized and validly existing under the laws of Indiana and is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended.

     2. NCBE has all requisite corporate power and authority necessary to carry out its business as currently conducted.

     3. The authorized capital stock of NCBE consists of __________ shares of common stock, without par value (stated value $1.00 per share) and ________ shares of Preferred Stock, without par value. All shares of NCBE Common to be issued to shareholders of PBI pursuant to the Merger have been duly authorized and, when issued in accordance with the Agreement, will be fully paid and non-assessable.

     4. The Agreement has been duly executed and delivered by NCBE and constitutes a valid and binding obligation of NCBE, enforceable against NCBE in accordance with its terms, except to the extent limited by general principles of equity and by bankruptcy, insolvency, reorganization, liquidation, fraudulent conveyance, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

     5. All consents or approvals of any Applicable Governmental Authorities required to be obtained by NCBE in connection with the Merger have been obtained.

     6. No vote by the holders of any of the capital stock of NCBE to approve the Merger is required under Indiana law, the articles of incorporation or by-laws of NCBE or rules of the National Association of Securities Dealers, Inc. which apply to Nasdaq National Market issuers.

     7. The execution and delivery by NCBE of, and the performance by NCBE of its agreements in, the Agreement do not: (a) violate its articles of incorporation or by-laws; or (b) to the best of our knowledge, after due inquiry, violate, result in a breach or constitute a default under any material contract, agreement or other instrument to which NCBE is a party or by which its respective properties are bound.

     8. Upon the filing and acceptance of the Articles of Merger by the Indiana Secretary of State and assuming the Merger is effective under the laws of the Commonwealth of Kentucky, the Merger will become effective under the IBCL at the time specified in the Articles of Merger.

     9. The Registration Statement has become effective under the Securities Act and, to our knowledge, is not the subject of any stop order or proceedings seeking a stop order.

                                      APPENDIX B


                                   October 28, 1998

Board of Directors
Progressive Bancshares, Inc.
1999 Richmond Road
Lexington, Kentucky 40502

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Progressive Bancshares, Inc. ["Progressive"] of the consideration to be paid to such shareholders pursuant to the proposed merger ["Merger"] of Progressive with National City Bancshares, Inc., Evansville, Indiana ["NCBE"]. In the proposed Merger, Progressive shareholders will receive 179.8462 shares of NCBE for each share of Progressive, representing an aggregate of 976,744.7 NCBE common shares for all 5,431 shares of Progressive, as further defined in the Agreement and Plan of Merger ["Agreement"] between NCBE and Progressive.

Chartwell Capital Ltd. provides specialized investment banking and financial advisory services to financial institutions and other clients. Other than disclosed herein, we are independent with respect to the parties of the proposed transaction.

For purposes of this opinion, Chartwell performed a review and analyses of [a] the Agreement and Plan of Merger, [b] certain business and financial information relating to NCBE and Progressive, [c] certain contribution analysis to the merged company, [d] certain financial analyses and ranking of NCBE with other regional banking institutions, [e] certain financial analysis of NCBE's prior mergers and acquisitions, [f] certain comparative merger and acquisition data for recent bank and thrift acquisitions announced in Indiana, Illinois, Ohio and Kentucky, including comparative transaction data on a nationwide basis, [g] certain discussions with other financial institutions that expressed an interest in the acquisition of Progressive, [h] certain financial analysis of the potential acquisition value of NCBE, [i] certain discounted earnings analysis for Progressive and [j] certain discussions with the managements of Progressive and NCBE.

We have relied without independent verification upon the accuracy and completeness of all the financial and other information reviewed by us or conveyed to us in discussions with senior managements of Progressive and NCBE for purposes of this opinion. With respect to the financial forecasts, we have assumed that such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgements of the managements of Progressive and NCBE as to the future financial performance of Progressive and NCBE. We have not been requested to conduct, and have not conducted, a review of individual credit files or made independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Progressive or NCBE, nor have we been furnished with any such evaluations or appraisals, including loan or lease portfolios or the allowance for losses with respect thereto, and have assumed, with your consent, that such allowances for Progressive and NCBE are in the aggregate adequate to cover such losses.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the prices at which NCBE common stock will trade subsequent to the Merger. This opinion does not in any manner address the underlying business decision as to whether the Board of Directors of Progressive should proceed with or effect the Merger. It is understood that this letter is for the information of the Board of Directors of Progressive in connection with its evaluation of the Merger, and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger.

We have acted as the financial advisor to Progressive in connection with the Merger and will receive a fee for such services, the majority of which is contingent upon the consummation of the Merger. In addition, Progressive has agreed to indemnify us for certain liabilities arising out of rendering this opinion.

Based upon and subject to the foregoing and all other factors we consider relevant, it is our opinion as investment bankers, that, as of the date hereof, the financial terms of the proposed Merger as set forth in the Agreement, are fair to the shareholders of Progressive from a financial point of view.

                                       Sincerely,



                                       Chartwell Capital Ltd.

                                      APPENDIX C
                  Excerpts of the Kentucky Business Corporation Act
                                 (Dissenters' Rights)
                    RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES


271B.13-010    DEFINITIONS. - As used in this subtitle:

               (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

               (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.

               (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), "fair value" shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

               (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

               (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

               (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

               (7) "Shareholder" means the record shareholder or the beneficial shareholder.

271B.13-020    RIGHT TO DISSENT - (1)  A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

               (a) Consummation of a plan of merger to which the corporation is a party:

               1. If shareholder approval is required for the merger by KRS 271B.11-040 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

               2. If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

               (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

               (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the ususal and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

               (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

               1. Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

               2. Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

               3. Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

               4. Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under KRS 271B.6-040;

               (e) Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2); or

               (f) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

 (2) A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

271B.13-030    DISSENT BY NOMINEE AND BENEFICIAL OWNERS - (1)  A record
shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (2) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

 (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

               (a) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

               (b) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

                     PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

271B.13-200    NOTICE OF DISSENTERS' RIGHTS - (1)  If proposed corporate
action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders' meeting upon request of that shareholder.

 (2) If corporate action creating dissenters' rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in KRS 271B.13-220.

271B.13-210    NOTICE OF INTENT TO DEMAND PAYMENT - (1)  If proposed
corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

               (a) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

               (b)  Shall not vote his shares in favor of the proposed action.

 (2) A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.

271B.13-220    DISSENTERS' NOTICE - (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

 (2) The dissenters' notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders or, if no shareholder authorization was obtained, by the board of directors, and shall:

               (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

               (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

               (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

               (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and

               (e)  Be accompanied by a copy of this subtitle.

271B.13-230    DUTY TO DEMAND PAYMENT - (1)  A shareholder who is sent a
dissenters' notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subsection
(2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

 (2) The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

 (3) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, shall not be entitled to payment for his shares under this subtitle.

271B.13-240    SHARE RESTRICTIONS - (1) The corporation may restrict the
transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

 (2) The person for whom dissenters' rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

271B.13-250    PAYMENT - (1)  Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

 (2)           The payment shall be accompanied by:

               (a) The Corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

               (b) A statement of the corporation's estimate of the fair value of the shares;

               (c)  An explanation of how the interest was calculated; and

               (d) A statement of the dissenters' right to demand payment under KRS 271B.13-280.

271B.13-260    FAILURE TO TAKE ACTION - (1) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

 (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under KRS 271B.13-220 and repeat the payment demand procedure.

271B.13-270    AFTER-ACQUIRED SHARES - (1) A corporation may elect to
withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

 (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment under KRS 271B.13-280.

271B.13-280    PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER -
(1) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation's offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

               (a) The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

               (b) The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or

               (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days afer the date set for demanding payment.

 (2) A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares.

                             JUDICIAL APPRAISAL OF SHARES

271B.13-300    COURT ACTION - (1)  If a demand for payment under KRS
271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

 (2) The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

 (3) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

 (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

 (5) Each dissenter made a party to the proceeding shall be entitled to judgment:

               (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

               (b) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.

271B.13-310    COURT COSTS AND COUNSEL FEES - (1)  The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.

  (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

               (a) Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or

               (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

 (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                                       C-6